Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-150767
333-150767-01
CALCULATION OF REGISTRATION FEE

Title of Securities	Proposed Maximum	Amount of
to be Registered	Aggregate Offering Price (1)	Registration Fee (1)
Trust Preferred Securities	$143,750,000	$5,649.38

(1)	This filing fee is calculated in accordance with Rule 457(r) of the Securities Act.

Prospectus Supplement
(to Prospectus dated May 9, 2008)

PrivateBancorp Capital Trust IV

$125,000,000
10.00% Trust Preferred Securities
(liquidation amount $25 per security)
fully and unconditionally guaranteed, as described herein, by

PrivateBancorp Capital Trust IV, a Delaware statutory trust, will issue the Trust Preferred Securities. Each Trust Preferred Security represents an undivided beneficial interest in the Trust. The only assets of the Trust will be the 10.00% Junior Subordinated Debentures due 2068 issued by PrivateBancorp, Inc., which we refer to as the “Debentures.” The Trust will pay distributions on the Trust Preferred Securities only from the proceeds, if any, of interest payments on the Debentures.

The Debentures will bear interest from and including May 22, 2008 at the annual rate of 10.00% of their principal amount, payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing on September 15, 2008.

We have the right, on one or more occasions, to defer the payment of interest on the Debentures for one or more consecutive interest periods through the earlier of the first period in which we pay current interest or five years without being subject to our obligations under the alternative payment mechanism described in this prospectus supplement and for one or more consecutive interest periods that do not exceed 10 years without giving rise to an event of default. In the event of our bankruptcy, holders of the Debentures will have a limited claim for deferred interest.

At our option, we may redeem the Debentures at 100% of their principal amount on or after June 15, 2013 or prior to such date after the occurrence of a “tax event,” “investment company event” or “capital treatment event,” as described herein, plus accrued and unpaid interest through the date of redemption. Our right to redeem the Debentures prior to June 15, 2048 is restricted by our obligations in the replacement capital covenant described in this prospectus supplement.

The Debentures will be subordinated upon our liquidation to all existing and future senior and subordinated debt of PrivateBancorp, Inc., but will rank equally upon our liquidation with debt that by its terms does not rank senior upon our liquidation to the Debentures and with our trade creditors, and will be effectively subordinated to all liabilities of our subsidiaries. As a result, the Trust Preferred Securities also will be effectively subordinated to the same debt and liabilities. PrivateBancorp, Inc. will guarantee the Trust Preferred Securities on a subordinated basis to the extent described in this prospectus supplement.

The Trust Preferred Securities are listed and eligible for trading on the Nasdaq Global Select Market under the symbol “PVTBP.”

Investing in the Trust Preferred Securities involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement to read about factors you should consider before buying the Trust Preferred Securities.

The Trust Preferred Securities and the Debentures are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Company (FDIC).

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Trust Preferred
	Security	Total(1)(2)(3)

Initial public offering price	$25.00	$125,000,000
Proceeds, before expenses and commissions, to PrivateBancorp, Inc.	$25.00	$125,000,000

(1)	The initial public offering price does not include accrued distributions, if any, on the Trust Preferred Securities from May 22, 2008 to the date of delivery.

(2)	In view of the fact that the proceeds of the sale of the Trust Preferred Securities will be invested in the Debentures, we have agreed to pay the underwriters, as compensation for arranging the investment therein of such proceeds, $0.7875 per Trust Preferred Security. See “Underwriting.”

(3)	The underwriters may also purchase up to an additional 750,000 Trust Preferred Securities at the initial public offering price within 30 days of the date on the cover of this prospectus supplement to cover over-allotments, if any.

The underwriters expect to deliver the Trust Preferred Securities in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about May 22, 2008. Beneficial interests in the Trust Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

Stifel Nicolaus	RBC Capital Markets	Robert W. Baird & Co.

Raymond James	William Blair & Company	Keefe, Bruyette & Woods, Inc.

Prospectus Supplement dated May 15, 2008

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “PrivateBancorp,” “we,” “us,” “our” or similar references mean PrivateBancorp, Inc. and its subsidiaries, and references to the “Trust” mean PrivateBancorp Capital Trust IV.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and the accompanying prospectus and in the documents referred to in this prospectus supplement and the accompanying prospectus and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

SUMMARY INFORMATION

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the Trust Preferred Securities or the Debentures. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference.

PrivateBancorp, Inc.

PrivateBancorp, through our PrivateBank subsidiaries, provides distinctive, highly personalized financial services to a growing array of successful middle market privately-held and public businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors. The PrivateBank uses a banking model to develop lifetime relationships with its clients. Through a growing team of highly qualified managing directors, The PrivateBank delivers a sophisticated suite of tailored credit and non-credit solutions, including lending, treasury management, investment products, capital markets products and wealth management and trust services, to meet its clients’ commercial and personal needs. Since its inception in 1989, The PrivateBank has expanded into multiple geographic markets in the Midwest and Southeastern United States through the creation of new banks and banking offices and the acquisition of existing banks.

In the fourth quarter of 2007, we announced the implementation of our new Strategic Growth Plan (our “Plan”), designed to take advantage of the disruption in the Chicago middle market commercial banking market caused by the announcement of the sale of LaSalle Bank, N.A. to Bank of America, N.A., and, as a result, seize an opportunity to expand our lines of business, product offerings and reach within our current markets as well as in select new markets, with the goal of regaining and exceeding our historical growth rate, diversifying our business and acquiring new middle market clients. As a part of implementing the Plan, we recruited our new CEO and President, Larry D. Richman, and hired a significant number of talented, experienced middle market commercial bankers and other personnel, thereby substantially increasing the size and scope of our organization.

Overview of Our Strategic Growth Plan

2007 was a transformational year for us. Beginning in the latter part of 2006 and continuing into early 2007, declining market and economic conditions affecting financial institutions generally and our lending and business levels specifically put pressure on our ability to continue to grow our franchise at the same pace as in past years. In addition, our Chairman and then Chief Executive Officer, Ralph B. Mandell, who turned 67 during the year, increased our focus on succession planning. Furthermore, the April 2007 announcement by ABN AMRO of its agreement to sell LaSalle Bank, N.A., the Midwest’s leading relationship-based, middle market commercial lender, to Bank of America, N.A., presented us with what we believed to be a once-in-a-lifetime strategic opportunity.

We, like other banks operating in Chicago, anticipated that the sale of LaSalle Bank, N.A., would cause significant disruption in the Chicago middle market for commercial bankers and commercial banking relationships. We believed a gap in middle market lending and commercial banking would be created by the sale. We determined that if we could recruit a significant number of senior commercial banking and other officers, we could successfully execute a plan to fill that gap, and could transform the Company into a larger and more diversified financial institution with a broader and deeper management team. In order to take advantage of this opportunity, we developed our Plan.

We have been successful in implementing the initial stages of our Plan, including accomplishing the majority of our recruiting goals. During the fourth quarter of 2007, Mr. Richman and approximately 52 managing directors as well as 39 staff level employees joined us in Chicago and other market locations. In the first quarter of 2008, we hired an additional 34 managing directors. We attribute our success to an aggressive recruiting plan executed by our senior officers, led by Mr. Mandell, the support of our Board of Directors and our willingness to commit substantial resources to capture this strategic opportunity.

Unlike the acquisition of another bank, our recruitment of Mr. Richman and the many commercial banking and other officers did not require us to pay an acquisition premium. We did, however, make a substantial investment in human capital in order to attract these individuals to join our franchise, including incurring significant compensation-related expense. We made these investments believing that the additional business the new bankers can generate for our Company will be substantial and the combination of the new employees with the Company’s existing, talented managing directors, will position the Company to regain and exceed our historical growth rate, diversify our business and acquire new middle market clients. Our Plan calls for us to evolve and reposition ourselves at a higher level within the commercial banking market, including a keener focus on middle market companies and a more comprehensive suite of banking products and services offered to our clients. Included below are the key strategic goals and tactical elements of this plan.

Competing For and Acquiring Additional Talent.  We hired a significant number of senior commercial bankers and other professionals during the fourth quarter 2007, increasing the size and scope of the Company, especially in our Chicago offices. Although we have substantially completed the hiring of the additional personnel contemplated by our Plan as of the end of the first quarter 2008, we will continue to hire additional experienced senior bankers both in Chicago and our other existing locations, as we have done in the past. To enable us to attract and retain the talent for our strategic initiative to be successful, we have committed to the payment of sign-on bonuses and competitive salaries, as well as equity awards for these new recruits. Although the cost of recruiting and retaining new hires represents substantial current cost and dilution to our stockholders, we believe it is appropriate in light of the strategic opportunity. Importantly, the majority of the value of this compensation is performance-based, meaning it is contingent on achievement of our Plan and long-term earnings per share (“EPS”) and stock price growth targets, promoting alliance between the interests of our management team and our stockholders.

Developing our Existing Relationships.  Our future growth will depend upon the continued development of our existing client relationships as well as the generation of new clients and business. As the needs of our clients change and grow, we seek to grow with them and continue to provide them with our custom-tailored, flexible services. For example, we strive to provide our commercial clients with financing and cash management services for their business and follow that relationship through to the business owners and their family members as these individuals seek private banking, mortgage and wealth management services. Likewise, we depend upon our clients to introduce and provide us with referrals to other successful business owners and commercial firms, which means we rely heavily upon meeting our clients’ expectations as our primary marketing tool. We believe we have a significant opportunity to acquire new customers and to further develop our existing client relationships in each of our chosen markets.

Developing New Lines of Business; Offering New Products and Services to our Clients.  In the fourth quarter of 2007, we reorganized our lending activities into three commercial lines of business: Illinois Commercial Banking, National Commercial Banking and Commercial Real Estate. These commercial banking teams focus our commercial lending efforts on small and middle market privately-held and public companies and real estate developers. To complement these lines of business, we have and will continue to develop additional lending, treasury management, investment, risk management, and private banking products and services. By continuing to add products and services that our clients require, we expect to diversify our fee income, add new clients and strengthen our client relationships. Additionally, we believe that our new lines of business, products and services will allow us to diversify our loan portfolio and our revenue stream.

Growing our Business in Chicago and our Other Chosen Markets.  In addition to increasing the services provided to our existing clients, we seek to expand the number of our client relationships through each of the offices in the markets we serve. We believe that the growing need for private and commercial banking and wealth management services in our markets is unmet, and we believe there is a significant opportunity to increase our client base in all of our offices. The success of our Plan to date has, in large part, been due to the reputation of our managing directors, who with their personal and professional contacts in the financial and corporate arenas, have been instrumental in developing our business. We have only just begun to nurture the banking and wealth management relationships of our new hires and expect the addition of the managing directors we have hired since September 30, 2007 to accelerate the growth in the number of our clients and the volume of our banking and wealth management business.

Raising Capital to Support our Growth.  Our Plan anticipates continued robust loan growth, especially in commercial banking. In order to fund this anticipated growth as well as to provide sufficient capital resources and liquidity to meet our commitments and business needs, we will continue to evaluate our capital and liquidity needs, and to the extent necessary and as market conditions warrant, we will seek to raise additional capital through the issuance of additional equity, preferred stock and/or debt securities to support our continued growth. While we will use the net proceeds from this offering primarily to fund our continued growth, in order to continue to support this growth and remain well-capitalized for regulatory purposes, we will need to raise additional capital subsequent to this offering during 2008. With the additional capital we anticipate raising in this offering, our loan to one borrower limit will increase from $125.0 million at December 31, 2007 to approximately $157.0 million at June 30, 2008, giving us more flexibility to serve our expanded and growing portfolio of credits to middle market companies.

Diversifying our Loan Portfolio.  Historically, our lending business focused on commercial real estate credits and, to a much lesser extent, commercial loans. As we continue to execute our Plan, we have seen a shift in our lending strategy, emphasizing commercial lending, in addition to real estate-based lending. Accordingly, our loan portfolio and clientele have become more diversified. Our increased focus on commercial lending brings with it opportunities to develop cash management relationships with our commercial clients, which, in turn, helps us grow our deposits, a necessary source of liquidity and funding. The growing commercial middle market portfolio will also create more fee income opportunities as we expand the products and services provided to this client base.

Investing in Infrastructure and Integration.  As we continue to implement our Plan, we are focused on building infrastructure to support our growth and new products and services as well as integrating our new employees into our organization. Our significant investment in infrastructure includes additional risk management, operations, legal and compliance resources, in addition to securing additional physical space for not only new banking offices but corporate functions as well. Our activities include developing, internally or through outsourced private label providers, the products and services our clients need and realigning our internal resources and management structure along business lines.

New Strategic Focus

Our Plan emphasizes the development of new and existing client relationships with larger privately-held and public companies, the making of larger credits and a greater rate of balance sheet growth than the Company has experienced in the past. This represents a substantial shift in our strategic direction and has caused us to change the way we manage our business and to manage, going forward, around lines-of-business. Notwithstanding this shift, we continue our style of doing business using “The PrivateBank approach”. We believe the organization of our Company around lines-of-business enhances “The PrivateBank approach” with deeper banking service capabilities and relationships to serve clients in our target markets.

Our business model has and continues to put the decision-making power in the hands of our managing directors in the local markets in which we operate, and our hallmark is our highly personalized service. Our goal is to be the primary source of financial products and services for our clients. We strive to develop a valued relationship with our clients, using an experienced team of managing directors to serve our client’s needs, and tailoring our products and services to consistently meet those needs.

The PrivateBank Approach.  Our approach to banking is client-driven, and we believe we have developed a unique approach to commercial, commercial real estate, private banking and wealth management designed to provide our clients with superior service. We emphasize personalized client relationships and custom-tailored financial services, complemented by the convenience of technology. The key aspects of our commercial and private banking approach are:

•	Personal Relationships. Our approach begins with the development of strong, dedicated, valued relationships with our clients. Clients are matched with a team of decision makers headed by a managing director, who is the client’s central point of contact with us. Each of our managing directors and associate managing directors, who are senior financial professionals, act as a financial partner with our clients, working with them to identify and service their commercial and private banking and wealth management needs. By dedicating a team of executives to each client, we are able to build ongoing relationships that allow our managing directors to use their increasing knowledge of the client’s financial history and financial, business and personal goals to quickly tailor our services to the client’s individual needs. We believe this approach gives our clients a sense of security and continuity of personal service in their banking relationship. On the basis of this trust and confidence, we then seek to expand the scope of products and services provided to each client. Satisfied clients of the bank and our bankers provide our most significant source of new business and new client referrals as well.

•	Customized Financial Services. In taking a long-term relationship approach with our clients, we are able to differentiate our services from the “one-size-fits-all” mentality of many other financial institutions. Our clients use a wide variety of financial services beyond traditional banking products, and we work with them to identify their particular needs and to develop and shape our services tailored to meet those needs. While we offer a suite of banking products, we believe that it is our personalized service that distinguishes us from most of our competitors. We encourage, not discourage, our clients to contact us. We use regular contact as a way to strengthen our relationships, increase our services to existing clients and earn referral business.

•	Efficient Decision-Making Process. Unlike many other banks, we have a relatively flat chain of command. Our clients generally deal directly with their dedicated managing directors, who are given broad decision-making authority. This allows our managing directors to respond quickly and efficiently to our clients’ needs. We are able to use a streamlined approach because our organization has many qualified, experienced credit officers with credit approval authority who make themselves available on short notice to help consult on or approve credits when time is of the essence. Generally, we use an “on call” approach to approve credit. As the amount and the complexity of the credit increases, we use a more rigorous approval process that includes a formal loan committee with heads of each line of business, the Chief Credit and Chief Risk Officers and the Chief Executive Officer.

•	Network of Comprehensive Financial Services. In order to compete with other financial service providers, we rely on a network of professionals in the financial and investment communities with whom we have developed strategic alliances over the years. This enables us to offer our clients a broad array of high quality services. For example, in our PrivateWealth Group, we work with selected investment management firms in providing services to our wealth management clients. Our clients can either choose to maintain their existing investment management relationships when they become wealth management clients, use our subsidiary, Lodestar, or choose to use one or more of our designated third party providers of investment management services. We believe this choice distinguishes our service from the rigid policies set by some of our competitors. We, in turn, assist our clients in selecting a complete package of services best suited to their individual needs without incurring the overhead associated with directly employing diversified portfolio managers. We also have a strategic partner that provides our clients with on-site securities brokerage services through The PrivateWealth Group.

•	New Management Structure. With the adoption of our Plan and our management succession, we created an Executive Committee that works with our CEO to manage the Company. Members of the Executive Committee include the President of each business line — commercial real estate, Illinois commercial banking, national commercial banking, The PrivateWealth Group and The PrivateClients Group (which includes both the city and suburban offices of The PrivateBank — Chicago) — as well as the leaders of each functional area of the Company — the Chief Financial Officer, the Chief Operating Officer, the Chief Compliance Officer, the Regulatory Affairs Officer, the General Counsel, the Chief Risk Officer, head of Strategy and Integration and the Chief Credit Officer and the chief executive officers of each of our subsidiary banks. This management structure centralizes decision-making and creates uniformity and standardization across the Company.

The fundamentals of “The PrivateBank approach” have not changed as a result of our new Plan. Rather, we have enhanced our business model to drive a new pattern of strategic growth, relying on “The PrivateBank approach”, including an emphasis on: (1) middle market client relationships, (2) larger and varied credits, (3) an expanded product suite of cash management and other fee generating services, and (4) enhancements to risk management infrastructure.

Our Banking and Wealth Management Services

Through our subsidiaries, we offer banking and wealth management services to our clients at a personal level. We tailor our products and services to fit our clients’ needs and desires instead of compelling our clients to fit into predetermined products and services. Our services are organized around the following four lines of business:

Commercial Banking Services.  We offer a full range of lending products to businesses owned by or affiliated with our clients. We offer lines of credit for working capital, term loans for equipment and other investment purposes, and letters of credit to support the commitments our clients make. We tailor these products to meet the varied needs of our clients. Our treasury management services include a comprehensive suite of collection, disbursement, information reporting, and investment products to assist clients to optimize their cash flow. New commercial banking services include capital markets products such as interest rate protection, derivatives, options and foreign exchange. We strive to offer banking packages that are competitive and allow us to provide service to our clients beyond what is expected in our industry.

Real Estate Lending Services.  We provide real estate loan products to businesses and individuals. We provide a full range of fixed and floating rate permanent and interim mortgages for our clients to finance a variety of owner-occupied properties as well as investment properties such as apartment buildings, office buildings, and shopping centers. We also provide construction lending for commercial developments. We offer residential mortgage products and we have developed a proficiency for jumbo mortgages and will work with our clients and market sources to place these loans into the secondary market. Our experience has been that residential lending is an excellent vehicle to attract new clients.

Wealth Management Services.  The wealth management services offered to clients of our PrivateWealth Group include investment management, personal trust, guardianship and estate administration services, custody services, retirement accounts, and investment services. Our trust personnel work with our clients to define objectives, goals and strategies for their investment portfolios. We assist the client with the selection of an outside investment manager, as necessary, and work to tailor the investment program accordingly. Our wealth management and estate account administrators also work with our clients and their attorneys to develop their estate plans. We work closely with our clients and their beneficiaries to ensure that their needs are met and advise them on financial matters. When serving as agent, trustee or executor, we often structure and will periodically monitor the performance of the investment management of our clients’ investment portfolios. In some situations, we provide the asset allocation and investment planning services related to the management of these assets. We also provide our clients with custodial services for safekeeping of their assets. We emphasize a high level of personal service in the PrivateWealth Group, including prompt collection and reinvestment of interest and dividend income, daily portfolio valuation, tracking of tax information, customized reporting and security settlement. We also offer retirement products such as individual retirement accounts and IRA rollovers.

Private Client Services.  We are committed to giving consistent and personal attention to those we serve — business owners, the self-employed, professionals, professional athletes and other individuals and families — by providing them with customized financial solutions within a framework of exceptional personal service. We offer the services our clients need to succeed in their work, their investments and their lives. We are successful in offering our clients the experience of a large, mature bank with the personal service of a highly responsive, entrepreneurial firm. The result is rapidly growing and deepening relationships based on client satisfaction. Each client has access to a managing director with years of banking and investment experience. Our personal attention to each client’s welfare ensures continuity of relationships, service levels and quality.

Lending Activities

We provide a full range of commercial, real estate and personal lending products and services to our clients. We have adopted loan policies that contain general lending guidelines consistent with regulatory requirements and are subject to review and revision by the boards of directors of each of the banks as well as our Board of Directors. We extend credit consistent with these comprehensive loan policies.

The goal of our lending program is to meet the credit needs of our diverse client base while using sound credit principles to protect our asset quality. Our business and credit strategy is relationship-driven and we strive to provide a reliable source of credit, a variety of lending alternatives, and sound financial advice to our clients. When extending credit, our decisions are based upon our client’s ability to repay the loan, as well as the value of any collateral securing the loan. The quality and integrity of the borrower is crucial in the loan approval process. We monitor the performance of our loan portfolio through regular contact with our clients, continuous portfolio review and careful monitoring of delinquency reports and internal watch lists.

Through the implementation of our Plan in the fourth quarter 2007 and throughout 2008, the diversity and complexity of our loan portfolio is increasing. During 2008, we expect the average credit size to increase and the loans in the portfolio to be much more geographically dispersed given new banking offices opened late in 2007 and during the first quarter 2008 and our more national lending focus versus the past. Likewise, the complexion of the credits has changed and our new expertise in several commercial sectors, such as healthcare and the construction industries, allows us to expand our product offerings to a new client base. We expect to attract larger clients going forward, including privately-held and public companies that have a need for a more diverse and sophisticated suite of credit products and services than we have offered in the past. We are building our credit capabilities to meet these needs.

To address the changes in the complexity and complexion of our credit business going forward, management has developed a bi-weekly loan committee review process so it can focus on time-sensitive approval of credits that respond to our clients’ needs. Our loan committee of the Board of Directors has been recalibrated to focus on credit risk management, loan policies and other issues related to supervising the management of a larger more complicated loan portfolio. We believe our new approach to credit management will allow us to deliver our traditional “PrivateBank approach” of providing credit to our clients — which involves highly responsive, customized solutions — while managing our credit risks at an enterprise-level with appropriate interaction between our Board and management.

Recent Developments

First Quarter 2008 Operating Results

On April 28, 2008, we announced our operating results for the three months ended March 31, 2008, which included a net loss for the quarter of $8.9 million, or $0.34 per diluted share, compared to net income of $9.0 million, or $0.41 per diluted share, for the first quarter 2007. The net loss was primarily attributed to expected increases in expenses associated with implementation of our Plan and a higher loan loss provision expense. During the quarter, we experienced substantial increases in revenue, client deposits and loans, and added a significant number of new clients.

Implementation of our Plan in the fourth quarter 2007 included the hiring of a significant number of talented, experienced middle market commercial bankers and other personnel. Through March 31, 2008, we have added a total of 98 commercial bankers and 52 additional personnel who support the Company’s infrastructure and delivery of our products and services. In the first quarter 2008, we hired a net total of 34 new managing directors, a 15% increase from December 31, 2007. These hires were made across our offices, including the staffing of four new offices in Cleveland, Ohio, Des Moines, Iowa, Denver, Colorado and Minneapolis, Minnesota. The new hires made during the first quarter continued to result in substantial compensation-related expense during the quarter, which was the primary factor resulting in the net loss for the first quarter. We also made a substantial investment in infrastructure during the quarter, laying the foundation for future growth, but which resulted in a substantial increase in our ongoing operating expenses compared to the prior year quarter.

As we continued to execute the Plan, we saw strong balance sheet and revenue growth during the quarter, as reflected in the following specific results:

•	total assets increased 21% to $6.0 billion at March 31, 2008,

•	total loans increased 23% during the quarter to $5.1 billion,

•	total deposits increased 33% to $5.0 billion, including a $398.9 million, or 12% increase, in client deposits, and

•	revenue grew 18% during the first quarter compared to the fourth quarter 2007.

Notwithstanding the significant growth in our business during the quarter, we continued to experience a challenging credit market at the same time. Non-performing asset levels were higher at 1.10% at March 31, 2008, compared to 0.97% at December 31, 2007, resulting in an increase in our allowance for loan losses. Our net charge offs totaled $4.1 million in the first quarter 2008, or an annualized rate of 0.35% of average total loans, versus net charge offs of $582,000, or an annualized rate of 0.07% of average loans, in the prior year’s first quarter, and net charge-offs of $3.4 million, or an annualized rate of 0.35% of average loans, in the fourth quarter 2007. Also, during the first quarter 2008, the provision for loan losses increased to $17.1 million, compared to $1.4 million in the first quarter 2007 and $10.2 million in the fourth quarter 2007, due to the substantial loan growth and the increase in non-performing assets, coupled with current market conditions and loans charged off during the quarter.

We also experienced net interest margin compression as a result of numerous interest rate reductions by the Federal Reserve during the quarter and due to the increase in non-performing assets. Net interest income totaled $36.3 million in the first quarter 2008, compared to $32.0 million for the first quarter 2007, and $31.7 million for the fourth quarter 2007. Net interest margin decreased to 2.88% for the first quarter 2008, compared to 3.26% in the first quarter 2007, and 2.96% for the fourth quarter 2007.

Headquarters to Move to 120 South LaSalle Street

On April 28, 2008, we also announced that, in order to accommodate the growth of our Company, we will move our executive officers, as well as a portion of The PrivateBank — Chicago’s commercial and private bankers, to a new 105,000 square foot headquarters located at 120 S. LaSalle Street in the heart of Chicago’s financial district, early in the first quarter of 2009. We will continue to maintain offices in our current location at 70 West Madison Street.

PrivateBancorp Capital Trust IV

The Trust is a statutory trust formed under Delaware law pursuant to a declaration of trust by PrivateBancorp, as sponsor of the Trust, and the property trustee, the Delaware trustee and the administrative trustees. The Trust exists for the exclusive purposes of:

•	issuing the Trust Preferred Securities and common securities representing undivided beneficial interests in the Trust;

•	investing the gross proceeds of the Trust Preferred Securities and the common securities in the Debentures; and

•	engaging in only those activities convenient, necessary or incidental thereto.

The Trust’s business and affairs will be conducted by its trustees, each appointed by us as sponsor of the Trust. The trustees will be Wilmington Trust Company as the “property trustee,” Wilmington Trust Company as the “Delaware trustee,” and three or more individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with us.

The principal executive office of the Trust is c/o PrivateBancorp, Inc., 70 West Madison, Suite 900, Chicago, Illinois 60602 Attention: Administrative Trustees, and the Trust’s telephone number is (312) 683-7100.

The Trust Preferred Securities

Each Trust Preferred Security represents an undivided beneficial interest in the Trust.

The Trust will sell the Trust Preferred Securities to the public and its common securities to PrivateBancorp. The Trust will use the proceeds from those sales to purchase $125,010,000 aggregate principal amount of 10.00% Junior Subordinated Debentures due June 15, 2068 of PrivateBancorp, which we refer to in this prospectus supplement as the “Debentures.” PrivateBancorp will pay interest on the Debentures at the same rate and on the same dates as the Trust makes payments on the Trust Preferred Securities. The Trust will use the payments it receives on the Debentures to make the corresponding payments on the Trust Preferred Securities.

Distributions

If you purchase Trust Preferred Securities, you will be entitled to receive periodic distributions on the stated liquidation amount of $25 per Trust Preferred Security (the “liquidation amount”) on the same payment dates and in the same amounts as we pay interest to the Trust on a principal amount of Debentures equal to the liquidation amount of such Trust Preferred Security. Distributions will accumulate from May 22, 2008. The Trust will make distribution payments on the Trust Preferred Securities quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2008. If we defer payment of interest on the Debentures, distributions by the Trust on the Trust Preferred Securities will also be deferred. Please see the section entitled “Certain United States Federal Income Tax Consequences” for a discussion of certain material U.S. federal income tax consequences associated with the purchase, beneficial ownership and disposition of the Trust Preferred Securities.

Deferral of Distributions

We have the right, on one or more occasions, to defer the payment of interest on the Debentures for one or more consecutive interest periods that do not exceed five years without being subject to our obligations described under “Description of the Debentures — Alternative Payment Mechanism,” and for one or more consecutive interest periods that do not exceed 10 years without giving rise to an event of default under the terms of the Debentures or the Trust Preferred Securities. However, no interest deferral may extend beyond June 15, 2068 or the earlier redemption in full of the Debentures.

If we exercise our right to defer interest payments on the Debentures, the Trust will also defer paying a corresponding amount of distributions on the Trust Preferred Securities during that period of deferral.

Although neither we nor the Trust will be required to make any interest or distribution payments during a deferral period other than pursuant to the alternative payment mechanism, interest on the Debentures will continue to accrue during deferral periods and, as a result, distributions on the Trust Preferred Securities will continue to accumulate at the interest rate of 10.00% on the Debentures, compounded on each distribution date.

Following the earlier of (i) the fifth anniversary of the commencement of a deferral period or (ii) a payment of current interest on the Debentures, we will be required, with certain exceptions, to pay deferred interest pursuant to the alternative payment mechanism described under “Description of the Debentures — Alternative Payment Mechanism.” At any time during a deferral period, we may not pay deferred interest except pursuant to the alternative payment mechanism, subject to limited exceptions. However, we may pay current interest on any interest payment date out of any source of funds free of the limitations of the alternative payment mechanism, even if that interest payment date is during a deferral period.

If we defer payments of interest on the Debentures, the Debentures will be treated as being issued with original issue discount for United States federal income tax purposes. This means that you must include interest income with respect to the deferred distributions on your Trust Preferred Securities in your gross income for United States federal income tax purposes, even though neither we nor the Trust will make actual payments on the Debentures, or on the Trust Preferred Securities, as the case may be, during the relevant deferral period. See “Certain United States Federal Income Tax Consequences — United States Holders — Interest Income and Original Issue Discount.”

Redemption of Trust Preferred Securities

The Trust will use the proceeds of any repayment or redemption of the Debentures to redeem, on a proportionate basis, an equal amount of Trust Preferred Securities and common securities.

For a description of our rights to redeem the Debentures, see “Description of the Debentures — Redemption” below.

Liquidation of the Trust and Distribution of Debentures to Holders

We may elect to dissolve the Trust at any time and, after satisfaction of the Trust’s liabilities, to cause the property trustee to distribute the Debentures to the holders of the Trust Preferred Securities and common securities. However, if then required under the risk-based capital guidelines or policies of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Chicago, or any successor federal bank regulatory agency having primary jurisdiction over us (collectively referred to as the “Federal Reserve”) applicable to bank holding companies, we must obtain the approval of the Federal Reserve prior to making that election.

Book-Entry

The Trust Preferred Securities will be represented by one or more global securities registered in the name of and deposited with The Depository Trust Company (“DTC”) or its nominee. This means that you will not receive a certificate for your Trust Preferred Securities, and Trust Preferred Securities will not be registered in your name, except under certain limited circumstances described below in “Book-Entry System.”

The Trust Preferred Securities will be accepted for clearance by DTC. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants. Owners of beneficial interests in the Trust Preferred Securities will receive all payments relating to their Trust Preferred Securities in U.S. dollars.

The Debentures

Interest

The Debentures will bear interest at the annual rate of 10.00%. Interest on the Debentures will accrue from May 22, 2008. We will pay that interest quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (we refer to these dates as “interest payment dates”), commencing on September 15, 2008, subject to our right to defer interest payments as described above.

In the event any interest payment date is not a business day, the payment made on the following business day shall be made without adjustment.

Subordination

The Debentures will be unsecured and subordinated upon our liquidation, including to all of our existing and future senior, subordinated and junior subordinated debt, except for any future debt that by its terms does not rank senior upon our liquidation to the Debentures and with our trade creditors, and will be effectively subordinated to all liabilities of our subsidiaries. Substantially all of our existing indebtedness is senior to the Debentures, including our Junior Subordinated Notes due 2035 held by PrivateBancorp Statutory Trust II, our Junior Subordinated Notes due 2035 held by PrivateBancorp Statutory Trust III and our Junior Subordinated Notes due 2034 held by Bloomfield Hills Statutory Trust I. As of March 31, 2008, our indebtedness for money borrowed ranking senior to the Debentures upon liquidation, on an unconsolidated basis, totaled approximately $291 million and our subsidiaries’ direct borrowings and deposit liabilities that would effectively rank senior to the Debentures totaled approximately $5.37 billion. See “Description of the Debentures — Subordination” for the definition of “senior and subordinated debt.”

Certain Payment Restrictions Applicable to PrivateBancorp

During any period in which we have given notice of our election to defer interest payments on the Debentures but the related deferral period has not yet commenced or a deferral period is continuing, we generally may not make payments on or redeem or repurchase our capital stock or our debt securities or guarantees ranking pari passu with or junior to the Debentures, subject to certain limited exceptions. In addition, if any deferral period lasts longer than one year, we generally may not be permitted to purchase or acquire any of our securities ranking junior to or pari passu with any qualifying APM securities the proceeds of which were used to settle deferred interest during the relevant deferral period until the first anniversary of the date on which all deferred interest has been paid.

The terms of the Debentures permit us to make any payment of current or deferred interest on our debt securities or guarantees that rank on a parity with the Debentures upon our liquidation (parity securities) so long as the payment is made pro rata to the amounts due on parity securities (including the Debentures), subject to the limitations described in the last paragraph under “Description of the Debentures — Alternative Payment Mechanism” to the extent that they apply, and any payment of principal of or deferred interest on parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities.

Maturity and Redemption of Debentures

The principal amount of the Debentures, together with accrued and unpaid interest, is due and payable on June 15, 2068, or if that day is not a business day, on the next business day.

We may elect to redeem any or all of the Debentures at any time on or after June 15, 2013, and we may elect to redeem all, but not less than all, of the Debentures at any time prior to such date if certain changes occur relating to the capital treatment or tax treatment of the Debentures or investment company laws. The redemption price of the Debentures will be equal to their principal amount, plus accrued and unpaid interest thereon through the date of redemption. For a description of the events that would permit redemption of the Debentures prior to June 15, 2013, see “Description of the Debentures — Redemption.”

Any redemption of the Debentures will be subject to the limitations described under “Replacement Capital Covenant” below for so long as it remains in effect. In addition, if required under the capital guidelines or policies of the Federal Reserve, we will obtain the approval of the Federal Reserve prior to exercising the redemption rights described above.

Events of Default

The following events are “events of default” with respect to the Debentures:

•	default in the payment of interest, including compounded interest, in full on any Debentures for a period of 30 days after the conclusion of a 10-year period following the commencement of any deferral period;

•	the Trust shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence, except in connection with (i) the redemption of all of the outstanding Trust Preferred Securities; (ii) the distribution of the Debentures to holders of the Trust Preferred Securities; (iii) certain mergers, consolidations or amalgamations; or (iv) the assumption of the Company’s obligations under the Debentures by any successor entity; or

•	certain events of bankruptcy, insolvency and reorganization involving PrivateBancorp.

If an event of default under the indenture occurs and continues, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debentures may declare the entire principal and all accrued but unpaid interest of all Debentures to be due and payable immediately. If the indenture trustee or the holders of Debentures do not make such declaration and the Debentures are beneficially owned by the Trust or trustee of the Trust, the property trustee or the holders of at least 25% in aggregate liquidation amount of the Trust Preferred Securities shall have such right.

Replacement Capital Covenant

We agree in the replacement capital covenant for the benefit of persons that buy, hold or sell a specified series of our long-term indebtedness ranking senior to the Debentures that the Debentures and Trust Preferred Securities will not be repaid, redeemed or purchased by us or any of our subsidiaries before June 15, 2048, unless (i) in the case of a redemption or purchase, we have obtained the prior approval of the Federal Reserve if such approval is then required under the Federal Reserve’s capital guidelines or policies applicable to bank holding companies; and (ii) the principal amount repaid or the applicable redemption or purchase price does not exceed specified percentages of certain equity or equity-like securities the terms of which are set forth in the replacement capital covenant. See “Replacement Capital Covenant” below.

Guarantee by PrivateBancorp

We will fully and unconditionally guarantee payment of amounts due under the Trust Preferred Securities on a subordinated basis but only to the extent the Trust has funds available for payment of those amounts. We refer to this obligation as the “guarantee.” However, the guarantee does not cover payments if the Trust does not have sufficient funds to make the distribution payments, including, for example, if we have failed to pay to the Trust amounts due under the Debentures.

As issuer of the Debentures, we are also obligated to pay the expenses and other obligations of the Trust, other than its obligations to make payments on the Trust Preferred Securities.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data presented below as of, or for each of the years in the five-year period ended, December 31, 2007, are derived from our audited historical consolidated financial statements which have been audited by Ernst & Young LLP, an independent registered public accounting firm. The summary consolidated financial data for the three months ended, March 31, 2008 and March 31, 2007 are derived from our unaudited consolidated financial statements. Share and per share amounts have been adjusted to reflect the 2-for-1 stock split effected as a stock dividend effective as of May 31, 2004, and the 3-for-2 stock split which occurred on January 17, 2003. All amounts have also been restated to reflect the adoption of SFAS No. 123R, “Share Based Payment,” using the modified retrospective transition method. The summary information included below should be read in conjunction with the detailed information included in our 2007 Annual Report on Form 10-K. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the three-month period ended March 31, 2008 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2008.

	As of, and for the
	Three Months
	Ended, March 31,		As of, and for the Year Ended, December 31,
	2008	2007	2007	2006(1)	2005(1)	2004(2)	2003(2)
	(Dollars in thousands, except per share data)

Statement of Income Data:

Interest income:
Loans, including fees	$76,113	$68,886	$282,979	$228,816	$139,613	$79,499	$62,793
Securities	6,530	5,937	23,934	27,773	36,431	33,571	24,633
Federal funds sold and interest-bearing deposits	246	238	1,011	722	500	40	68

Total interest income	82,889	75,061	307,924	257,311	176,544	113,110	87,494

Interest expense:
Interest-bearing demand deposits	422	596	1,959	1,744	864	548	553
Savings and money market deposit accounts	13,221	17,062	68,446	55,193	30,562	12,462	6,425
Brokered deposits and other time deposits	26,358	19,777	83,640	65,474	31,223	17,960	16,934
Funds borrowed	4,996	4,084	19,393	11,093	13,367	6,659	4,502
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	1,572	1,567	6,364	6,333	4,128	1,939	1,940

Total interest expense	46,569	43,086	179,802	139,837	80,144	39,568	30,354

Net interest income	36,320	31,975	128,122	117,474	96,400	73,542	57,140
Provision for loan losses	17,133	1,406	16,934	6,836	6,538	4,399	4,373

Net interest income after provision for loan losses	19,187	30,569	111,188	110,638	89,862	69,143	52,767

Non-interest income:
The PrivateWealth Group fee revenue	4,419	3,826	16,188	13,855	9,945	8,316	6,630
Mortgage banking income	1,530	1,314	4,528	3,339	3,886	2,856	3,474
Other income	1,753	1,126	5,210	6,278	4,276	3,029	2,323
Securities gains (losses)	814	79	348	(374)	499	968	1,759
Gains (losses) on interest rate swap	—	—	—	64	404	(870)	(238)

Total non-interest income	8,516	6,345	26,274	23,162	19,010	14,299	13,948

Non-interest expense:
Salaries and employee benefits	27,749	13,729	71,219	43,930	36,311	28,545	22,859
Occupancy expense, net	3,845	2,790	13,204	9,755	7,517	5,671	5,564
Data processing	1,220	1,715	4,206	3,316	2,832	2,009	1,528
Marketing	2,828	782	6,099	4,291	3,549	2,521	2,527
Professional fees	2,311	1,289	11,876	6,813	4,551	4,323	4,085
Wealth management fees	968	901	3,432	2,665	1,079	731	587
Amortization of intangibles	234	352	966	628	411	168	168
Insurance	870	243	1,937	1,319	1,095	919	700
Other operating expenses	2,907	1,564	9,470	6,349	5,341	3,305	4,129

Total non-interest expense	42,932	23,365	122,409	79,066	62,686	48,192	42,147

(Footnotes on page S-14)

	As of, and for the
	Three Months
	Ended, March 31,		As of, and for the Year Ended, December 31,
	2008	2007	2007	2006(1)	2005(1)	2004(2)	2003(2)
	(Dollars in thousands, except per share data)

Minority interest expense	68	90	363	330	307	270	193

(Loss) income before income taxes	(15,297)	13,459	14,690	54,404	45,879	34,980	24,375

Income tax (benefit) provision	(6,364)	4,423	2,883	16,558	14,965	9,647	6,628

Net (loss) income	$(8,933)	$9,036	$11,807	$37,846	$30,914	$25,333	$17,747

Preferred stock dividend	107	—	107	—	—	—	—

Net income available to common stockholders	$(9,040)	$9,036	$11,700	$37,846	$30,914	$25,333	$17,747

Per Share Data(2):
Basic earnings per share	$(0.34)	$0.42	$0.54	$1.83	$1.53	$1.29	$1.05
Diluted earnings per share(3)	(0.34)	0.41	0.53	1.76	1.46	1.22	0.99
Dividends	0.075	0.075	0.30	0.24	0.18	0.12	0.08
Book value (at end of period)	15.97	13.79	16.89	13.83	11.64	9.85	8.74

Financial Condition Data (at end of period):
Total securities(4)	$588,955	$482,024	$538,730	$496,782	$695,151	$763,985	$669,262
Total loans	5,136,066	3,581,398	4,177,795	3,499,988	2,608,067	1,653,363	1,224,657
Total assets	6,013,644	4,343,872	4,990,205	4,264,424	3,500,341	2,538,665	1,986,915
Total deposits	5,014,466	3,582,821	3,761,138	3,551,013	2,823,382	1,872,635	1,547,359
Funds borrowed	359,099	334,128	560,809	281,733	296,980	414,519	219,563
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	101,033	101,033	101,033	101,033	101,033	20,000	20,000
Total stockholders’ equity	493,207	299,672	500,793	297,124	238,629	196,921	168,947
Wealth management assets under management	3,314,461	2,952,227	3,361,171	2,902,205	2,436,766	1,727,479	1,494,881

Statements of Income Data:
Net interest income	$36,320	$31,975	$128,122	$117,474	$96,400	$73,542	$57,140
Net revenue(5)(12)	45,862	39,393	158,670	145,207	119,917	92,222	74,222
Income before taxes	(15,297)	13,459	14,690	54,404	45,879	34,980	24,375
Net (loss) income	(8,933)	9,036	11,807	37,846	30,914	25,333	17,747

Financial Ratios and Other Data:
Performance Ratios:
Net interest margin(6)(12)	2.88%	3.26%	3.17%	3.46%	3.57%	3.67%	3.66%
Net interest spread(7)	2.41	2.84	2.72	3.01	3.21	3.40	3.46
Non-interest income to average assets	0.63	0.60	0.59	0.63	0.65	0.64	0.80
Non-interest expense to average assets	3.18	2.22	2.75	2.14	2.11	2.17	2.43
Net overhead ratio(8)	2.55	1.62	2.16	1.51	1.47	1.53	1.63
Efficiency ratio(9)(12)	93.61	59.31	77.15	54.45	52.37	52.26	56.78
Return on average assets(10)	(0.66)	0.86	0.27	1.02	1.04	1.14	1.02
Return on average equity(11)	(7.81)	12.37	3.73	15.45	14.33	13.86	14.17
Fee revenue to total revenue(13)	17.49	16.39	16.83	16.65	15.81	16.18	17.86
Dividend payout ratio	(24.23)	18.50	59.84	13.49	12.06	9.57	7.94

Asset Quality Ratios:
Non-performing loans to total loans	0.91%	0.28%	0.93%	0.25%	0.04%	0.15%	0.09%
Non-accrual loans to total loans	0.91	0.13	0.93	0.11	0.03	0.07	0.00
Allowance for loan losses to:
Total loans	1.21	1.09	1.17	1.09	1.13	1.15	1.23
Non-performing loans	133	391	125	380	2,201	751	1,343
Net charge-offs (recoveries) to average total loans	0.35	0.07	0.17	0.03	(0.01)	0.04	0.08
Non-performing assets to total assets	1.10	0.34	0.97	0.23	0.04	0.10	0.06
(Footnotes on page S-14)

	As of, and for the
	Three Months
	Ended, March 31,		As of, and for the Year Ended, December 31,
	2008	2007	2007	2006(1)	2005(1)	2004(2)	2003(2)
	(Dollars in thousands, except per share data)

Balance Sheet Ratios:
Loans to deposits	102.4%	100.0%	111.1%	98.6%	92.4%	88.3%	79.1%
Average interest-earning assets to average interest-bearing liabilities	112.9	109.8	110.3	111.5	112.6	114.1	110.5
Capital Ratios:
Average equity to average assets	8.47%	6.93%	7.12%	6.63%	7.22%	8.23%	7.22%
Total risk-based capital ratio	11.54	10.45	14.20	10.36	10.65	11.46	12.86
Tier 1 risk-based capital ratio	9.00	7.93	11.39	8.06	8.61	10.40	11.73
Leverage ratio	9.13	6.95	10.93	7.51	7.18	7.83	8.36

(1)	Financial results of The PrivateBank — Georgia in 2006 are from the date of acquisition, December 13, 2006, and the financial results of The PrivateBank — Michigan in 2005 are from the date of acquisition, June 20, 2005.

(2)	All previously reported share and per share data has been restated to reflect the 2-for-1 stock split which occurred on May 31, 2004 and the 3-for-2 stock split which occurred on January 17, 2003.

(3)	Diluted shares are equal to basic shares for the first quarter 2008 and fourth quarter 2007 due to the net loss. The calculation of diluted earnings per share results in anti-dilution.

(4)	For all periods, our debt securities portfolio was classified “available-for-sale.” FHLB stock is an equity investment that is also included in the “total securities” line.

(5)	The sum of net interest income, on a tax equivalent basis, plus non-interest income.

(6)	Net interest income, on a tax equivalent basis, divided by average interest-earning assets.

(7)	Tax equivalent yield on average interest-earning assets less rate on average interest-bearing liabilities.

(8)	Non-interest expense less non-interest income divided by average total assets.

(9)	Non-interest expense divided by the sum of net interest income, on a tax equivalent basis, plus non-interest income.

(10)	Net income divided by average total assets.

(11)	Net income divided by average common equity.

(12)	We adjust GAAP reported net interest income by the tax equivalent adjustment amount (assuming a 35% tax rate) to account for the tax attributes on federally tax exempt municipal securities. For GAAP purposes, tax benefits associated with federally tax-exempt municipal securities are recorded as a benefit in income tax expense. The following table reconciles reported net interest income to net interest income on a tax equivalent basis for the periods presented:

	Reconciliation of Net Interest Income to
	Net Interest Income on a Tax Equivalent Basis
	For the Three Months
	Ended March 31,		For the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
					(In thousands)

Net interest income	$36,320	$31,975	$128,122	$117,474	$96,400	$73,542	$57,140
Tax equivalent adjustment to net interest income	1,026	1,073	4,274	4,571	4,507	4,381	3,134

Net interest income, tax equivalent basis	$37,346	$33,048	$132,396	$122,045	$100,907	$77,923	$60,274

(13)	Wealth management, mortgage banking and other income as a percentage of the sum of net interest income and wealth management, mortgage banking and other income.

RISK FACTORS

An investment in the Trust Preferred Securities is subject to the risks described below, which may affect the value of the Trust Preferred Securities. In addition, our business, financial condition and results of operations are subject to various risks, uncertainties and other factors, including those discussed below and elsewhere in the prospectus, this prospectus supplement and the documents incorporated by reference therein.

You should carefully review the following risk factors and other information, including the section entitled “Cautionary Statement Regarding Forward-Looking Statements” contained in this prospectus supplement, in the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus before deciding whether this investment is suited to your particular circumstances. In addition, because each Trust Preferred Security sold in the offering will represent a beneficial interest in the Trust, the only assets of which will be our Debentures, you are also making an investment decision with regard to the Debentures, as well as our guarantee of the Trust’s obligations. You should carefully review all the information in this prospectus supplement about all of these securities.

Risks Relating to Our Business

We may not be able to implement aspects of our Strategic Growth Plan.

In the fourth quarter of 2007, we announced the implementation of our new Strategic Growth Plan, which included the hiring of our new President and CEO, Larry D. Richman in November, as well as the hiring of a significant number of senior commercial bankers and other employees, which significantly expanded the size and scope of the Company, particularly in our Chicago offices. Our growth strategy contemplates substantial organic growth, including the further expansion of our business and operations, the hiring of additional personnel, the addition of new and enhanced product lines and services, the establishment of additional banking offices, and the possible acquisition of other banks or banking offices in our existing or in new metropolitan markets in the United States. Implementing our growth strategy depends in part on our ability to successfully identify and capture new business, clients, market share and potential acquisition opportunities in both our existing and new markets. To successfully grow our business, we must also be able to correctly identify and capture profitable client relationships and generate enough additional revenue to offset the compensation and other operating costs associated with the expansion in the size and scope of the Company. Moreover, as we open new offices we must be able to attract the necessary relationships to make these new offices cost-effective. It is likely that the costs associated with future organic expansion or future acquisitions, including compensation-related expenses, will have an adverse effect on our earnings per share. To the extent we hire new banking officers or open new banking or business development offices, our level of reported net income, return on average equity and return on average assets will be affected by overhead expenses associated with such hiring and operation, or start-up costs, and the related profitability will also depend on the time lag associated with new banking relationships, originating loans, and building core deposits as well as the increase in our allowance for loan losses that typically occurs as we grow our loan portfolio. We are likely to experience the effects of higher expenses relative to operating income from any new operation and the expansion of our employee base. These expenses may be higher than we expected, and it may take longer than expected for new hires and new offices to reach profitability. In addition, we cannot be sure that we will be able to identify suitable opportunities for further growth and expansion, or that if we do, that we will be able to successfully integrate these new operations into our business. If we are unable to effectively implement our growth strategies, our business may be adversely affected.

Our growth and expansion may strain our ability to manage our operations and our financial resources.

Our financial performance and profitability depend on our ability to execute our Strategic Growth Plan. This continued growth, however, may present operating and other challenges that could adversely affect our business, financial condition, results of operations and cash flows.

Our growth will place a strain on our infrastructure, including administrative, operational and financial resources and increased demands on our systems and controls. Accordingly, our growth will require continued enhancements to and expansion of our operating and financial systems and controls and may strain or significantly challenge them. The process of integrating our new personnel, as well as consolidating the businesses and implementing the strategic integration of any acquired or newly-established banking offices and businesses with our existing business, may take a significant amount of time. It may also place additional strain on our existing personnel and resources and require us to incur substantial expenses. We cannot assure you that we will be able to manage our growth or effectively integrate any businesses we acquire or establish successfully or in a timely manner, or that we will be able to effectively enhance our infrastructure in order to be able to support our continued growth. In order to continue to grow, we will also need to hire additional qualified personnel. We cannot assure you that we will be successful in attracting, integrating and retaining such personnel.

We may not be able to access sufficient and cost-effective sources of liquidity necessary to fund our continued and anticipated balance sheet growth.

We depend on access to a variety of funding sources, including deposits, to provide sufficient capital resources and liquidity to meet our commitments and business needs and to accommodate the transaction and cash management needs of our clients, including funding our loan growth. Currently, our primary sources of liquidity are our clients’ deposits, as well as brokered deposits, federal funds borrowings, Federal Home Loan Bank advances, proceeds from the sale of investment securities, proceeds from the sale of additional equity or trust preferred securities and subordinated debt, and amounts available under our existing credit facility (which consists of a $24,750,000 revolving loan, a $250,000 term loan and $75,000,000 of subordinated debt). The revolving loan under our existing credit facility expires on December 31, 2008, and there can be no assurance that we will be able to renew or replace such credit facility at that time. Further, our credit facility includes certain financial covenants, including a return on assets covenant that is, and we expect will continue to be, difficult to satisfy due to our rapid asset growth (and which return on assets covenant was not satisfied as of December 31, 2007 or March 31, 2008, although we received a continuing waiver through December 31, 2008 with respect thereto). If any such covenants are not satisfied or waived, then our lender will have a right to require immediate repayment of the amounts outstanding under the revolver and term loan portions of the credit facility.

Our Strategic Growth Plan anticipates continued robust loan growth, especially in commercial loans. To the extent our deposit growth is not commensurate with or lags significantly behind our loan growth, we may not be able to fund this growth, or may need to access alternative, more expensive funding sources, including increasing our reliance on brokered deposits. Addressing these funding needs will be even more challenging if we are not able to timely renew or replace, or if we have any accelerated repayment obligations under, our existing credit facility. Alternatively, if additional cost-effective funding is not available on terms satisfactory to us or at all, we may need to curtail our loan growth, which could adversely affect our results of operations and earnings.

We will need to raise additional capital in order to fund our growth and remain well-capitalized.

Our ability to raise additional capital to support our growth and meet minimum regulatory capital requirements at the holding company and at each of our bank subsidiaries is dependent on us being able to efficiently and cost-effectively access the capital markets. Accordingly, we must be able to issue additional equity securities, trust preferred securities and/or debt when and in the amounts we deem necessary, and there must be ready purchasers of our securities willing to invest in the Company. Furthermore, events or circumstances in the capital markets generally that are beyond the Company’s control may adversely affect our capital costs and our ability to raise capital at any given time. Our inability to raise additional capital on terms satisfactory to us or at all may affect our ability to grow the Company and would adversely affect our financial condition and results of operations.

Our allowance for loan losses may be insufficient to absorb losses in our loan portfolio.

Lending money is a substantial part of our business. Every loan we make carries a certain risk of non-payment. This risk is affected by, among other things:

•	the credit risks posed by the particular borrower;

•	changes in economic and industry conditions;

•	the duration of the loan; and

•	in the case of a collateralized loan, the changes and uncertainties as to the value of the collateral.

We maintain an allowance for loan losses sufficient to absorb credit losses inherent in our loan portfolio. The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date and is supported by all available and relevant information. The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships, as well as probable losses inherent in the loan portfolio and credit undertakings that are not specifically identified. Loan quality is continually monitored by management and reviewed by committees of the Boards of Directors of the Company and the banks on a quarterly basis. The amount of additions to the allowance for loan losses, which is charged to earnings through the provision for loan losses, is determined based on a variety of factors, including:

•	assessment of the credit risk of the portfolio,

•	evaluation of loans classified as special mention, sub-standard and doubtful,

•	delinquent loans,

•	evaluation of current economic conditions in the market area,

•	actual charge-offs during the year,

•	historical loss experience,

•	industry loss averages, and

•	loan growth

As a percentage of total loans, the allowance was 1.21% at March 31, 2008, compared to 1.17% at December 31, 2007 and 1.09% at March 31, 2007. During the first quarter, we increased our allowance as a percentage of total loans based on management’s analysis of our credit quality, including a significant increase in non-performing loans, and other factors. Our regulators review the adequacy of our allowance and, through the examination process, have authority to compel us to increase our allowance even if we believe it is adequate. We cannot predict whether our regulators would ever compel us to increase our allowance. Although we believe our loan loss allowance is adequate to absorb probable and reasonably estimable losses in our loan portfolio, the allowance may not be adequate. If our actual loan losses exceed the amount that is anticipated, our earnings could suffer.

We may be adversely affected by interest rate changes.

Our operating results are largely dependent on our net interest income. Fluctuations in interest rates may significantly affect our net interest income, which is the difference between the interest income earned on earning assets, usually loans and investment securities, and the interest expense paid on deposits and borrowings. The interest rate environment over the last year has continued to compress our net interest margin. Over the long term, we expect our net interest margin to benefit during a rising rate environment and alternatively, if market rates decrease, we expect our net interest margin to continue to decrease. We are unable to predict fluctuations in interest rates, which are affected by factors including: monetary policy of the Federal Reserve Board, inflation or deflation, recession, unemployment rates, money supply, domestic and foreign events, and instability in domestic and foreign financial markets.

As a continuing part of our financial strategy, we attempt to manage the effect of fluctuations in market interest rates on our net interest income. This effort entails providing a reasonable balance between interest rate risk, credit risk, liquidity risk and maintenance of yield. Our asset/liability management policy is established by the investment committee of our Board of Directors and is monitored by management. Our asset/liability management policy sets standards within which we are expected to operate. These standards include guidelines for exposure to interest rate fluctuations, liquidity, loan limits as a percentage of funding sources, exposure to correspondent banks and brokers, and reliance on non-core deposits. Our asset/liability policy may not be able to prevent changes in interest rates from having a material adverse effect on our results of operations and financial condition.

Our owner-occupied commercial real estate, construction, and commercial real estate loans generally involve higher principal amounts than our other loans, and repayment of these loans may be dependent on factors outside our control or the control of our borrowers.

At March 31, 2008, our owner-occupied commercial real estate, construction and commercial real estate loans totaled $438 million, $622 million, and $1.97 billion, respectively, or 9%, 12% and 39%, respectively, of our total loan portfolio. The repayment of these loans generally is dependent, in large part, on the cost and time frame of constructing or improving a property, successful sale or leasing of the property, availability of permanent financing, or the successful operation of a business occupying the property. These loans may be more adversely affected by general conditions in the real estate markets or in the local economy where the borrower’s business is located. For example, if the cash flow from a borrower’s project is reduced due to leases not being obtained or renewed, that borrower’s ability to repay the loan may be impaired. Many construction and commercial real estate loan principal payments are not fully amortized over the loan period, but have balloon payments due at maturity. A borrower’s ability to make a balloon payment typically will depend on its ability to either refinance the loan or complete a timely sale of the underlying property, which may be more difficult in an environment of declining property values and/or increasing interest rates.

We must be able to successfully integrate our new hires and maintain a cohesive culture in order for our management team to be effective.

Since September 30, 2007, we have hired a substantial number of senior commercial banking officers and other professionals as we have implemented our Strategic Growth Plan. We must be able to integrate these new hires with our existing management and into The PrivateBank culture in order to successfully build a cohesive management team to fully realize the goals of our Strategic Growth Plan. The inability to manage the social and cultural issues involved in this integration could adversely affect our ability to successfully re-align and grow our business as anticipated, and could cause us to incur additional cost and expense as a result of management’s time and focus being diverted toward resolving any such issues.

We rely on the services of third parties to provide services that are integral to our operations.

We rely on third-party service providers to support our operations. In particular, in our wealth management business, we have not, in the past, provided investment management services directly through our own personnel. Rather, we have relied, and continue to rely, upon selected outside investment managers to provide investment advice and asset management services to our clients. We cannot be sure that we will be able to maintain these arrangements on favorable terms. Also, many of the investment managers with whom we work are affiliated with our competitors in the financial services field. We cannot be sure that our investment managers will continue to work with us in these arrangements or that our clients will continue to utilize the services of these investment managers through us, rather than directly from the investment management firms themselves. The loss of any of these outside investment managers may affect our ability to provide our clients with quality service or certain types of portfolio management without incurring the cost of replacing them. We also are dependent on third-party service providers for data processing and other information processing systems that support our day-to-day banking, investment, and trust activities and on third-party providers of products and services on a private label basis that are integral to our banking relationship with our clients. Any disruption in the services provided by these third parties could have an adverse effect on our operations and our ability to meet our clients’ needs.

The loss of key managing directors may adversely affect our operations.

We are a relationship-driven organization. Our growth and development to date have resulted in large part from the efforts of our managing directors who have primary contact with our clients and are extremely important in maintaining personalized relationships with our client base, which is a key aspect of our business strategy and in increasing our market presence. The loss of one or more of these key employees could have a material adverse effect central to our operations if remaining managing directors are not successful in retaining client relationships of a departing managing director.

We have entered into employment contracts with Ralph B. Mandell, our Chairman, Larry D. Richman, our President and Chief Executive Officer, and numerous other executive officers and managing directors. Despite these agreements, there can be no assurance that any of these individuals will decide to remain employed by us or that our business will be protected by various covenants not to compete or covenants not to solicit our clients that are contained in these agreements.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. To date, we have grown our business successfully by focusing on our target markets and clientele and emphasizing consistent delivery of the high level of service and responsiveness desired by our clients. We compete for loans, deposits, wealth management and other financial services in our geographic markets with other commercial banks, thrifts, credit unions and brokerage firms operating in the markets we serve. Many of our competitors offer products and services which we do not, and many have substantially greater resources, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Also, technological advances and the continued growth of internet-based banking and financial services have made it possible for non-depositary institutions to offer a variety of products and services competitive with certain areas of our business. As we have grown, we have become increasingly dependent on outside funding sources, including brokered deposits, where we face nationwide competition. Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies, federally insured, state-chartered banks, federal savings banks, and national banks. As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various products and services.

Our success in this competitive environment requires consistent investment of capital and human resources. This investment is directed at generating new products and services, and adapting existing products and services to the evolving standards and demands of our clients. Among other things, this helps us maintain a mix of products and services that keeps pace with our competitors and achieves acceptable margins, an important strategic goal. This investment also focuses on enhancing the delivery of our products and services in order to compete successfully for new clients or additional business from existing clients, and includes investment in technology. Falling behind our competition in any of these areas could adversely affect our business opportunities and growth, which, in turn, could have a material adverse effect on our financial condition and results of operations.

PrivateBancorp relies on dividends from its subsidiaries for most of its revenues.

PrivateBancorp is a separate and distinct legal entity from its subsidiaries. It receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on the Company’s common stock and interest and principal on its debt. Various federal and state laws and regulations limit the amount of dividends that the banks and certain non-bank subsidiaries may pay to the holding company. In the event the banks are unable to pay dividends to PrivateBancorp, it may not be able to service its debt, pay obligations or pay dividends on the Company’s common stock. The inability to receive dividends from the banks could have a material adverse effect on the Company’s business, financial condition and results of operations.

Our ability to maintain a competitive advantage as a premier middle market commercial bank is highly dependent on our reputation.

Our clients trust The PrivateBank to deliver superior, highly-personalized financial service with the highest standards of ethics, performance, professionalism and compliance. Damage to our reputation could undermine the confidence of our current and potential clients in our ability to service them, as well as the confidence of counterparties, business partners and our stockholders, and ultimately affect our ability to manage our balance sheet or effect transactions. The maintenance of our reputation depends not only on our success in controlling and mitigating the various risks described above, but also on our success in identifying and appropriately addressing issues that may arise in areas such as potential conflicts of interest, anti-money laundering, client personal information and privacy issues, record-keeping, regulatory investigations and any litigation that may arise from the failure or perceived failure of the Company to comply with legal and regulatory requirements.

Our accounting policies and methods are critical to how we report our financial condition and results of operations. They require management to make estimates about matters that are uncertain.

Accounting policies and methods are fundamental to how we record and report the financial condition and results of operations. Management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with generally accepted accounting principles and fairly present our financial condition and results of operations.

Management has identified certain accounting policies as being critical because they require management’s judgment to ascertain the valuations of assets, liabilities, commitments and contingencies. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset, or reducing a liability. We have established detailed policies and control procedures that are intended to ensure these critical accounting estimates and judgments are well controlled and applied consistently. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. Because of the uncertainty surrounding our judgments and the estimates pertaining to these matters, we cannot guarantee that we will not be required to adjust accounting policies or restate prior period financial statements. See the “Critical Accounting Policies” section in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 1, “Basis of Presentation and Summary of Significant Accounting Principles,” to the Consolidated Financial Statements each found in our Annual Report on Form 10-K for the year ended December 31, 2007 for more information.

Changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition.

From time to time, the Financial Accounting Standards Board (“FASB”) and SEC change the financial accounting and reporting standards that govern the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period consolidated financial statements.

Risks Relating to this Offering and Ownership of the Trust Preferred Securities

The indenture does not limit the amount of indebtedness for money borrowed we may issue that ranks senior to the Debentures upon our liquidation or in right of payment as to principal or interest.

The Debentures will be subordinate and junior upon our liquidation to our obligations under all of our indebtedness for money borrowed that is not by its terms made Pari Passu with or junior to the Debentures upon liquidation. Substantially all of our existing indebtedness is senior to the Debentures, including approximately $101 million of our existing junior subordinated debt securities underlying outstanding trust preferred securities, including our Junior Subordinated Notes due 2035 held by PrivateBancorp Statutory Trust II, our Junior Subordinated Notes due 2035 held by PrivateBancorp Statutory Trust III and our Junior Subordinated Notes due 2034 held by Bloomfield Hills Statutory Trust I. At March 31, 2008, our indebtedness for money borrowed ranking senior to the Debentures on liquidation, on an unconsolidated basis, totaled approximately $291 million and our subsidiaries’ direct borrowings and deposit liabilities that would effectively rank senior to the Debentures totaled approximately $5.37 billion. See “Description of the Debentures — Subordination” for the definition of “senior and subordinated debt.”

PrivateBancorp may issue debt securities or guarantees that rank on a parity with the Debentures upon PrivateBancorp’s liquidation (“parity securities”) as to which it is required to make payments of interest during a deferral period on the Debentures that, if not made, would cause it to breach the terms of the instrument governing such parity securities. The terms of the Debentures permit us to make any payment of principal or deferred interest on parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities. The Debentures also permit us to make any payment of current or deferred interest on parity securities and on the Debentures during a deferral period that is made pro rata to the amounts due on such parity securities and the Debentures, subject to the limitations described in the last paragraph under “Description of the Debentures — Alternative Payment Mechanism” to the extent that they apply.

In the event of the bankruptcy, liquidation or dissolution of PrivateBancorp, its assets would be available to pay obligations under the Debentures and the guarantee only after PrivateBancorp made all payments on its senior indebtedness.

The Debentures beneficially owned by the Trust will be effectively subordinated to the obligations of our subsidiaries.

We receive substantially all of our revenue from dividends from our subsidiaries. Because we are a holding company, our right to participate in any distribution of the assets of our banking or nonbanking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary (including our depositors), except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the payments on our Debentures, and therefore the Trust Preferred Securities, effectively will be subordinated to all existing and future liabilities of our subsidiaries. At March 31, 2008, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $5.37 billion.

Our ability to make distributions on or redeem the Trust Preferred Securities is restricted.

Federal banking authorities will have the right to examine the Trust and its activities. Notwithstanding any guarantee to the contrary, under certain circumstances, including any determination that our relationship to the Trust would result in an unsafe and unsound banking practice, these Federal regulators, including the Federal Reserve and other authorities, have the power to issue orders that could result in restrictions on, or the complete prevention of, the Trust’s ability to make distributions on, or to redeem, the Trust Preferred Securities.

We guarantee distributions on the Trust Preferred Securities only if the Trust has cash available.

If you hold any of the Trust Preferred Securities, we will guarantee you, on an unsecured and junior subordinated basis, the payment of the following:

•	any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent the Trust has funds available to make the payment;

•	the redemption price for any Trust Preferred Securities called for redemption, to the extent the Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust, other than in connection with a distribution of corresponding assets to holders of Trust Preferred Securities, the lesser of:

•	the aggregate of the stated liquidation amount and all accumulated and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent the Trust has funds available to make the payment; and

•	the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities upon liquidation of the Trust.

If we do not make a required interest payment on the Debentures, the Trust will not have sufficient funds to make the related payment on the Trust Preferred Securities. The guarantee does not cover payments on the Trust Preferred Securities when the Trust does not have sufficient funds to make them. If we do not pay any amounts on the Debentures when due, holders of the Trust Preferred Securities will have to rely on the enforcement by the property trustee of the trustee’s rights as owner of the Debentures or proceed directly against us for payment of any amounts due on the Debentures.

Our obligations under the guarantee are unsecured and are subordinated to and junior in right of payment to all of our secured and senior indebtedness, and will rank on parity with any similar guarantees issued by us in the future or that are currently outstanding.

Holders of the Trust Preferred Securities should not rely on the distributions from the Trust Preferred Securities through their maturity date — they may be redeemed at our option.

The Trust Preferred Securities may be redeemed, in whole or in part, at our option at any time on or after June 15, 2013, at the redemption price set forth herein plus any accrued and unpaid distributions through the date of redemption. The holders of the Trust Preferred Securities should assume that this redemption option will be exercised if we are able to refinance at a lower interest rate or it is otherwise in our interest to redeem the Debentures. If the Debentures are redeemed, the Trust must redeem the Trust Preferred Securities and the common securities having an aggregate liquidation amount equal to the aggregate principal amount of the Debentures to be redeemed.

If the Trust Preferred Securities were redeemed, the redemption would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the Trust Preferred Securities at the same rate as the rate of return on the Trust Preferred Securities.

Holders of the Trust Preferred Securities should not rely on the distributions from the Trust Preferred Securities through their maturity date — they may be redeemed at any time if certain changes in tax, investment company or bank regulatory law occur.

If certain changes in tax, investment company or bank regulatory law occur, the Trust Preferred Securities could be redeemed by the Trust within 90 days of the event at a redemption price described herein. The Trust Preferred Securities are novel financial instruments, and there is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the Trust Preferred Securities. Thus, no assurance can be given that the Internal Revenue Service or a court will agree with our characterization of the Debentures for federal income tax purposes.

Our right to redeem the Debentures is limited by our obligations in the replacement capital covenant.

At or around the time of issuance of the Trust Preferred Securities, we will enter into a replacement capital covenant for the benefit of holders of certain of our indebtedness that ranks senior to the Debentures, pursuant to which we will covenant that neither we nor any of our subsidiaries will repay, redeem or repurchase Debentures or Trust Preferred Securities on or before June 15, 2048 unless during the applicable measurement period we or our subsidiaries have received sufficient proceeds from the sale of certain equity or equity-like securities the terms of which are set forth in the replacement capital covenant. Our obligations in the replacement capital covenant may prevent us from redeeming Debentures at a time that we would otherwise wish to do so. See “Replacement Capital Covenant.”

We have the right to defer interest for 10 years without causing an event of default.

We have the right to defer interest on the Debentures for a period of up to 40 consecutive quarterly interest periods, or 10 years. Although we would be subject to the alternative payment mechanism after we have deferred interest for a period of 20 consecutive quarterly interest periods, or 5 years (or such shorter period resulting from our payment of current interest), if we are unable to raise sufficient eligible proceeds, we may fail to pay accrued interest on the Debentures for a period of up to 40 consecutive quarterly interest periods, or 10 years, without causing an event of default. During any such deferral period, holders of Trust Preferred Securities will receive limited or no current payments on the Trust Preferred Securities and, so long as we are otherwise in compliance with our obligations, such holders will have no remedies against the Trust or us for nonpayment unless we fail to pay all deferred interest (including compounded interest) at the end of the 10-year deferral period.

Our ability to pay deferred interest is limited by the terms of the alternative payment mechanism, and is subject to market disruption events and other factors beyond our control.

If we elect to defer interest payments, we will not be permitted to pay deferred interest on the Debentures (and compounded interest thereon) during the deferral period, which may last up to 10 years, from any source other than the issuance of qualifying APM securities unless a supervisory event (i.e., the Federal Reserve has disapproved of such issuance or disapproved of the use of proceeds of such issuance to pay deferred interest) or an event of default, has occurred and is continuing in which case we will be permitted, but not required, to pay deferred interest with cash from any source, all as described under “Description of the Debentures — Alternative Payment Mechanism.” The preferred stock issuance cap limits to 25% of the aggregate principal amount of the Debentures initially issued the net proceeds of the issuance of qualifying preferred stock that we may apply to the payment of deferred interest with respect to all deferral periods. The occurrence of a market disruption event or supervisory event may prevent or delay a sale of qualifying APM securities pursuant to the alternative payment mechanism and, accordingly, the payment of deferred interest on the Debentures. Market disruption events include events and circumstances both within and beyond our control, such as the failure to obtain approval of a regulatory body or governmental authority to issue qualifying APM securities or shareholder consent to increase the shares available for issuance in a sufficient amount, in each case notwithstanding our commercially reasonable efforts. Moreover, we may encounter difficulties in successfully marketing our qualifying APM securities, particularly during times when we are subject to the restrictions on dividends as a result of the deferral of interest. If we do not sell sufficient qualifying APM securities to fund deferred interest payments in these circumstances (other than as a result of a supervisory event), we will not be permitted to pay deferred interest to the Trust and, accordingly, no payment of distributions may be made on the Trust Preferred Securities, even if we have cash available from other sources. See “Description of the Debentures — Option to Defer Interest Payments,” “— Alternative Payment Mechanism” and “— Market Disruption Events and Supervisory Events.”

The terms of our outstanding junior subordinated debentures prohibit us from making any payment of principal of or interest on the Debentures or the guarantee relating to the Trust Preferred Securities and from repaying, redeeming or repurchasing any Debentures if we have actual knowledge of any event that would be an event of default under the indenture governing the Debentures or at any time when we have deferred interest thereunder.

We must notify the Federal Reserve before using the alternative payment mechanism and may not use it if the Federal Reserve shall have disapproved.

The indenture for the Debentures provides that we must notify the Federal Reserve if the alternative payment mechanism is applicable and that we may not sell our qualifying APM securities or apply any eligible equity proceeds to pay interest pursuant to the alternative payment mechanism if a supervisory event has occurred and is continuing (i.e., the Federal Reserve has disapproved of such issuance or disapproved of the use of proceeds of such issuance to pay deferred interest). The Federal Reserve may allow the issuance of qualifying APM securities, but not allow use of the proceeds to pay deferred interest on the Debentures and require that the proceeds be applied to other purposes, including supporting a troubled bank subsidiary. Accordingly, if we elect to defer interest on the Debentures and the Federal Reserve disapproves of the issuance of qualifying APM securities or the application of the proceeds to pay deferred interest, we will be unable to pay the deferred interest on the Debentures. See “Description of the Debentures — Market Disruption Events and Supervisory Events.”

We may continue to defer interest in the event of Federal Reserve disapproval of all or part of the alternative payment mechanism until 10 years have elapsed since the beginning of the deferral period without triggering an event of default under the indenture. As a result, we could defer interest for up to 10 years without being required to sell qualifying APM securities and apply the proceeds to pay deferred interest.

The indenture limits our obligation to raise proceeds from the sale of common stock to pay deferred interest during the first five years of a deferral period and generally does not obligate us to issue qualifying warrants.

The indenture limits our obligation to raise proceeds from the sale of shares of common stock to pay deferred interest attributable to the first five years of any deferral period (including compounded interest thereon) prior to the fifth anniversary of the commencement of a deferral period in excess of an amount we refer to as the “common equity issuance cap.” The common equity issuance cap takes into account all sales of common stock and qualifying warrants under the alternative payment mechanism for that deferral period. Once we reach the common equity issuance cap for a deferral period, we will no longer be obligated to sell common stock to pay deferred interest relating to such deferral period unless such deferral extends beyond the date which is five years following the commencement of the relevant deferral period. Although we have the right to sell common stock if we have reached the common equity issuance cap, we have no obligation to do so. In addition, the sale of qualifying warrants to raise proceeds to pay deferred interest is an option that we have, but in general we are not obligated to sell qualifying warrants and no party may require us to. See “Description of the Debentures — Alternative Payment Mechanism.”

We have the ability under certain circumstances to narrow the definition of qualifying APM securities.

We may, without the consent of the holders of the Trust Preferred Securities or the Debentures, amend the definition of “qualifying APM securities” for the purposes of the alternative payment mechanism to eliminate common stock or qualifying warrants (but not both) from the definition if after the initial issue date for the Trust Preferred Securities an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to eliminate common stock or qualifying warrants as a qualifying APM security would result in a reduction in our earnings per share as calculated for financial reporting purposes. The elimination of either common stock or qualifying warrants from the definition of qualifying APM securities, together with continued application of the preferred stock cap, may make it more difficult for us to succeed in selling sufficient qualifying APM securities to fund the payment of deferred interest.

Deferral of interest payments could adversely affect the market price of the Trust Preferred Securities and cause you to recognize income for federal tax purposes without the receipt of any cash distribution.

We currently do not intend to exercise our right to defer payments of interest on the Debentures. However, if we exercise that right in the future, the market price of the Trust Preferred Securities is likely to be affected. As a result of the existence of our deferral right, the market price of the Trust Preferred Securities, payments on which depend solely on payments being made on the Debentures, may be more volatile than the market prices of other securities that are not subject to optional deferrals. If we do defer interest on the Debentures and you elect to sell Trust Preferred Securities during the period of that deferral, you may not receive the same return on your investment as a holder that continues to hold its Trust Preferred Securities until the payment of interest at the end of the deferral period.

If we do defer interest payments on the Debentures, you will be required to recognize interest income, in the form of original issue discount, for United States federal income tax purposes during the period of the deferral in respect of your proportionate share of the Debentures even if you normally report income when received and even though you may not receive the cash attributable to that income during the deferral period. You will also not receive the cash distribution related to any accrued and unpaid interest from the Trust if you sell the Trust Preferred Securities before the record date for any deferred distributions, even if you held the Trust Preferred Securities on the date that the payments would normally have been paid.

If we exercise our option to defer payment of interest on the Debentures, the Trust Preferred Securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying Debentures. In the event of that deferral, a holder who disposes of its Trust Preferred Securities will be required to include in income as ordinary income accrued but unpaid interest on the Debentures to the date of disposition and to add that amount to its adjusted tax basis in its ratable share of the underlying Debentures. To the extent the selling price is less than the holder’s adjusted tax basis, that holder will recognize a capital loss.

See “Certain United States Federal Income Tax Consequences — United States Holders — Interest Income and Original Issue Discount.”

Redemption of the Trust Preferred Securities could have tax and other consequences for the holders of the Trust Preferred Securities.

At our election, after June 15, 2013, we may redeem the Debentures at certain times, subject to compliance with the terms of the Replacement Capital Covenant described herein. That redemption would cause a mandatory redemption of the Trust Preferred Securities. If the Trust Preferred Securities were redeemed, the redemption would be a taxable event to the holders of the Trust Preferred Securities. In addition, holders of the Trust Preferred Securities may not be able to reinvest the money received upon the redemption of the Trust Preferred Securities at the same rate as the rate of return on the Trust Preferred Securities.

Claims would be limited upon bankruptcy, insolvency or receivership.

In certain events of our bankruptcy, insolvency or receivership prior to the redemption or repayment of any Debentures, whether voluntary or not, a holder of Debentures will have no claim for, and thus no right to receive, deferred and unpaid interest (including compounded interest thereon) that has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds two years of accumulated and unpaid interest (including compounded interest) on such holder’s Debentures. The reduction in such claims for unpaid interest by holders of the Debentures will, in turn, reduce such claims by holders of the Trust Preferred Securities. Because we are permitted to defer interest payments for up to 40 consecutive quarterly interest periods without an event of default, claims may be extinguished in respect of interest accrued (and compounded) during as many as 32 quarterly interest periods.

Holders of the Trust Preferred Securities have limited rights under the Debentures.

Except as described below, you, as a holder of the Trust Preferred Securities, will not be able to exercise directly any other rights with respect to the Debentures.

If an event of default under the Declaration of Trust were to occur and be continuing, holders of the Trust Preferred Securities would rely on the enforcement by the property trustee of its rights as the registered holder of the Debentures against us. In addition, the holders of a majority in liquidation amount of the Trust Preferred Securities would have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the Declaration of Trust, including the right to direct the property trustee to exercise the remedies available to it as the holder of the Debentures.

The indenture for the Debentures provides that the indenture trustee must give holders notice of all defaults or events of default within 30 days after it becomes known to the indenture trustee. However, except in the cases of a default or an event of default in payment on the Debentures, the indenture trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

If the property trustee were to fail to enforce its rights under the Debentures in respect of an indenture event of default after a record holder of the Trust Preferred Securities had made a written request, that record holder may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the Debentures. In addition, if we were to fail to pay interest or principal on the Debentures on the date that interest or principal is otherwise payable, except for deferrals permitted by the Declaration of Trust and the indenture, and this failure to pay were continuing, holders of the Trust Preferred Securities may directly institute a proceeding for enforcement of payment of the principal of or interest on the Debentures having a principal amount equal to the aggregate liquidation amount of their Trust Preferred Securities (a “direct action”) after the respective due dates specified in the Debentures. In connection with a direct action, we would have the right under the indenture and the Declaration of Trust to set off any payment made to that holder by us.

The property trustee, as holder of the Debentures on behalf of the Trust, has only limited rights of acceleration.

The property trustee, as holder of the Debentures on behalf of the Trust, may accelerate payment of the principal and accrued and unpaid interest on the Debentures only upon the occurrence and continuation of an indenture event of default. An indenture event of default is generally limited to payment defaults after giving effect to our deferral rights, and specific events of bankruptcy, insolvency and reorganization relating to us or the receivership of our lead bank.

There is no right of acceleration upon breaches by us of other covenants under the indenture or default on our payment obligations under the guarantee. In addition, the indenture does not protect holders from a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations, or similar restructurings or other highly leveraged transactions.

There can be no assurance as to the market prices for the Trust Preferred Securities or the Debentures; therefore, the holders of the Trust Preferred Securities may suffer a loss.

We and the Trust cannot give the holders of the Trust Preferred Securities any assurances as to the market prices for the Trust Preferred Securities or the Debentures. Accordingly, the Trust Preferred Securities that an investor may purchase, whether pursuant to the offer made by this prospectus or in the secondary market, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities. The market price of the Trust Preferred Securities will be affected by, among other things, interest rates generally, our operating results and prospects and general economic, financial and other factors. Additionally, as a result of the right to defer payments on the Debentures, the market price of the Trust Preferred Securities may be more volatile than the market prices of other securities that are not subject to such a deferral right.

The secondary market for the Trust Preferred Securities may be illiquid.

We are unable to predict how the Trust Preferred Securities will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the Trust Preferred Securities. Although we expect the Trust Preferred Securities to trade on the Nasdaq Global Select Market under the symbol “PVTBP,” we can give you no assurance as to the liquidity of any market that may develop for the Trust Preferred Securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, in any related prospectus supplement and in information incorporated by reference into this prospectus and any related prospectus supplement that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements include statements relating to our projected growth, anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, our business and growth strategies, including anticipated internal growth, plans to open new offices, and to pursue additional potential development or acquisition of banks, wealth management entities, or fee-related businesses.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors. Factors that could have a material adverse effect on our financial condition, results of operations and future prospects can be found on page 14 of PrivateBancorp’s 2008 Annual Report on Form 10-K and elsewhere in PrivateBancorp’s periodic reports and Current Reports filed on Form 8-K with the SEC. Those factors include, but are not limited to:

•	fluctuations in market rates of interest and loan and deposit pricing in our market areas,

•	the effect of continued margin pressure on our earnings,

•	further deterioration in asset quality,

•	insufficient liquidity/funding sources or the inability to obtain on terms acceptable to the Company the funding necessary to fund its loan growth,

•	failure to obtain on terms acceptable to the Company, or at all, the capital necessary to fund our growth and maintain our regulatory capital ratios above the “well-capitalized” threshold,

•	adverse developments in our loan or investment portfolios,

•	slower than anticipated growth of our business or unanticipated business declines,

•	competition,

•	unforeseen difficulties in integrating new hires,

•	failure to improve operating efficiencies through expense controls,

•	the possible dilutive effect of potential acquisitions, expansion or future capital raises,

•	legislative or regulatory changes, and

•	risks and other factors set forth under “Risk Factors” in this prospectus supplement, the related prospectus, and in the documents incorporated by reference into this prospectus supplement.

Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. We are not undertaking an obligation to update these forward-looking statements, even though our situation may change in the future, except as required under federal securities law. We qualify all of our forward-looking statements by these cautionary statements.

PRIVATEBANCORP, INC.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “PVTB.” Our principal executive offices are located at 70 West Madison, Suite 900, Chicago, Illinois 60602. Our telephone number is 312-683-7100.

Our internet address is www.pvtb.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus supplement.

If you would like to know more about us, see our documents incorporated by reference in this prospectus supplement.

THE TRUST

The following is a summary of some of the terms of the Trust. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of the material terms of the Trust but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request as described above under “Where You Can Find More Information.”

PrivateBancorp Capital Trust IV, or the “Trust,” is a statutory trust organized under Delaware law pursuant to a Declaration of Trust, signed by us, as sponsor of the Trust, and the Delaware trustee, the property trustee and the administrative trustees and the filing of a certificate of trust with the Delaware Secretary of State. The Trust’s Declaration of Trust will be amended and restated in its entirety by us, the Delaware trustee, the property trustee and the administrative trustees before the issuance of the Trust Preferred Securities. We refer to the Declaration of Trust, as so amended and restated, as the “Declaration of Trust” The Declaration of Trust will be qualified as an indenture under the Trust Indenture Act of 1939, as amended, or “Trust Indenture Act.”

The Trust was established solely for the following purposes:

•	issuing the Trust Preferred Securities and common securities representing undivided beneficial interests in the Trust;

•	investing the gross proceeds of the Trust Preferred Securities and the common securities in the Debentures; and

•	engaging in only those activities convenient, necessary or incidental thereto.

We will own all of the Trust’s common securities, either directly or indirectly. The common securities rank equally with the Trust Preferred Securities and the Trust will make payment on its Trust securities pro rata, except that upon certain events of default under the Declaration of Trust relating to payment defaults on the Debentures, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire common securities in an aggregate liquidation amount equal to $10,000.

The Trust’s business and affairs will be conducted by its trustees, each appointed by us as sponsor of the Trust. The trustees will be Wilmington Trust Company as the “property trustee,” Wilmington Trust Company as the “Delaware trustee” and three individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with us. The property trustee will act as sole trustee under the Declaration of Trust for purposes of compliance with the Trust Indenture Act and will also act as trustee under the guarantee and the indenture. See “Description of the Guarantee.”

Unless an event of default under the indenture has occurred and is continuing at a time that the Trust owns any Debentures, the holders of the common securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee.

The property trustee and/or the Delaware trustee may be removed or replaced for cause by the holders of a majority in liquidation amount of the Trust Preferred Securities. In addition, holders of a majority in liquidation amount of the Trust Preferred Securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee if an event of default under the indenture has occurred and is continuing.

The right to vote to appoint, remove or replace the administrative trustees is vested exclusively in us, as the sole holder of the Trust’s common securities, and in no event will the holders of the Trust Preferred Securities have such right.

The Trust is a “finance subsidiary” of us within the meaning of Rule 3-10 of Regulation S-X under the Securities Act. As a result, no separate financial statements of the Trust are included in this prospectus supplement, and we do not expect that the Trust will file reports with the SEC under the Exchange Act.

The Trust is perpetual, but may be dissolved earlier as provided in the Declaration of Trust.

We will pay all fees and expenses related to the Trust and the offering of the Trust Preferred Securities.

USE OF PROCEEDS

The Trust will invest the proceeds from its sale of the Trust Preferred Securities through the underwriters to investors and its common securities to us in the Debentures issued by us. We intend to use the net proceeds to further capitalize our bank subsidiaries in order to support our continued growth pursuant to our Strategic Growth Plan and for general corporate purposes.

REGULATORY CONSIDERATIONS

PrivateBancorp is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) pursuant to the Bank Holding Company Act of 1956, as amended (the Bank Holding Company Act of 1956 and the regulations issued thereunder are collectively referred to as the “BHC Act”), and we are subject to regulation, supervision and examination by the Federal Reserve. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to PrivateBancorp, please refer to our annual report on Form 10-K for the fiscal year ended December 31, 2007, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve, the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business.

Our bank subsidiaries are subject to extensive supervision by various federal and state authorities and, as an affiliate of our subsidiary banks, we are also subject, to some extent, to regulation by these authorities. Depository institutions, like our bank subsidiaries, are also affected by various federal laws, including those relating to consumer protection and similar matters. Also, our non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

ACCOUNTING AND REGULATORY CAPITAL TREATMENT

The Trust will not be consolidated on our balance sheet as a result of the accounting changes reflected in FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” as revised in December 2003. Accordingly, for balance sheet purposes, we will recognize the aggregate principal amount, net of discount, of the Debentures we issue to the Trust as a liability and the amount we invest in the Trust’s common securities as an asset. The interest paid on the Debentures will be recorded as interest expense on our income statement.

On March 1, 2005, the Federal Reserve adopted amendments to its risk-based capital guidelines. Among other things, the amendments confirm the continuing inclusion of outstanding and prospective issuances of trust preferred securities in the Tier 1 capital of bank holding companies, but make the qualitative requirements for trust preferred securities issued on or after April 15, 2005 more restrictive in certain respects and make the quantitative limits applicable to the aggregate amount of trust preferred securities and other restricted core capital elements that may be included in Tier 1 capital of bank holding companies more restrictive. The Federal Reserve has confirmed to us that the Trust Preferred Securities will qualify as Tier 1 capital.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for PrivateBancorp, which includes our subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

•	net income plus all applicable income taxes plus fixed charges, by

•	fixed charges.

Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below, and the portion of net rental expense deemed to be equivalent to interest on long-term debt. Interest expense, other than on deposits, includes interest on long-term debt, FHLB Advances, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed.

	Three Months Ended	Year Ended December 31,
	March 31, 2008	2007		2006		2005		2004		2003

Ratio of earnings to fixed charges
Including interest on deposits	*	1.08	x	1.39	x	1.57	x	1.88	x	1.80x
Excluding interest on deposits	*	1.57	x	4.12	x	3.62	x	5.07	x	4.78x

*	The earnings for the three months ended March 31, 2008 were inadequate to cover total fixed charges. The coverage deficiency for the period was $15.3 million.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2008 and as adjusted to give effect to the issuance of the Trust Preferred Securities and the Debentures.

The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the period ended March 31, 2008, as well as financial information in the other documents incorporated by reference into this prospectus supplement.

	March 31, 2008
	Actual	As Adjusted
	(Dollars in thousands, except share data and ratios)

Long-Term Debt(1)
Notes payable	$250	$250
Subordinated note payable	75,000	75,000
3-5/8% Contingent Convertible Senior Notes due 2027	115,000	115,000
Long-term debt(2)	101,033	101,033
PrivateBancorp Capital Trust IV — 10.00% due 2068(3)	—	125,010

Total Long-Term Debt	$291,283	$416,293

Stockholders’ Equity:
Preferred stock, 1,000,000 shares authorized; 1,428.074 shares of Series A Junior Nonvoting Preferred Stock issued and outstanding	$41,000	$41,000
Common stock, without par value; 39,000,000 shares authorized; 28,310,760 shares issued and outstanding(4)	27,289	27,289
Treasury stock	(13,925)	(13,925)
Additional paid-in-capital	314,961	314,961
Retained earnings	115,016	115,016
Accumulated other comprehensive income	8,866	8,866

Stockholders’ equity	$493,207	$493,207

Total capitalization(5)	$784,490	$909,500

Book value per share	$15.97	$15.97

Capital Ratios:
Total risk-based capital ratio	11.54%	13.85%
Tier 1 risk-based capital ratio	9.00	10.12
Leverage ratio	9.13	10.26

(1)	The Company does not consider FHLB advances, federal funds purchased and demand repurchase agreements as long term debt.

(2)	Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities.

(3)	The Company will own 100% of the common securities of PrivateBancorp Capital Trust IV for $10,000. The Trust has been formed for purposes of issuing $125.00 million of trust preferred securities to third-party investors and investing the proceeds from the issuance of the trust preferred securities and common securities solely in $125.01 million of junior subordinated debentures issued by the Company, with the same maturities and interest rates as the trust preferred securities.

(4)	As of March 31, 2008, there were (i) 3,904,848 shares of our common stock reserved for issuance upon the exercise of currently outstanding options with a weighted average price of $28.42, (ii) 172,760 shares available for future issuance under our Incentive Compensation Plan; (iii) 19,303 shares reserved for issuance under our deferred compensation plan; (iv) 1,428,074 shares of our common stock were reserved for issuance upon conversion of outstanding Series A Junior Nonvoting Preferred Stock; and (v) to the extent our stock price exceeds $45.05 per share, we may be required to issue additional shares of our common stock in the event any of our 3 5/8% Contingent Convertible Senior Notes due 2027 are converted into shares of our common stock.

(5)	Includes stockholders’ equity and long-term debt.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

The following is a description of the terms of the Trust Preferred Securities and of the Declaration of Trust under which they are issued. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Declaration of Trust, which will be filed with the SEC and incorporated by reference into the Registration Statement to which this prospectus supplement relates, copies of which are available upon request from us.

General

The Trust Preferred Securities will be issued pursuant to the Declaration of Trust. The property trustee, Wilmington Trust Company, will act as indenture trustee for the Trust Preferred Securities under the Declaration of Trust for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Trust Preferred Securities will include those stated in the Declaration of Trust, including any amendments thereto, and those made part of the Declaration of Trust by the Trust Indenture Act and the Delaware Statutory Trust Act. The Trust will own all of our 10.00% Junior Subordinated Debentures due June 15, 2068, which we refer to as “Debentures.”

In addition to the Trust Preferred Securities, the Declaration of Trust authorizes the administrative trustees of the Trust to issue common securities on behalf of the Trust. We will own directly or indirectly all of the Trust’s common securities. The common securities rank on a parity, and payments upon redemption, liquidation or otherwise will be made on a proportionate basis, with the Trust Preferred Securities except as set forth below under “— Ranking of Common Securities.” The Declaration of Trust does not permit the Trust to issue any securities other than the common securities and the Trust Preferred Securities or to incur any indebtedness.

The payment of distributions out of money held by the Trust, and payments upon redemption of the Trust Preferred Securities or liquidation of the Trust, are guaranteed by us to the extent described under “Description of the Guarantee.” The guarantee, when taken together with our obligations under the Debentures, the indenture and the Declaration of Trust, including our obligations to pay costs, expenses, debts and liabilities of the Trust, other than with respect to the common securities and the Trust Preferred Securities, has the effect of providing a full and unconditional guarantee of amounts due on the Trust Preferred Securities. Wilmington Trust Company, as the guarantee trustee, will hold the guarantee for the benefit of the holders of the Trust Preferred Securities. The guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay those distributions. In that case, except in the limited circumstances in which the holder may take direct action, the remedy of a holder of the Trust Preferred Securities is to vote to direct the property trustee to enforce the property trustee’s rights under the Debentures.

When we use the term “holder” in this prospectus supplement with respect to registered Trust Preferred Securities, we mean the person in whose name such Trust Preferred Securities is registered in the security register. The Trust Preferred Securities will be held in book-entry form only, as described under “Book-Entry System,” except in the circumstances described in that section, and will be held in the name of The Depository Trust Company (“DTC”) or its nominee.

The Trust Preferred Securities are listed on the Nasdaq Global Select Market under the symbol “PVTBP.”

Distributions

You will be entitled to receive periodic distributions on the stated liquidation amount of $25 per Trust Preferred Security on the same payment dates and in the same amounts as we pay interest on a principal amount of Debentures equal to the liquidation amount of such Trust Preferred Security. Distributions will accumulate from May 22, 2008. The Trust will make distribution payments on the Trust Preferred Securities quarterly in arrears on March 15, June 15, September 15 and December 15 of each year commencing on September 15, 2008 (or if any such day is not a business day, on the next business day).

In the event any distribution date is not a business day, the payment made on the following business day shall be made without adjustment. If we defer payment of interest on the Debentures, distributions by the Trust on the Trust Preferred Securities will also be deferred.

On each distribution date, the Trust will pay the applicable distribution to the holders of the Trust Preferred Securities on the record date for that distribution date, which shall be the last day of the month immediately preceding the month in which the distribution date falls, whether or not a business day. Distributions on the Trust Preferred Securities will be cumulative. The Trust Preferred Securities will be effectively subordinated to the same debts and liabilities to which the Debentures are subordinated, as described under “Description of the Debentures — Subordination.”

For purposes of this prospectus supplement, “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York, Chicago, Illinois, or Wilmington, Delaware are authorized or required by law or executive order to remain closed.

In the event that any date on which distributions are payable on the Trust Preferred Securities is not a business day, then payment of the distribution will be made on the next succeeding business day without adjustment. Each date on which distributions are payable in accordance with the foregoing is referred to as a “distribution date.” The term “distribution” includes any interest payable on unpaid distributions unless otherwise stated. The period beginning on and including May 22, 2008 and ending on but excluding the first distribution date and each period after that period beginning on and including a distribution date and ending on but excluding the next distribution date is called a “distribution period.” Distributions to which holders of Trust Preferred Securities are entitled but are not paid will accumulate additional distributions at the annual rate.

The funds available to the Trust for distribution to holders of the Trust Preferred Securities will be limited to payments under the Debentures. If we do not make interest payments on the Debentures, the property trustee will not have funds available to pay distributions on the Trust Preferred Securities. The Trust will pay distributions through the property trustee, which will hold amounts received from the Debentures in a payment account for the benefit of the holders of the Trust Preferred Securities and the common securities.

Deferral of Distributions

We have the right, on one or more occasions, to defer payment of interest on the Debentures for one or more consecutive interest periods that do not exceed 10 years, as described under “Description of the Debentures — Option to Defer Interest Payments” below. If we exercise this right, the Trust will also defer paying a corresponding amount of distributions on the Trust Preferred Securities during that period of deferral. We refer to this period as a “deferral period.” No deferral period may extend beyond the final repayment date of the Debentures or the earlier repayment or redemption in full of the Debentures.

Although neither we nor the Trust will be required to make interest or distribution payments during deferral periods other than pursuant to the alternative payment mechanism described under “Description of the Debentures — Alternative Payment Mechanism” below, interest on the Debentures will continue to accrue during deferral periods and, as a result, distributions on the Trust Preferred Securities will continue to accumulate at the annual rate for the Debentures, compounded on each interest payment date. References to “accumulated and unpaid distributions” in this prospectus supplement include all accumulated and unpaid distributions, including compounded amounts thereon.

If the Trust defers distributions, the accumulated and unpaid distributions will be paid on the distribution payment date following the last day of the deferral period to the holders on the record date for that distribution payment date. Upon termination of a deferral period and payment of all amounts due on the Trust Preferred Securities, we may elect to begin a new deferral period.

If we exercise our deferral right, then during any deferral period, we generally may not make payments on or redeem or repurchase our capital stock or our debt securities or guarantees ranking pari passu with or junior to the Debentures upon liquidation, subject to certain limited exceptions, as described under “Description of the Debentures — Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances.”

Redemption

If we repay or redeem the Debentures, in whole or in part, the property trustee will use the Debentures or the proceeds of that repayment or redemption to redeem a total amount of Trust Preferred Securities and common securities equal to the amount of Debentures redeemed or repaid. Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Trust Preferred Securities in connection with a redemption of the Debentures, is subject to prior approval of the Federal Reserve.

The redemption price per Trust Preferred Security will equal the applicable redemption or repayment price attributed to $25 in principal amount of the Debentures calculated as described under “Description of the Debentures — Redemption” or “— Repayment of Principal” below, in each case plus accumulated but unpaid distributions to the date of payment. If less than all Trust Preferred Securities and common securities are redeemed, the amount of each to be redeemed will be allocated pro rata based upon the total amount of Trust Preferred Securities and common securities outstanding, except in the case of a payment default, as set forth below under “— Ranking of Common Securities” below.

Redemption Procedures

Notice of any redemption will be mailed by the property trustee at least 30 days but not more than 60 days before the redemption date to the registered address of each holder of Trust Preferred Securities to be redeemed. Notwithstanding the foregoing, notice of any redemption of Trust Preferred Securities relating to the repayment of the Debentures will be mailed at least 10 but not more than 15 business days before the redemption date to the registered address of each holder of Trust Preferred Securities to be redeemed.

If (i) the Trust gives a notice of redemption of Trust Preferred Securities for cash and (ii) we have paid to the property trustee, or the paying agent on behalf of the property trustee, a sufficient amount of cash in connection with the related redemption or maturity of the Debentures, then on the redemption date, the property trustee, or the paying agent on behalf of the property trustee, will irrevocably deposit with DTC funds sufficient to pay the redemption price for the class of Trust Preferred Securities being redeemed. See “Book-Entry System.” The Trust will also give DTC irrevocable instructions and authority to pay the redemption amount in immediately available funds to the beneficial owners of the global securities representing the Trust Preferred Securities. Distributions to be paid on or before the redemption date for any Trust Preferred Securities called for redemption will be payable to the holders as of the record dates for the related dates of distribution. If the Trust Preferred Securities called for redemption are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Trust Preferred Securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing the Trust Preferred Securities.

If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit:

•	all rights of the holders of such Trust Preferred Securities called for redemption will cease, except the right of the holders of such Trust Preferred Securities to receive the redemption price and any distribution payable in respect of the Trust Preferred Securities on or prior to the redemption date, but without interest on such redemption price; and

•	the Trust Preferred Securities called for redemption will cease to be outstanding.

If any redemption date is not a business day, then the redemption amount will be payable on the next business day (without any interest or other payment in respect of any such delay).

If payment of the redemption amount for any Debentures called for redemption is improperly withheld or refused and, accordingly, the redemption amount of the Trust Preferred Securities is not paid either by the Trust or by us under the guarantee, then interest on the Debentures will continue to accrue and distributions on the Trust Preferred Securities called for redemption will continue to accumulate at the annual rate, compounded on each distribution date, from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

If less than all of the Debentures are to be redeemed on a redemption date, then the aggregate liquidation amount of Trust Preferred Securities and common securities to be redeemed shall be allocated pro rata to the Trust Preferred Securities and common securities based upon the relative liquidation amounts of such classes, except in the case of a payment default, as set forth below under “— Ranking of Common Securities.” The property trustee will select the particular Trust Preferred Securities to be redeemed on a pro rata basis not more than 60 days before the redemption date from the outstanding Trust Preferred Securities not previously called for redemption by any method the property trustee deems fair and appropriate, or if the Trust Preferred Securities are in book-entry only form, in accordance with the procedures of DTC. See “Book-Entry System.”

For all purposes of the Declaration of Trust, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust Preferred Securities that has been or is to be redeemed.

Subject to applicable law, including, without limitation, U.S. federal securities laws and the replacement capital covenant, and subject to the Federal Reserve’s risk-based capital guidelines and policies applicable to bank holding companies, we or our affiliates may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

Optional Liquidation of the Trust and Distribution of the Debentures to Holders

Under the Declaration of Trust, the Trust shall dissolve upon the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of PrivateBancorp;

•	the written direction from us, as holder of the Trust’s common securities, to the property trustee to dissolve the Trust and distribute a like amount of the Debentures to the holders of the Trust Preferred Securities and common securities, subject to our having received any required prior approval of the Federal Reserve;

•	redemption of all of the Trust Preferred Securities as described under “— Redemption;” or

•	the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

Except as set forth in the next sentence, if an early dissolution occurs as described above, the property trustee will liquidate the Trust as expeditiously as possible by distributing, after satisfaction of liabilities to creditors of such Trust as provided by applicable law, to the holders of the Trust Preferred Securities and common securities a like amount of the Debentures. If the property trustee determines that such distribution is not possible or if the early dissolution occurs as a result of the redemption of Trust Preferred Securities, then the holders will be entitled to receive out of the assets of the Trust available for distribution to holders, and after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to the aggregate liquidation amount plus accrued and unpaid distributions to the date of payment. If the Trust has insufficient assets available to pay in full such aggregate liquidation distribution, then the amounts payable directly by the Trust on its Trust Preferred Securities and common securities shall be paid on a pro rata basis, except as set forth under “— Ranking of Common Securities.”

After the liquidation date fixed for any distribution of Debentures to holders of Trust Preferred Securities:

•	the Trust Preferred Securities will no longer be deemed to be outstanding;

•	DTC or its nominee, as the record holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Debentures to be delivered upon such distribution;

•	any certificates representing the Trust Preferred Securities not held by DTC or its nominee or surrendered to the exchange agent will be deemed to represent Debentures having a principal amount equal to the stated liquidation amount of such Trust Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such Trust Preferred Securities until such certificates are so surrendered for transfer or reissuance; and

•	all rights of the holders of the Trust Preferred Securities will cease, except the right to receive Debentures upon such surrender.

Under current United States federal income tax law, and assuming, as expected, the Trust is treated as a grantor trust, a distribution of Debentures in exchange for the Trust Preferred Securities would not be a taxable event to you. See “Certain United States Federal Income Tax Consequences — United States Holders — Receipt of Debentures upon Liquidation of the Trust” below.

Ranking of Common Securities

Payment of distributions on, and the redemption price of and the liquidation distribution in respect of, Trust Preferred Securities and common securities, as applicable, shall be made pro rata based on the respective liquidation amounts of the Trust Preferred Securities and common securities, except that upon the occurrence and continuation of a payment default on the Debentures, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities.

In the case of any event of default under the Declaration of Trust resulting from an event of default under the indenture for the Debentures, we, as holder of the Trust’s common securities, will have no right to act with respect to any such event of default under the Declaration of Trust until the effect of all such events of default with respect to the Trust Preferred Securities has been cured, waived or otherwise eliminated. Until all events of default under the Declaration of Trust with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of Trust Preferred Securities and not on our behalf, and only the holders of the Trust Preferred Securities will have the right to direct the property trustee to act on their behalf.

If an early dissolution event occurs in respect of the Trust, no liquidation distributions shall be made on the Trust’s common securities unless full liquidation distributions are made on the Trust Preferred Securities.

Events of Default under Declaration of Trust

Any one of the following events constitutes an event of default under the Declaration of Trust, or a “Trust Event of Default,” regardless of the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the occurrence of an event of default under the indenture with respect to the Debentures beneficially owned by the Trust;

•	the default by the Trust in the payment of any distribution on any Trust security of the Trust when such becomes due and payable, and continuation of such default for a period of 30 days;

•	the default by the Trust in the payment of any redemption price of any Trust security of the Trust when such becomes due and payable;

•	the failure to perform or the breach, in any material respect, of any other covenant or warranty of the trustees in the Declaration of Trust for 90 days after the defaulting trustee or trustees have received written notice of the failure to perform or breach in the manner specified in such Declaration of Trust; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 90 days.

Within 30 days after any Trust Event of Default actually known to the property trustee occurs, the property trustee will transmit notice of such Trust Event of Default to the holders of the affected class of Trust securities and to the administrative trustees, unless such Trust Event of Default shall have been cured or waived. We, as sponsor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we or they are in compliance with all the conditions and covenants applicable to us and to them under the Declaration of Trust.

The existence of a Trust Event of Default under the Declaration of Trust, in and of itself, with respect to the Debentures does not entitle the holders of the Trust Preferred Securities to accelerate the maturity of such Debentures.

An event of default under the indenture for the Debentures with respect to our failure to pay interest that we are otherwise obligated to pay on the Debentures in full within 30 days after the conclusion of a deferral period that continues for 10 years entitles the property trustee, as sole holder of the Debentures, to declare the Debentures due and payable under the indenture. For a more complete description of remedies available upon the occurrence of an event of default with respect to the Debentures, see “Description of the Debentures — Events of Default; Waiver and Notice” and “Relationship among Trust Preferred Securities, Debentures and Guarantees” below.

Removal of Trustees

Unless an event of default under the indenture has occurred and is continuing, the property trustee and/or the Delaware trustee may be removed at any time by the holder of the Trust’s common securities. The property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding Trust Preferred Securities for cause or by the holders of a majority in liquidation amount of the Trust Preferred Securities if an event of default under the indenture has occurred and is continuing. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in us, as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Declaration of Trust.

Co-Trustees and Separate Property Trustee

Unless an event of default under the indenture shall have occurred and be continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust property may at the time be located, we, as the holder of the Trust’s common securities, and the administrative trustees shall have the power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of such Trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of such Declaration of Trust. If an event of default under the indenture has occurred and is continuing, the property trustee alone shall have power to make such appointment.

Merger or Consolidation of Trustees

Any person into which the property trustee or the Delaware trustee, if not a natural person, may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under the Declaration of Trust, provided that such person shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The Trust may not merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to us or any other person, except as described below or as otherwise described in the Declaration of Trust. The Trust may, at our request, with the consent of the administrative trustees but without the consent of the holders of the Trust Preferred Securities, the property trustee or the Delaware trustee, merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, a successor trust organized as such under the laws of any state if:

•	such successor entity either:

•	expressly assumes all of the obligations of the Trust with respect to the Trust Preferred Securities, or

•	substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities, which we refer to as “Successor Securities,” so long as the Successor Securities rank the same as the Trust Preferred Securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	a trustee of such successor entity possessing the same powers and duties as the property trustee is appointed to hold the Debentures then held by or on behalf of the property trustee;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of Trust Preferred Securities, including any Successor Securities, in any material respect;

•	such successor entity has purposes substantially identical to those of the Trust;

•	prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the property trustee has received an opinion from counsel to the Trust experienced in such matters to the effect that:

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of Trust Preferred Securities, including any Successor Securities, in any material respect, and

•	following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, or “Investment Company Act”;

•	the Trust has received an opinion of counsel experienced in such matters that such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease will not cause the Trust or the successor entity to be classified as an association or a partnership for U.S. federal income tax purposes; and

•	we or any permitted successor or assignee own all of the common securities of such successor entity and guarantee the obligations of such successor entity under the Successor Securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in liquidation amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than one or more grantor trusts or agency arrangements or to be classified as an association or a partnership for U.S. federal income tax purposes.

Voting Rights; Amendment of the Declaration of Trust

Except as provided herein and under “Description of the Guarantee — Amendments and Assignment” and as otherwise required by law and the Declaration of Trust, the holders of the Trust Preferred Securities will have no voting rights or control over the administration, operation or management of the Trust or the obligations of the parties to the Declaration of Trust, including in respect of Debentures beneficially owned by the Trust. Under the Declaration of Trust, however, the property trustee will be required to obtain their consent before exercising some of its rights in respect of these securities.

Declaration of Trust.  We and the administrative trustees may amend the Declaration of Trust without the consent of the holders of the Trust Preferred Securities, the property trustee or the Delaware trustee, unless, in the case of the first two bullets below, such amendment will materially and adversely affect the interests of any holder of Trust Preferred Securities, the property trustee or the Delaware trustee or impose any additional duty or obligation on the property trustee or the Delaware trustee, to:

•	cure any ambiguity, correct or supplement any provisions in the Declaration of Trust that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Declaration of Trust, which may not be inconsistent with the other provisions of the Declaration of Trust;

•	modify, eliminate or add to any provisions of the Declaration of Trust to such extent as shall be necessary to ensure that the Trust will be classified for U.S. federal income tax purposes as one or more grantor trusts or agency arrangements and not as an association or a partnership at all times that any Trust securities are outstanding, to ensure that the Trust will not be required to register as an “investment company” under the Investment Company Act, to ensure the treatment of the Trust Preferred Securities as Tier 1 capital under prevailing Federal Reserve rules and regulations, or to conform the Declaration of Trust or the Trust Preferred Securities to the description thereof contained in this prospectus supplement;

•	provide that certificates for the Trust Preferred Securities may be executed by an administrative trustee by facsimile signature instead of manual signature, in which case such amendment(s) shall also provide for the appointment by us of an authentication agent and certain related provisions;

•	require that holders that are not U.S. persons for U.S. federal income tax purposes irrevocably appoint a U.S. person to exercise any voting rights to ensure that the Trust will not be treated as a foreign trust for U.S. federal income tax purposes; or

•	conform the terms of the Declaration of Trust to the description of the Declaration of Trust, the Trust Preferred Securities and the Trust’s common securities in this prospectus supplement, in the manner provided in the Declaration of Trust.

Any such amendment shall become effective when notice thereof is given to the property trustee, the Delaware trustee and the holders of the Trust Preferred Securities.

We and the administrative trustees may generally amend the Declaration of Trust with:

•	the consent of holders representing not less than a majority, based upon liquidation amounts, of the outstanding Trust Preferred Securities affected by the amendments; and

•	receipt by the trustees of the Trust of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees of the Trust or the administrative trustees in accordance with such amendment will not affect the Trust’s status as one or more grantor trusts or agency arrangements for U.S. federal income tax purposes or affect the Trust’s exemption from status as an “investment company” under the Investment Company Act.

However, without the consent of each affected holder of Trust securities, the Declaration of Trust may not be amended to:

•	change the amount or timing, or otherwise adversely affect the amount, of any distribution required to be made in respect of Trust securities as of a specified date; or

•	restrict the right of a holder of Trust securities to institute a suit for the enforcement of any such payment on or after such date.

Indenture and Debentures.  So long as the property trustee holds any Debentures, the trustees of the Trust may not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding Trust Preferred Securities:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee for the Debentures, or execute any trust or power conferred on the indenture trustee with respect to such Debentures;

•	waive any past default that is waivable under the indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the Debentures is due and payable; or

•	consent to any amendment, modification or termination of the indenture or such Debentures, where such consent by the holders of the Debentures shall be required.

If a consent under the indenture would require the consent of each holder of Debentures affected thereby, no such consent may be given by the property trustee without the prior consent of each holder of the Trust Preferred Securities.

The property trustee will notify each holder of Trust Preferred Securities of any notice of default with respect to the Debentures. In addition to obtaining the foregoing approvals of the holders of the Trust Preferred Securities, before taking any of the foregoing actions, the administrative trustees of the Trust will obtain an opinion of counsel experienced in such matters to the effect that such action would not cause the Trust to be classified as other than one or more grantor trusts or agency arrangements or as an association or a partnership for U.S. federal income tax purposes. The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities except by subsequent vote of the holders of the Trust Preferred Securities.

General.  Any required approval of holders of Trust Preferred Securities may be given at a meeting of holders of Trust Preferred Securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each record holder of Trust Preferred Securities in the manner set forth in the Declaration of Trust.

No vote or consent of the holders of Trust Preferred Securities will be required for the Trust to redeem and cancel the Trust Preferred Securities in accordance with the Declaration of Trust.

Notwithstanding that holders of the Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are owned by us, our affiliates, the trustees or any of their affiliates, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agent

Payments on the Trust Preferred Securities shall be made to DTC, which shall credit the relevant accounts on the applicable distribution dates. If any Trust Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder as such address shall appear on the register.

The paying agent shall initially be Wilmington Trust Company and any co-paying agent chosen by the property trustee and acceptable to us and to the administrative trustees. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to the administrative trustees and to the property trustee. In the event that Wilmington Trust Company shall no longer be the paying agent, the property trustee will appoint a successor to act as paying agent, which will be a bank or trust company acceptable to the administrative trustees and to us.

Registrar and Transfer Agent

Wilmington Trust Company will act as registrar and transfer agent, or “Transfer Agent,” for the Trust Preferred Securities.

Registration of transfers of Trust Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Neither the Trust nor the Transfer Agent shall be required to register the transfer of or exchange any Trust security during a period beginning at the opening of business 15 days before the day of selection for redemption of Trust securities and ending at the close of business on the day of mailing of notice of redemption or to transfer or exchange any Trust security so selected for redemption in whole or in part, except, in the case of any Trust security to be redeemed in part, any portion thereof not to be redeemed.

Any Trust Preferred Securities can be exchanged for other Trust Preferred Securities so long as such other Trust Preferred Securities are denominated in authorized denominations and have the same aggregate liquidation amount and same terms as the Trust Preferred Securities that were surrendered for exchange. The Trust Preferred Securities may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the Trust Preferred Securities, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the Trust Preferred Securities. We may at any time rescind the designation or approve a change in the location of any office or agency, in addition to the security registrar, designated by us where holders can surrender the Trust Preferred Securities for registration of transfer or exchange. However, the Trust will be required to maintain an office or agency in each place of payment for the Trust Preferred Securities.

Information Concerning the Property Trustee

Other than during the occurrence and continuance of a Trust Event of Default, the property trustee undertakes to perform only the duties that are specifically set forth in the Declaration of Trust. After a Trust Event of Default, the property trustee must exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the Declaration of Trust at the request of any holder of Trust Preferred Securities unless it is offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities that might be incurred. If no Trust Event of Default has occurred and is continuing and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the Declaration of Trust or is unsure of the application of any provision of the Declaration of Trust, and the matter is not one upon which holders of Trust Preferred Securities are entitled under the Declaration of Trust to vote, then the property trustee will take any action that we direct. If we do not provide direction, the property trustee may take or refrain from taking any action that it deems advisable and in the interests of the holders of the Trust securities and will have no liability except for its own negligence or willful misconduct.

We and our affiliates may maintain certain accounts and other banking relationships with the property trustee and its affiliates in the ordinary course of business.

Trust Expenses

Pursuant to the Declaration of Trust, we, as sponsor, agree to pay:

•	all debts and other obligations of the Trust (other than with respect to the Trust Preferred Securities);

•	all costs and expenses of the Trust, including costs and expenses relating to the organization of the Trust, the fees, expenses and indemnities of the trustees and the cost and expenses relating to the operation of the Trust; and

•	any and all taxes and costs and expenses with respect thereto, other than U.S. withholding taxes, to which the Trust might become subject.

Governing Law

The Declaration of Trust will be governed by and construed in accordance with the laws of Delaware.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that it will not be required to register as an “investment company” under the Investment Company Act or characterized as other than one or more grantor trusts or agency arrangements for U.S. federal income tax purposes. The administrative trustees are authorized and directed to conduct their affairs so that the Debentures will be treated as indebtedness of PrivateBancorp for U.S. federal income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Declaration of Trust, that we and the administrative trustees determine to be necessary or desirable to achieve such end, as long as such action does not materially and adversely affect the interests of the holders of the Trust Preferred Securities.

Holders of the Trust Preferred Securities have no preemptive or similar rights. The Trust Preferred Securities are not convertible into or exchangeable for our common stock or preferred stock.

Subject to the replacement capital covenant and to the Federal Reserve’s risk-based capital guidelines and policies applicable to bank holding companies, we or our affiliates may from time to time purchase any of the Trust Preferred Securities that are then outstanding by tender, in the open market or by private agreement.

The Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

Further Issues

The Trust has the right to issue additional Trust Preferred Securities of this series in the future without the consent or notice to the holders of the Trust Preferred Securities or the Debentures, provided that: the Trust receives an opinion of counsel experienced in such matters that after the issuance the Trust will continue to be classified for United States federal income tax purposes as a grantor trust; the Trust receives an opinion of counsel experienced in such matters that after the issuance the Trust will not be required to register as an investment company under the Investment Company Act; and the Trust concurrently purchases a like amount of Debentures.

Any such additional Trust Preferred Securities will have the same terms as the Trust Preferred Securities being offered by this prospectus supplement but may be offered at a different offering price and accrue distributions from a different date than the Trust Preferred Securities being offered hereby. If issued, any such additional Trust Preferred Securities will become part of the same series as the Trust Preferred Securities being offered hereby.

DESCRIPTION OF THE DEBENTURES

The following is a description of the terms of the Debentures and the indenture. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Debentures and the indenture referred to below, copies of which are available upon request from us.

The Debentures will be issued pursuant to the junior subordinated indenture, to be dated as of May 22, 2008, between us and Wilmington Trust Company, as indenture trustee. We refer to the junior subordinated indenture, as amended and supplemented (including by a first supplemental indenture, to be dated as of May 22, 2008), as the “indenture,” and to Wilmington Trust Company or its successor, as indenture trustee, as the “indenture trustee.” You should read the indenture for provisions that may be important to you.

We anticipate that until the liquidation, if any, of the Trust, the Debentures will be held by the property trustee for the benefit of the holders of the Trust Preferred Securities and the Trust’s common securities. In the event that the Trust is liquidated, we expect that the Debentures will be held in book-entry form only, as described under “Book-Entry System,” and will be held in the name of DTC or its nominee.

The indenture does not limit the amount of debt that we or our subsidiaries may incur either under the indenture or other indentures to which we are or become a party. The Debentures are not convertible into or exchangeable for our common stock or authorized preferred stock.

General

The Debentures will be unsecured and subordinated upon our liquidation (whether in bankruptcy or otherwise) to all of our indebtedness for money borrowed, including approximately $101 million of junior subordinated debt securities underlying outstanding traditional trust preferred securities of PrivateBancorp and other subordinated debt that is not by its terms expressly made pari passu with or junior to the Debentures upon liquidation, but will be pari passu with trade creditors and other pari passu securities, as defined below under “— Subordination.”

Interest Rate and Interest Payment Dates

The Debentures will bear interest at the annual rate of 10.00%, from and including May 22, 2008, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2008 (or if such a day is not a business day, on the next business day).

We refer to these dates as “interest payment dates,” and to the period beginning on and including May 22, 2008 and ending on but excluding the first interest payment date, and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment date, as an “interest period.” The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event any interest payment date is not a business day, the payment made on the following business day shall be made without adjustment.

Accrued interest that is not paid on the applicable interest payment date (after giving effect to the adjustments for non-business days described above) will bear additional interest, to the extent permitted by law, at the same annual rate, from the relevant interest payment date, compounded on each subsequent interest payment date. The terms “interest” and “deferred interest” refer not only to regularly scheduled interest payments but also to interest on interest payments not paid on the applicable interest payment date (i.e., compounded interest).

Option to Defer Interest Payments

We may elect at one or more times to defer payment of interest on the Debentures for one or more consecutive interest periods that do not exceed 10 years. We may defer payment of interest subject to our obligations described under “— Alternative Payment Mechanism.” We may not defer interest beyond June 15, 2068 or the earlier redemption in full of the Debentures.

Deferred interest on the Debentures will bear interest at the annual rate of 10.00%, compounded on each interest payment date, subject to applicable law. As used in this prospectus supplement, a “deferral period” refers to the period beginning on an interest payment date with respect to which we elect to defer interest and ending on the earlier of (i) the tenth anniversary of that interest payment date and (ii) the next interest payment date on which we have paid the entire deferred amount, all deferred amounts with respect to any subsequent period and all other accrued interest on the Debentures. At the end of any deferral period, we shall pay all deferred interest on the Debentures to the holder as of the close of business on the record date with respect to the interest payment date at the end of such deferral period.

We have agreed in the indenture that, subject to the occurrence and continuation of a supervisory event or a market disruption event (each as described further below):

•	immediately following the first interest payment date during the deferral period on which we elect to pay current interest or, if earlier, the fifth anniversary of the beginning of the deferral period, we will be required to sell qualifying APM securities (as described in “— Alternative Payment Mechanism”) pursuant to the alternative payment mechanism (as described in “— Alternative Payment Mechanism”) and apply the eligible proceeds to the payment of any deferred interest (and compounded interest) on the next interest payment date, and this requirement will continue in effect until the end of the deferral period; and

•	we will not pay deferred interest on the Debentures (and compounded interest thereon) during any deferral period prior to the final repayment date or at any time an event of default has occurred and is continuing from any source other than eligible proceeds (as described in “— Alternative Payment Mechanism”), except as contemplated by the following paragraph. We may pay current interest at all times from any available funds.

However, if a supervisory event (as described in “— Market Disruption Events and Supervisory Events”) or an event of default has occurred and is continuing, then we may (but are not obligated to) pay deferred interest with cash from any source without a breach of our obligations under the indenture. In addition, if we sell qualifying APM securities pursuant to the alternative payment mechanism but a supervisory event arises from the Federal Reserve disapproving the use of the proceeds to pay deferred interest, we may use the proceeds for other purposes and continue to defer interest without a breach of our obligations under the indenture.

If we are involved in a merger, consolidation, amalgamation or conveyance, transfer or lease of assets substantially as an entirety to any other person (a “business combination”) where immediately after the consummation of the business combination more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination, then the foregoing rules with respect to the alternative payment mechanism and payment of interest during a deferral period will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination (or if later, at any time within 90 days following the date of consummation of the business combination). The settlement of all deferred interest, whether it occurs on an interest payment date or another date, will immediately terminate the deferral period. We will establish a special record date for the payment of any deferred interest pursuant to this provision on a date other than an interest payment date, which record date shall also be a special record date for the payment of the corresponding distribution on the Trust Preferred Securities.

Although our failure to comply with the foregoing rules with respect to the alternative payment mechanism and payment of interest during a deferral period will be a breach of the indenture, it will not constitute an event of default under the indenture or give rise to a right of acceleration or similar remedy under the terms thereof.

If we have paid all deferred interest (and compounded interest) on the Debentures, we can again defer interest payments on the Debentures as described above.

If the property trustee, on behalf of the Trust, is the sole holder of the Debentures, we will give each of the property trustee and the relevant Delaware trustee written notice of our election to begin or extend any deferral period at least five business days before the earlier of:

•	the next succeeding date on which the distributions on the Trust Preferred Securities are payable; and

•	the date the property trustee is required to give notice to holders of the Trust Preferred Securities of the record or payment date for the related distribution.

The property trustee will give notice of PrivateBancorp’s election of a deferral period to the holders of the Trust Preferred Securities.

If the property trustee, on behalf of the Trust, is not the sole holder of the Debentures, we will give the holders of the Debentures and the indenture trustee written notice of our election of a deferral period at least five business days before the next interest payment date.

PrivateBancorp has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Debentures.

Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances

We will agree that, so long as any Debentures remain outstanding, if we have given notice of our election to defer interest payments on the Debentures but the related deferral period has not yet commenced or a deferral period is continuing, then we will not:

•	declare or pay any dividends or distributions on our capital stock or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;

•	make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of our debt securities or guarantees that rank upon our liquidation on a parity with the Debentures (including the Debentures, “parity securities”) or junior to the Debentures; or

•	make any payments under any guarantee that ranks pari passu with or junior to our guarantee related to the Debentures.

The restrictions listed above do not apply to:

•	any repurchase, redemption or other acquisition of shares of our capital stock in connection with:

•	any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors;

•	the satisfaction of our obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the deferral period;

•	a dividend reinvestment or shareholder purchase plan;

•	the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable deferral period;

•	any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

•	any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or repurchase of rights pursuant thereto;

•	payments by us under any guarantee agreement executed for the benefit of the holders of the Trust Preferred Securities;

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock;

•	any payment of current or deferred interest on parity securities that is made pro rata to the amounts due on such parity securities (including the Debentures), provided that such payments are made in accordance with the last paragraph under “— Alternative Payment Mechanism” to the extent it applies, and any payments of deferred interest on parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities; or

•	any payment of principal on parity securities necessary to avoid a breach of the instrument governing such parity securities.

Our outstanding junior subordinated debt securities contain provisions that will restrict the payment of principal of, and interest on, and the repurchase or redemption of, any of the Debentures as well as any guarantee payments on the guarantee of the Debentures if circumstances comparable to the foregoing occur with respect to those securities, subject to certain exceptions.

In addition, if any deferral period lasts longer than one year, we may not repurchase or acquire any securities ranking junior to or pari passu with any qualifying APM securities the proceeds of which were used to settle deferred interest during the relevant deferral period before the first anniversary of the date on which all deferred interest has been paid, subject to the exceptions listed above. However, if we are involved in a business combination, then the one-year restriction on such repurchases will not apply to any deferral period that is terminated on or prior to the next interest payment date following the date of consummation of the business combination (or if later, at any time within 90 days following the date of consummation of the business combination).

Alternative Payment Mechanism

Subject to the conditions described in “— Option to Defer Interest Payments” above and to the exclusions described in this section and in “— Market Disruption Events and Supervisory Events” below, if we defer interest on the Debentures, we will be required, commencing not later than (i) the first interest payment date following the commencement of a deferral period on which we pay current interest (which we may do from any source of funds) or (ii) the fifth anniversary of the commencement of the deferral period, to issue qualifying APM securities until we have raised an amount of eligible proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest, including compounded interest, on the Debentures. We refer to this period as the “APM period” and to this method of funding the payment of accrued and unpaid interest as the “alternative payment mechanism.”

We have agreed to apply eligible proceeds raised during any deferral period pursuant to the alternative payment mechanism to pay deferred interest (and compounded interest) on the Debentures.

Notwithstanding (and as a qualification to) the foregoing, under the alternative payment mechanism:

•	we may (but are not obligated to) pay deferred interest with cash from any source if a supervisory event or an event of default has occurred and is continuing;

•	we are not required to issue common stock (or, if we have amended the definition of “qualifying APM securities” to eliminate common stock, as discussed below, qualifying warrants) with respect to deferred interest attributable to the first five years of any deferral period (including compounded interest thereon) if the net proceeds of any issuance of common stock applied during such deferral period to pay interest on the Debentures pursuant to the alternative payment mechanism, together with the net proceeds of all prior issuances of common stock and qualifying warrants so applied for that deferral period, would exceed an amount equal to 2% of the product of (1) the average of the current stock market prices of our common stock on the 10 consecutive trading days ending on the second trading day immediately preceding the date of issuance multiplied by (2) the total number of issued and outstanding shares of our common stock as of the date of our then most recent publicly available consolidated financial statements (the “common equity issuance cap”);

•	we are not required to issue qualifying preferred stock to the extent that the net proceeds of any issuance of qualifying preferred stock applied to pay interest on the Debentures pursuant to the alternative payment mechanism, together with the net proceeds of all prior issuances of qualifying preferred stock applied during the current and all prior deferral periods, would exceed 25% of the aggregate principal amount of the Debentures initially issued under the indenture (the “preferred stock issuance cap”); and

•	so long as the definition of “qualifying APM securities” has not been amended to eliminate common stock, as discussed below, the sale of qualifying warrants to pay deferred interest is an option that may be exercised at our sole discretion, subject to the common equity issuance cap, and we will not be obligated to sell qualifying warrants or to apply the proceeds of any such sale to pay deferred interest on the Debentures, and no class of investors of our securities, or any other party, may require us to issue qualifying warrants.

Once we reach the common equity issuance cap for a deferral period, we will not be required to issue more common stock under the alternative payment mechanism with respect to deferred interest attributable to the first five years of such deferral period (including compounded interest thereon) even if the amount referred to in the second bullet point above subsequently increases because of a subsequent increase in the current stock market price of our common stock or the number of outstanding shares of our common stock. The common equity issuance cap will cease to apply after the fifth anniversary of the commencement of any deferral period, at which point we must pay any deferred interest regardless of the time at which it was deferred, using the alternative payment mechanism, subject to any supervisory event or market disruption event. In addition, if the common equity issuance cap is reached during a deferral period and we subsequently repay all deferred interest, the common equity issuance cap will cease to apply at the termination of such deferral period and will not apply again unless and until we start a new deferral period.

“Eligible proceeds” means, for each relevant interest payment date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) we have received during the 180-day period prior to that interest payment date from the issuance or sale of qualifying APM securities (excluding sales of qualifying preferred stock in excess of the preferred stock issuance cap) to persons that are not our subsidiaries.

“Intent-based replacement disclosure” means, as to any security or combination of securities (together in this definition, “securities”), that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the SEC made by the issuer under the Exchange Act prior to or contemporaneously with the issuance of such securities, that the issuer or its subsidiaries will redeem or purchase such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of redemption or purchase that are as or more equity-like than the securities then being redeemed or purchased, raised within 180 days prior to the applicable redemption or purchase date. Notwithstanding the use of the term “intent-based replacement disclosure” in the definition of “qualifying preferred stock,” the requirement in each such definition that a particular security or the related transaction documents include intent-based replacement disclosure shall be disregarded and given no force or effect for so long as we are a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

“Permitted remedies” means, with respect to any securities, one or both of the following remedies: (a) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded), and (b) complete or partial prohibitions on the issuer paying distributions on or repurchasing common stock or other securities that rank pari passu with or junior to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Qualifying APM securities” means common stock, qualifying preferred stock and qualifying warrants, provided that we may, without the consent of the holders of the Trust Preferred Securities or the Debentures, amend the definition of “qualifying APM securities” to eliminate common stock or qualifying warrants (but not both) from this definition if, after the initial issue date for the Trust Preferred Securities, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to eliminate common stock or qualifying warrants as a qualifying APM security would result in a reduction in our earnings per share as calculated for financial reporting purposes. We will promptly notify the holders of the Debentures, and the trustees of the Trust will promptly notify the holders of the Trust Preferred Securities, in the manner contemplated in the indenture and the Declaration of Trust, of such change.

“Qualifying preferred stock” means our non-cumulative perpetual preferred stock that (i) contains no remedies other than “permitted remedies” and (ii)(a) is subject to “intent-based replacement disclosure” and has a provision that prohibits us from making any distributions thereon upon our failure to satisfy one or more financial tests set forth therein or (b) is subject to a “qualifying replacement capital covenant.”

“Qualifying replacement capital covenant” means a replacement capital covenant that is substantially similar to the replacement capital covenant applicable to the Debentures or a replacement capital covenant, as identified by our board of directors acting in good faith and in its reasonable discretion and reasonably construing the definitions and other terms of this Replacement Capital Covenant, (i) entered into by a company that at the time it enters into such replacement capital covenant is a reporting company under the Exchange Act and (ii) that restricts the related issuer from redeeming, repaying or purchasing identified securities except to the extent of the applicable percentage of the net proceeds from the issuance of specified replacement capital securities that have terms and provisions at the time of redemption, repayment or purchase that are as or more equity-like than the securities then being redeemed, repaid or purchased within the 180-day period prior to the applicable redemption, repayment or purchase date.

“Qualifying warrants” means any net share settled warrants to purchase our common stock that (1) have an exercise price greater than the “current stock market price” of our common stock, and (2) we are not entitled to redeem for cash and the holders of which are not entitled to require us to repurchase for cash in any circumstances. We intend that any qualifying warrants issued in accordance with the alternative payment mechanism will have exercise prices at least 10% above the current stock market price of our common stock on the date of issuance. The “current stock market price” of our common stock on any date shall be the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the Nasdaq Global Select Market or, if our common stock is not then listed on the Nasdaq Global Select Market, as reported by the principal U.S. securities exchange on which our common stock is traded or quoted. If our common stock is not listed on any U.S. securities exchange on the relevant date, the “current stock market price” shall be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the OTC Bulletin Board, the Pink Sheets LLC or a similar organization. If our common stock is not so quoted, the “current stock market price” shall be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Although our failure to comply with our obligations with respect to the alternative payment mechanism will breach the indenture, it will not constitute an event of default thereunder or give rise to a right of acceleration or similar remedy under the terms thereof. The remedies of holders of the Debentures and the Trust Preferred Securities will be limited in such circumstances as described under “Risk Factors — The property trustee, as holder of the Debentures on behalf of the Trust, has only limited rights of acceleration” above.

If, due to a market disruption event or otherwise, we were able to raise some, but not all, eligible proceeds necessary to pay all deferred interest (including compounded interest thereon) on any interest payment date, we will apply any available eligible proceeds to pay accrued and unpaid interest on the applicable interest payment date in chronological order based on the date each payment was first deferred, subject to the common equity issuance cap and preferred stock issuance cap, and each holder of Trust Preferred Securities will be entitled to receive its pro rata share of any amounts received on the Debentures. If we have outstanding parity securities under which we are obligated to sell securities that are qualifying APM securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of the deferred interest and distributions shall be applied to the Debentures and those other parity securities on a pro rata basis up to the common equity issuance cap or the preferred stock issuance cap (or comparable provisions in the instruments governing those parity securities) in proportion to the total amounts that are due on the Debentures and such securities, or on such other basis as the Federal Reserve may approve.

Market Disruption Events and Supervisory Events

A “market disruption event” means the occurrence or existence of any of the following events or sets of circumstances:

•	trading in securities generally (or in PrivateBancorp’s common stock or the Trust Preferred Securities specifically) on the Nasdaq Global Select Market or any other national securities exchange or in the over-the-counter market, on which our common stock and/or the Trust Preferred Securities are then listed or traded, shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the SEC, by the relevant exchange or by any other regulatory body or governmental body having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, our common stock and/or the Trust Preferred Securities;

•	we would be required to obtain the consent or approval of a regulatory body (including, without limitation, any securities exchange but excluding the Federal Reserve) or governmental authority to issue or sell qualifying APM securities pursuant to the alternative payment mechanism and that consent or approval has not yet been obtained notwithstanding our commercially reasonable efforts to obtain that consent or approval;

•	the number of shares of our common stock necessary to raise sufficient proceeds to pay the deferred interest payments would exceed our “shares available for issuance” (as defined below) and consent of our shareholders to increase the amount of authorized shares has not been obtained (PrivateBancorp having used commercially reasonable efforts to obtain such consent); provided that the foregoing market disruption event will not relieve us of our obligation to issue the number of shares available for issuance and to apply the proceeds thereof in partial payment of deferred interest;

•	a banking moratorium shall have been declared by the federal or state authorities of the United States such that market trading in our qualifying APM securities has been materially disrupted;

•	a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading in our qualifying APM securities has been materially disrupted;

•	the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading in our qualifying APM securities has been materially disrupted;

•	there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, such that market trading in our qualifying APM securities has been materially disrupted;

•	an event occurs and is continuing as a result of which the offering document for the offer and sale of qualifying APM securities would, in our reasonable judgment, after consultation with outside counsel experienced in such matters, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at such time, in our reasonable judgment, is not otherwise required by law and would have a material adverse effect on our business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate that transaction, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 180 days in any 360-day period; or

•	we reasonably believe after consultation with outside counsel experienced in such matters, that the offering document for the offer and the sale of qualifying APM securities would not be in compliance with a rule or regulation of the SEC (for reasons other than those described in the immediately preceding bullet) and we are unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 180 days in any 360-day period.

A “supervisory event” shall commence upon the date we have notified the Federal Reserve of our intention and affirmatively requested Federal Reserve approval both (1) to sell qualifying APM securities and (2) to apply the net proceeds of such sale to pay deferred interest on the Debentures, and we have been notified that the Federal Reserve disapproves of, or approves of subject to material conditions or restrictions, either of those actions, even though we affirmatively requested approval. A supervisory event shall cease on the business day following the earlier to occur of (A) the tenth anniversary of the commencement of any deferral period or (B) the day on which the Federal Reserve notifies us in writing that it no longer disapproves of our intention to both (i) issue or sell qualifying APM securities and (ii) apply the net proceeds from such sale to pay deferred interest on the Debentures. The occurrence and continuation of a supervisory event will excuse us from our obligation to sell qualifying APM securities and to apply the net proceeds of such sale to pay deferred interest on the Debentures and will permit us to pay deferred interest using cash from any other source without breaching our obligations under the indenture. Because a supervisory event will exist if the Federal Reserve disapproves of either of these requests, the Federal Reserve will be able, without triggering a default under the indenture, to permit us to sell qualifying APM securities but to prohibit us from applying the proceeds to pay deferred interest on the Debentures.

We will be excused from our obligations under the alternative payment mechanism in respect of any interest payment date if we provide written certification to the indenture trustee (which the indenture trustee will promptly forward upon receipt to each holder of record of Trust Preferred Securities) no more than 15 and no less than 10 business days in advance of that interest payment date certifying that:

•	a market disruption event was existing after the immediately preceding interest payment date; and

•	either (a) the market disruption event continued for the entire period from the business day immediately following the preceding interest payment date to the business day immediately preceding the date on which that certification is provided or (b) the market disruption event continued for only part of this period, but we were unable after commercially reasonable efforts to raise sufficient eligible proceeds during the rest of that period to pay all accrued and unpaid interest due on that interest payment date.

We will also be excused from our obligations under the alternative payment mechanism in respect of any interest payment date if we provide written certification to the indenture trustee (which the indenture trustee will promptly forward upon receipt to each holder of record of Trust Preferred Securities) on or prior to that interest payment date certifying that:

•	a supervisory event was existing after the immediately preceding interest payment date; and

•	(a) the supervisory event prevented the sale of qualifying APM securities for the entire period from the business day immediately following the preceding interest payment date to the business day immediately preceding the date on which that certification is provided, (b) the supervisory event prevented the sale of qualifying APM securities for only part of this period, but we were unable after commercially reasonable efforts to raise sufficient eligible proceeds during the rest of that period to pay all accrued and unpaid interest due on that interest payment date or (c) the supervisory event prevents us from applying the net proceeds of sales of qualifying APM securities to pay deferred interest on that interest payment date.

We will not be excused from our obligations under the alternative payment mechanism if we determine not to pursue or complete the sale of qualifying APM securities due to pricing, dividend rate or dilution considerations.

Obligation to Seek Shareholder Approval to Increase Authorized Shares

Under the indenture, we will be required to use commercially reasonable efforts to seek shareholder approval at our next regularly scheduled annual shareholders’ meeting to increase the number of our authorized shares if, at any date, the “shares available for issuance” fall below three times the number of shares that we would need to issue to raise sufficient proceeds to pay (assuming a price per share equal to the average trading price of our shares over the 10 trading day period preceding such date):

•	then outstanding deferred interest on the Debentures, plus

•	twelve additional months of deferred interest on the Debentures.

A failure to use our commercially reasonable efforts to seek shareholder consent to increase the number of authorized shares would constitute a breach under the indenture, but would not constitute an event of default under the indenture giving rise to acceleration rights.

Our “shares available for issuance” will be calculated in two steps. First, we will deduct from the number of our authorized and unissued shares the maximum number of shares of common stock that can be issued under existing reservations and commitments under which we are able to determine such maximum number. After deducting that number of shares from our authorized and unissued shares, we will allocate on a pro rata basis or such other basis as we determine is appropriate, the remaining authorized and unissued shares to the alternative payment mechanism and to any other similar commitment that is of an indeterminate nature and under which we are then required to issue shares. The definition of “shares available for issuance” will have the effect of giving absolute priority for issuance to those reservations and commitments under which we are able to determine the maximum number of shares issuable irrespective of when they were entered into.

We will be permitted to modify the definition of “shares available for issuance” and the related provisions of the indenture without the consent of holders of the Trust Preferred Securities or Debentures, provided that (i) we have determined, in our reasonable discretion, that such modification is not materially adverse to such holders and (ii) the number of shares available for issuance after giving effect to such modification will not fall below the then applicable threshold set forth in the third preceding paragraph above.

Repayment of Principal

Maturity.  The principal amount of the Debentures, together with accrued and unpaid interest, is due and payable on June 15, 2068, or if that day is not a business day, on the next business day.

Redemption

The Debentures are:

•	redeemable, in whole or in part, at our option at any time on or after June 15, 2013 at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest through the date of redemption;

•	redeemable, in whole but not in part, at any time prior to June 15, 2013 within 90 days following the occurrence of and during the continuation of a “tax event,” “investment company event” or “capital treatment event,” as set forth below; and

•	not subject to any sinking fund or similar provisions.

Any redemption of the Debentures prior to June 15, 2048 is subject to our obligations under the replacement capital covenant as described under “Replacement Capital Covenant.” Moreover, under the current risk-based capital adequacy guidelines of the Federal Reserve, approval from the Federal Reserve is generally required for the early redemption of preferred stock or trust preferred securities included in regulatory capital.

The redemption price of the Debentures will be equal to 100% of the principal amount of the Debentures being redeemed. In the case of a redemption within 90 days after the occurrence of a “tax event,” “investment company event” or “capital treatment event,” the redemption price will be equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest to the redemption date.

A “tax event” means the receipt by PrivateBancorp of an opinion of counsel experienced in such matters to the effect that, as a result of any:

•	amendment to or change (including any announced prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is effective on or after the date of issuance of the Trust Preferred Securities; or

•	official administrative decision or judicial decision interpreting or applying those laws or regulations that is announced on or after the date of issuance of the Trust Preferred Securities;

there is more than an insubstantial risk that:

•	the Trust is, or it is anticipated that it will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Debentures;

•	interest payable by us on the Debentures is not, or it is anticipated that within 90 days of the date of such opinion it will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

•	the Trust is, or it is anticipated that it will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

An “investment company event” means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Trust Preferred Securities, there is more than an insubstantial risk that the Trust is, or will be within 90 days of the date of such opinion of counsel, considered an “investment company” that is required to be registered under the Investment Company Act.

A “capital treatment event” means our reasonable determination, after consultation with the Federal Reserve and outside counsel experienced in such matters, that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws, rules or regulations, which amendment or change is effective or which pronouncement, action or decision is announced on or after the date of issuance of the Trust Preferred Securities, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the aggregate liquidation amount of the Trust Preferred Securities as “Tier 1 capital” (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to us.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Debentures or portions thereof called for redemption.

We may not redeem the Debentures in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest, has been paid in full on all outstanding Debentures for all interest periods terminating on or before the redemption date.

In the event of any redemption, neither we nor the indenture trustee will be required to:

•	issue, register the transfer of or exchange Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Debentures and ending at the close of business on the day of mailing of notice of redemption; or

•	transfer or exchange any Debentures so selected for redemption, except, in the case of any Debentures being redeemed in part, any portion thereof not to be redeemed.

Subordination

Our obligations to pay interest and premium (if any) on, and principal of, the Debentures are subordinate and junior in right of payment and upon liquidation to all our senior, subordinated and junior subordinated indebtedness, whether now outstanding or subsequently incurred, including all of our indebtedness for money borrowed. Substantially all of our existing indebtedness is senior to the Debentures, including approximately $101 million of junior subordinated debt securities underlying our outstanding traditional trust preferred securities, and other indebtedness evidenced by bonds, debentures, notes or similar instruments, similar obligations arising from off-balance sheet guarantees and direct credit substitutes, obligations associated with derivative products including interest rate and foreign exchange contracts and futures contracts relating to mortgages, commodity contracts, capital lease obligations and guarantees of any of the foregoing, but not including trade accounts payable and accrued liabilities arising in the ordinary course of business, including deposit accounts, which will rank equally in right of payment and upon liquidation with the Debentures and other debt securities and guarantees that by their terms do not rank senior or pari passu in right of payment to the Debentures; provided, however, that the Debentures and the guarantee will rank equally upon liquidation with any Pari Passu Securities. “Pari Passu Securities” means (i) indebtedness that, among other things, (a) qualifies or is issued to financing vehicles issuing securities that qualify as Tier 1 capital of PrivateBancorp under the capital guidelines of the Federal Reserve and (b) by its terms ranks equally with the Debentures in right of payment and upon liquidation; and (ii) guarantees of indebtedness described in clause (i) or securities issued by one or more financing vehicles described in clause (i). Pari Passu Securities do not include our junior subordinated debentures or guarantees issued in connection with our outstanding trust preferred securities, including our Junior Subordinated Notes due 2035 held by PrivateBancorp Statutory Trust II, our Junior Subordinated Notes due 2035 held by PrivateBancorp Statutory Trust III and our Junior Subordinated Notes due 2034 held by Bloomfield Hills Statutory Trust I, each of which ranks, or will rank, senior to the Trust Preferred Securities and the Debentures and any junior subordinated debentures or guarantees that may be issued in the future in connection with securities similar to the Trust Preferred Securities. We refer to our obligations to which the Debentures are subordinated upon liquidation as our “senior and subordinated debt.” All liabilities of our subsidiaries including trade accounts payable and accrued liabilities arising in the ordinary course of business, including deposit accounts, are effectively senior to the Debentures to the extent of the assets of such subsidiaries. As of March 31, 2008, our indebtedness for money borrowed ranking senior to the Debentures upon liquidation, on an unconsolidated basis, totaled approximately $291 million and our subsidiaries’ direct borrowings and deposit liabilities that would effectively rank senior to the Debentures upon liquidation totaled approximately $5.37 billion.

Notwithstanding the foregoing or any other provision of the indenture, provided that we are not subject to a bankruptcy, insolvency, liquidation or similar proceeding, we may pay interest or principal on parity securities, as that term is defined under “— Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances” above, in accordance with that section and free of the limitations described in the preceding paragraph.

In addition, we will not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the Debentures except in compliance with applicable Federal Reserve regulations and guidelines.

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all senior and subordinated debt, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Debentures. In such an event, we will pay or deliver directly to the holders of senior and subordinated debt and of other indebtedness described in the previous sentence, any payment or distribution otherwise payable or deliverable to holders of the Debentures. We will make the payments to the holders of senior and subordinated debt according to priorities existing among those holders until we have paid all senior and subordinated debt, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the Debentures so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding senior and subordinated debt and any securities issued with respect to senior and subordinated debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the Debentures.

If such events in bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on senior and subordinated debt, the holders of Debentures, together with the holders of any of our other obligations ranking equal with the Debentures, will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the Debentures and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Debentures.

If we violate the indenture by making a payment or distribution to holders of the Debentures before we have paid all the senior and subordinated debt in full, then such holders of the Debentures will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the senior and subordinated debt. Notwithstanding the subordination provisions discussed in this paragraph, holders of Debentures will not be required to pay, or transfer payments or distributions to, holders of senior and subordinated debt so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding senior and subordinated debt and any securities issued with respect to senior and subordinated debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the Debentures.

Because of the subordination, if we become insolvent, holders of senior and subordinated debt may receive more, ratably, and holders of the Debentures having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the indenture in connection with the Debentures.

We may modify or amend the indenture as provided under “— Modification of Indenture” below. However, the modification or amendment may not, without the consent of the holders of all senior and subordinated debt outstanding, modify any of the provisions of the indenture relating to the subordination of the Debentures in a manner that would adversely affect the holders of senior and subordinated debt.

The indenture places no limitation on the amount of senior and subordinated debt that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior and subordinated debt.

Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership

The indenture provides that a holder of Debentures, by that holder’s acceptance of the Debentures, agrees that in certain events of our bankruptcy, insolvency or receivership prior to the redemption or repayment of its Debentures, that holder of Debentures will have no claim for, and thus no right to receive, optionally deferred and unpaid interest (including compounded interest thereon) that has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds two years of accumulated and unpaid interest (including compounded interest thereon) on such holder’s Debentures.

Additional Interest

If the Debentures are owned by the Trust and if the Trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes (including backup withholding taxes), imposed by the United States, or any other taxing authority, then we will be required to pay additional interest on the Debentures. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts that the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the Trust will be in the same position it would have been in if it did not have to pay such taxes, duties, assessments or other charges.

Payment; Exchange; Transfer

We will appoint a paying agent from whom holders of Debentures can receive payment of the principal of and any premium and interest on the Debentures. We may elect to pay any interest on the Debentures by mailing a check to the person listed as the owner of the Debentures in the security register or by wire transfer to an account designated by that person in writing not less than 10 days before the date of the interest payment. One of our affiliates may serve as the paying agent under the indenture. We will pay interest on the Debentures:

•	on an interest payment date to the person in whose name that Debenture is registered at the close of business on the record date relating to that interest payment date; and

•	on the date of maturity or earlier redemption or repayment to the person who surrenders such Debenture at the office of our appointed paying agent.

Any money that we pay to a paying agent for the purpose of making payments on the Debentures and that remains unclaimed two years after the payments were due will, at our request, be returned to us and after that time any holder of such Debenture can only look to us for the payments on such Debenture.

Any Debenture can be exchanged for other Debentures so long as such other Debentures are denominated in authorized denominations and have the same aggregate principal amount and same terms as the Debentures that were surrendered for exchange. The Debentures may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the Debentures, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the Debentures. We may at any time rescind the designation or approve a change in the location of any office or agency, in addition to the security registrar, designated by us where holders can surrender the Debentures for registration of transfer or exchange. However, we will be required to maintain an office or agency in each place of payment for the Debentures.

Denominations

We anticipate that until the liquidation, if any, of the Trust, the Debentures will be held by the property trustee for the benefit of the holders of the Trust Preferred Securities and the Trust’s common securities. In the event that the Trust is liquidated, we anticipate that the depository arrangements for the Debentures will be substantially identical to those in effect for the Trust Preferred Securities. See “Book-Entry System.”

Limitation on Mergers and Sales of Assets

The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists;

•	such transaction is permitted under the Declaration of Trust and the guarantee executed by us for the benefit of the holders of the Trust Preferred Securities; and

•	certain other conditions as prescribed in the indenture are met.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in such indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease of all or substantially all of our properties and assets, we will be released from all our liabilities and obligations under the indenture and under the Debentures.

Events of Default; Waiver and Notice

The following events are “events of default” with respect to the Debentures:

•	default in the payment of interest, including compounded interest, in full on any Debentures for a period of 30 days after the conclusion of a 10-year period following the commencement of any deferral period;

•	the Trust shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence, except in connection with (i) the redemption of all of the outstanding Trust Preferred Securities; (ii) the distribution of the Debentures to holders of the Trust Preferred Securities; (iii) certain mergers, consolidations or amalgamations; or (iv) the assumption of the Company’s obligations under the Debentures by any successor entity; or

•	certain events of bankruptcy, insolvency and reorganization involving PrivateBancorp.

The indenture for the Debentures provides that the indenture trustee must give holders notice of all defaults or events of default within 30 days after it becomes actually known to a responsible officer of the indenture trustee. However, except in the cases of a default or an event of default in payment on the Debentures, the indenture trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

If an event of default under the indenture occurs and continues, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debentures may declare the entire principal and all accrued but unpaid interest on all Debentures to be due and payable immediately. If the indenture trustee or the holders of Debentures do not make such declaration and the Debentures are beneficially owned by the Trust or a trustee of the Trust, the property trustee or the holders of at least 25% in aggregate liquidation amount of the Trust Preferred Securities shall have such right.

If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding Debentures can, subject to certain conditions (including, if the Debentures are held by the Trust or a trustee of the Trust, the consent of the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities), rescind the declaration. If the holders of the Debentures do not rescind such declaration and the Debentures are beneficially owned by the Trust or a trustee of the Trust, the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities shall have such right.

If an event of default consisting of certain events of bankruptcy or receivorship of PrivateBancorp or dissolution of the Trust occur under the indenture, the principal amount of all the outstanding Debentures will automatically, and without any declaration or other action on the part of the indenture trustee or any holder, become immediately due and payable.

The holders of a majority in aggregate principal amount of the outstanding Debentures may waive any past default, except:

•	a default in payment of principal or any premium or interest; or

•	a default under any provision of the indenture that itself cannot be modified or amended without the consent of the holder of each outstanding Debenture.

If the Debentures are beneficially owned by the Trust or a trustee of the Trust, any such waiver shall require a consent of the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities.

The holders of a majority in principal amount of the Debentures shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee.

We are required to file an officers’ certificate with the indenture trustee each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the indenture.

If the Debentures are beneficially owned by the Trust or a trustee of the Trust, a holder of Trust Preferred Securities may institute a direct action against us if we fail to make interest or other payments on the Debentures when due, taking into account any deferral period. A direct action may be brought without first:

•	directing the property trustee to enforce the terms of the Debentures; or

•	suing us to enforce the property trustee’s rights under the Debentures.

This right of direct action cannot be amended in a manner that would impair the rights of the holders of the Trust Preferred Securities without the consent of all such holders.

Actions Not Restricted by Indenture

The indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock, except as set forth under “— Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances” above.

The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem or modify the terms of any of the Debentures upon a change of control or other event involving us that may adversely affect the creditworthiness of the Debentures.

The alternative payment mechanism, which is implemented through our covenants in the indenture, will not affect the ability of the Federal Reserve to allow or require us to issue qualifying APM securities for supervisory purposes independent of, and not restricted by, the alternative payment mechanism or the other terms of the Debentures.

No Protection in the Event of a Highly Leveraged Transaction

The indenture does not protect holders from a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations, or similar restructurings or other highly leveraged transactions.

Distribution of Corresponding Assets

If the Debentures are owned by the Trust, under circumstances involving the dissolution of the Trust, the Debentures may be distributed to the holders of the Trust securities in liquidation of the Trust after satisfaction of the Trust’s liabilities to its creditors, provided that any required regulatory approval is obtained. See “Description of the Trust Preferred Securities — Optional Liquidation of Trust and Distribution of Debentures to Holders.”

If the Debentures are distributed to the holders of Trust Preferred Securities, we anticipate that the depository arrangements for the Debentures will be substantially identical to those in effect for the Trust Preferred Securities. See “Book-Entry System” below.

Modification of Indenture

Under the indenture, certain of our rights and obligations and certain of the rights of holders of the Debentures may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Debentures. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest (including any compound interest);

•	a reduction in or change in the manner of calculating payments due on the Debentures;

•	a change in the place of payment or currency in which any payment on the Debentures is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the Debentures;

•	a reduction in the percentage of outstanding Debentures required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture;

•	a reduction in the requirements contained in the indenture for quorum or voting;

•	a change in the subordination of the Debentures in a manner adverse to holders; and

•	a modification of any of the foregoing requirements contained in the indenture.

Under the indenture, the holders of at least a majority of the aggregate principal amount of the outstanding Debentures may, on behalf of all holders of the Debentures, waive compliance by us with any covenant or condition contained in the indenture.

If the Debentures are held by or on behalf of the Trust, no modification may be made that adversely affects the holders of the Trust Preferred Securities in any material respect, and no termination of the indenture may occur, and no waiver of any compliance with any covenant will be effective without the prior consent of a majority in liquidation amount of the Trust Preferred Securities. If the consent of the holder of each outstanding Debenture is required for such modification or waiver, no such modification or waiver shall be effective without the prior consent of each holder of the Trust Preferred Securities.

We and the indenture trustee may execute, without the consent of any holder of Debentures, any supplemental indenture for the purposes of:

•	evidencing the succession of another corporation to us, and the assumption by such successor of our covenants contained in the indenture and the Debentures;

•	adding covenants of us for the benefit of the holders of the Debentures, transferring any property to or with the indenture trustee or surrendering any of our rights or powers under the indenture;

•	adding any additional events of default for the Debentures;

•	changing or eliminating any restrictions on the payment of principal or premium, if any, on Debentures in registered form, provided that any such action shall not adversely affect the interests of the holders of the Debentures of any series in any material respect;

•	evidencing and providing for the acceptance of appointment under the indenture by a successor trustee with respect to the Debentures;

•	curing any ambiguity, correcting or supplementing any provision in the indenture that may be defective or inconsistent with any other provision therein or making any other provisions with respect to matters or questions arising under the indenture that shall not be inconsistent with any provision therein, provided that such other provisions shall not adversely affect the interests of the holders of the Debentures in any material respect or if the Debentures are beneficially owned by the Trust and, for so long as any of the Trust Preferred Securities shall remain outstanding, the holders of the Trust Preferred Securities;

•	adding to, changing or eliminating any provision of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided that such action shall not adversely affect the interest of the holders of the Debentures in any material respect; or

•	conforming the terms of the indenture and the Debentures to the description of the Debentures in this prospectus supplement, in the manner provided in the indenture.

Governing Law

The indenture and the Debentures will be governed by, and construed in accordance with, the laws of the State of Illinois.

The Indenture Trustee

The indenture trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the indenture trustee is under no obligation to exercise any of the powers under the indenture at the request, order or direction of any holders of Debentures unless offered reasonable indemnification.

Miscellaneous

We or our affiliates may from time to time purchase any of the Debentures that are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE GUARANTEE

The following is a description of the terms of the guarantee. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the guarantee which will be filed with the SEC and incorporated by reference into the Registration Statement to which this prospectus supplement relates, copies of which are available upon request from us.

General

The following payments on the Trust Preferred Securities, also referred to as the “guarantee payments,” if not fully paid by the Trust, will be paid by us under a guarantee, which we refer to as the “guarantee,” that we will execute and deliver for the benefit of the holders of Trust Preferred Securities. Pursuant to the guarantee, we will irrevocably and unconditionally agree to pay in full the following guarantee payments, without duplication:

•	any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent the Trust has funds available to make the payment;

•	the redemption price for any Trust Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust, other than in connection with a distribution of a like amount of corresponding assets to the holders of the Trust Preferred Securities, the lesser of:

•	the aggregate of the liquidation amount and all accumulated and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent the Trust has funds available to make the payment; and

•	the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities upon liquidation of the Trust.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the Trust Preferred Securities or by causing the Trust to pay the amounts to the holders.

If we do not make a required payment on the Debentures, the Trust will not have sufficient funds to make the related payments on the Trust Preferred Securities. The guarantee does not cover payments on the Trust Preferred Securities when the Trust does not have sufficient funds to make these payments. If we do not pay any amounts on the Debentures when due, holders of the Trust Preferred Securities will have to rely on the enforcement by the property trustee of its rights as registered holder of the Debentures or proceed directly against us for payment of any amounts due on the Debentures. See “— Status of the Guarantee” below. Because we are a holding company, our rights to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. The guarantee does not limit the incurrence or issuance by us of other secured or unsecured indebtedness.

The guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as “guarantee trustee” for the guarantee for purposes of compliance with the provisions of the Trust Indenture Act. The guarantee trustee will hold the guarantee for the benefit of the holders of the Trust Preferred Securities.

Effect of the Guarantee

The guarantee, when taken together with our obligations under the indenture and the Trust’s obligations under the Declaration of Trust, including the obligations to pay costs, expenses, debts and liabilities of the Trust, other than with respect to the Trust securities, has the effect of providing a full and unconditional guarantee on a subordinated basis of payments due on the Trust Preferred Securities. See “Relationship among Trust Preferred Securities, Debentures and Guarantee.”

We will also agree separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Trust’s common securities to the same extent as the guarantee.

Status of the Guarantee

The guarantee will be unsecured and will rank:

•	subordinate and junior in right of payment to all our senior and subordinated debt in the same manner as our Debentures as set forth in the indenture; and

•	equally with all other guarantees for payments on Trust Preferred Securities that we issue in the future to the extent the related subordinated notes by their terms rank pari passu with the Debentures, our subordinated notes that we issue in the future to the extent that by their terms rank pari passu with the Debentures and any of our other present or future obligations that by their terms rank pari passu with such guarantee.

The guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may sue the guarantor to enforce its rights under the guarantee without suing any other person or entity. The guarantee will be held for the benefit of the holders of the Trust Preferred Securities. The guarantee will be discharged only by payment of the guarantee payments in full to the extent not paid by the Trust.

Amendments and Assignment

The guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities. No vote will be required, however, for any changes that do not adversely affect the rights of holders of the Trust Preferred Securities in any material respect. All guarantees and agreements contained in the guarantee will bind our successors, assignees, receivers, trustees and representatives and will be for the benefit of the holders of the Trust Preferred Securities then outstanding.

Termination of the Guarantee

The guarantee will terminate:

•	upon full payment of the redemption price of all Trust Preferred Securities;

•	upon the distribution of the Debentures in exchange for all of the Trust Preferred Securities; or

•	upon full payment of the amounts payable in accordance with the Declaration of Trust upon liquidation of the Trust.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the guarantee.

Events of Default

An event of default under the guarantee will occur if we fail to perform any payment obligation or if we fail to perform any other obligation under the guarantee and such default remains unremedied for 30 days.

The holders of a majority in liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. Any holder of Trust Preferred Securities may institute a legal proceeding directly against us to enforce the guarantee trustee’s rights and our obligations under the guarantee, without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

As guarantor, we are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all applicable conditions and covenants under the guarantee.

Information Concerning the Guarantee Trustee

Prior to the occurrence of an event of default relating to the guarantee, the guarantee trustee is required to perform only the duties that are specifically set forth in the guarantee. Following the occurrence of an event of default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of Trust Preferred Securities, unless offered indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.

We and our affiliates may maintain certain accounts and other banking relationships with the guarantee trustee and its affiliates in the ordinary course of business.

Governing Law

The guarantee will be governed by and construed in accordance with the laws of the State of Illinois

RELATIONSHIP AMONG TRUST PREFERRED SECURITIES,
DEBENTURES AND GUARANTEE

As set forth in the Declaration of Trust, the exclusive purposes of the Trust are:

•	issuing the Trust securities representing beneficial interests in the Trust;

•	investing the gross proceeds of the Trust securities in the Debentures; and

•	engaging in only those activities necessary or incidental thereto.

As long as payments of interest and other payments are made when due on the Debentures, those payments will be sufficient to cover the distributions and payments due on the Trust securities. This is due to the following factors:

•	the Trust will hold an aggregate principal amount of Debentures equal to the sum of the aggregate liquidation amount of the Trust Preferred Securities and Trust’s common securities;

•	the interest rate on the Debentures will match the distribution rate on the Trust Preferred Securities and Trust’s common securities;

•	the interest and other payment dates on the Debentures will match the distribution dates for the Trust Preferred Securities and Trust’s common securities;

•	under the guarantee, we will pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust, other than those relating to such Trust securities; and

•	the Declaration of Trust further provides that the trustees may not cause or permit the Trust to engage in any activity that is not consistent with the purposes of the Trust.

To the extent that funds are available, we guarantee payments of distributions and other payments due on the Trust securities to the extent described in this prospectus supplement. If we do not make interest payments on the Debentures, the Trust will not have sufficient funds to pay distributions on the Trust securities. The guarantee is a subordinated guarantee in relation to the Trust securities. The guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions. See “Description of the Guarantee.”

We have the right to set off any payment that we are otherwise required to make under the indenture with any payment that we have previously made or are concurrently on the date of such payment making under the guarantee.

The guarantee covers the payment of distributions and other payments on the Trust securities only if and to the extent that we have made a payment of interest or principal or other payments on the Debentures. The guarantee, when taken together with our obligations under the Debentures, the indenture and the Declaration of Trust, will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the Trust securities.

If we fail to make interest or other payments on the Debentures when due, taking into account any deferral period, the Declaration of Trust allows the holders of the Trust Preferred Securities to direct the property trustee to enforce its rights under the Debentures. If the property trustee fails to enforce these rights, any holder of Trust Preferred Securities may directly sue us to enforce such rights without first suing the property trustee or any other person or entity.

A holder of Trust Preferred Securities may institute a direct action if we fail to make interest or other payments on the Debentures when due, taking into account any deferral period. A direct action may be brought without first:

•	directing the property trustee to enforce the terms of the Debentures; or

•	suing us to enforce the property trustee’s rights under the Debentures.

We acknowledge that the guarantee trustee will enforce the guarantee on behalf of the holders of the Trust Preferred Securities. If we fail to make payments under the guarantee, the holders of the Trust Preferred Securities may direct the guarantee trustee to enforce its rights under such guarantee. If the guarantee trustee fails to enforce the guarantee, any holder of Trust Preferred Securities may directly sue us to enforce the guarantee trustee’s rights under the guarantee. Such holder need not first sue the Trust, the guarantee trustee, or any other person or entity. A holder of Trust Preferred Securities may also directly sue us to enforce such holder’s right to receive payment under the guarantee. Such holder need not first direct the guarantee trustee to enforce the terms of the guarantee or sue the Trust or any other person or entity.

We and the Trust believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on the Trust Preferred Securities.

Limited Purpose of Trust

The Trust securities evidence beneficial interests in the Trust. A principal difference between the rights of a holder of a Trust security and a holder of Debentures is that a holder of Debentures would be entitled to receive from the issuer the principal amount of and interest accrued on such Debentures, while a holder of Trust securities is entitled to receive distributions from the Trust, or from us under the guarantee, if and to the extent the Trust has funds available for the payment of such distributions.

Rights upon Dissolution

Upon any voluntary or involuntary dissolution of the Trust, holders of each class of Trust Preferred Securities will receive the distributions described under “Description of the Trust Preferred Securities — Optional Liquidation of Trust and Distribution of Debentures to Holders.” Upon any voluntary or involuntary liquidation, receivorship or bankruptcy of us, the holders of the Debentures would be our subordinated creditors, subordinated in right of payment to all indebtedness senior to the Debentures as set forth in the indenture, but entitled to receive payment in full of principal and interest before any of our shareholders receive distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the Trust, other than the Trust’s obligations to the holders of the Trust securities, the positions of a holder of Trust Preferred Securities relative to other creditors and to our shareholders in the event of liquidation or bankruptcy are expected to be substantially the same as if that holder held the corresponding assets of the Trust directly.

REPLACEMENT CAPITAL COVENANT

The following is a description of the terms of the replacement capital covenant. It does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the replacement capital covenant which will be filed with the SEC and incorporated by reference into the Registration Statement to which this prospectus supplement relates, copies of which are available upon request from us.

We will covenant in the replacement capital covenant for the benefit of persons that buy or hold certain of our long-term indebtedness that ranks senior to the Debentures, that we will not repay, redeem or purchase, and we will not cause our subsidiaries to repay, redeem or purchase, the Debentures or the Trust Preferred Securities before June 15, 2048, unless:

•	we have obtained the prior approval of the Federal Reserve, if such approval is then required by the Federal Reserve; and

•	subject to certain limitations, during the six months prior to the date of that repayment, redemption or purchase we have received proceeds from the sale of replacement capital securities in the amounts specified in the replacement capital covenant (which amounts will vary based on the redemption date and the type of securities sold). Replacement capital securities are securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the capital securities at the time of repayment, redemption or purchase.

The term “repay” in this paragraph includes the defeasance by us of the junior subordinated debt securities, as well as the satisfaction and discharge of our obligations under the indenture.

Our covenants in the replacement capital covenant run only to the benefit of holders of the specified series of our long-term indebtedness (the “covered debt”). The replacement capital covenant is not intended for the benefit of holders of the Trust Preferred Securities and may not be enforced by them, and the replacement capital covenant is not a term of the indenture, the Declaration of Trust or the Trust Preferred Securities.

Our ability to raise proceeds from replacement capital securities during the six months prior to a proposed redemption or purchase will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those replacement capital securities.

We may amend or supplement the replacement capital covenant with the consent of the holders of a majority by principal amount of the debt that at the time of the amendment or supplement is the covered debt. We may, acting alone and without the consent of the holders of the covered debt, amend or supplement the replacement capital covenant (1) to eliminate common stock, debt exchangeable for common equity, rights to acquire common stock, and/or mandatorily convertible preferred stock as replacement capital securities if, after the date of the replacement capital covenant, we have been advised in writing by a nationally recognized independent accounting firm or an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that, there is more than an insubstantial risk that failure to do so would result in a reduction in our earnings per share as calculated in accordance with generally accepted accounting principles in the United States; (2) if the amendment or supplement is not adverse to the holders of the then-effective series of covered debt and our officer has delivered a written certificate to the holders of the covered debt to this effect; or (3) if the effect of such amendment or supplement is solely to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as replacement capital securities (other than the securities covered by clause (1) above), and our officer has delivered a written certificate to the holders of the then-effective covered debt stating that, in his or her determination, such amendment or supplement would not adversely affect them.

The replacement capital covenant will terminate upon the earliest to occur of (1) June 15, 2048; (2) the date on which the holders of a majority of the principal amount of the then outstanding specified series of long term indebtedness agree to terminate the replacement capital covenant; (3) the date on which we no longer have outstanding any indebtedness eligible to qualify as covered debt as defined in the replacement capital covenant; or (4) the occurrence of an event of default and acceleration under the indenture.

BOOK-ENTRY SYSTEM

The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC,” will act as securities depository for the Trust Preferred Securities. The Trust Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate number of each class of Trust Preferred Securities, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below. At any time when the Debentures may be held by persons other than the property trustee, one or more fully registered global security certificates, representing the total aggregate principal amount of Debentures, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in Trust Preferred Securities or Debentures, so long as the corresponding securities are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation. Access to the DTC system is also available to others, referred to as “indirect participants,” such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depository to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Declaration of Trust and the guarantee or the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depository with respect to the Trust Preferred Securities at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depository is not obtained, certificates for the Trust Preferred Securities are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates for the Trust Preferred Securities will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•	will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, distributions and dividend payments on the securities represented by the global security certificates and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depository, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. None of us, the Trust, the trustees of the Trust or any agent for us or any of them, will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Declaration of Trust, the guarantee, the indenture or our Articles of Incorporation, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we and the trustees of the Trust believe to be accurate, but we assume no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material U.S. federal income tax consequences associated with the purchase, beneficial ownership and disposition of the Trust Preferred Securities. It applies to you only if you acquire Trust Preferred Securities upon their original issuance at their original offering price and you hold your Trust Preferred Securities as capital assets for tax purposes.

This summary is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s particular circumstances, or to certain types of holders subject to special treatment under U.S. federal income tax law (e.g., financial institutions, partnerships or other pass-through entities, expatriates or former long-term residents of the United States, holders subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, life insurance companies, real estate investment trusts, regulated investment companies, persons that hold notes as a position in a “straddle”, or as part of a synthetic security or “hedge”, “conversion transaction”, “constructive sale” or other integrated investment, persons that have a “functional currency” other than the U.S. dollar, or tax-exempt organizations). Accordingly, prospective investors should consult their own tax advisors with regard to the U.S. federal income tax consequences of an investment in the Trust Preferred Securities and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as in effect as of the date hereof. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Trust Preferred Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Trust Preferred Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Trust Preferred Securities.

The Debentures are a novel financial instrument, and there is no clear authority addressing their federal income tax treatment. We have not sought any rulings concerning the treatment of the Debentures, and the advice of our special tax counsel is not binding on the Internal Revenue Service (“IRS”). Investors should consult their own tax advisors in determining the specific tax consequences and risks to them of purchasing, holding and disposing of the Trust Preferred Securities, including the application to their particular situation of the United States federal income tax laws discussed below, as well as the application of state, local, foreign or other tax laws.

Classification of the Debentures

In connection with the issuance of the Debentures, Vedder Price P.C., our special tax counsel, will render its opinion to us generally to the effect that, under current law, and based on certain facts, assumptions and representations, and assuming full compliance with the terms of the indenture and other relevant documents, the Debentures held by the Trust should be treated as indebtedness of PrivateBancorp for United States federal income tax purposes (although the matter is not free from doubt), and we intend to take a position consistent therewith. Accordingly, the remainder of this discussion assumes that the Debentures will be treated as indebtedness of PrivateBancorp.

Classification of PrivateBancorp Capital Trust IV

In connection with the issuance of the Trust Preferred Securities, Vedder Price P.C. will render its opinion to us generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration of Trust, the indenture and other relevant documents, and based on the facts and assumptions contained in that opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. The remainder of this discussion assumes the Trust is properly treated as a grantor trust. Accordingly, for United States federal income tax purposes, each holder of Trust Preferred Securities generally will be considered the owner of an undivided interest in the Debentures.

United States Holders

This subsection describes the tax consequences to a “United States Holder.” You are a United States Holder if you are a beneficial owner of a Trust Preferred Security and you are:

•	a citizen or resident of the United States;

•	a corporation (or other entity that is treated as a corporation for United States federal tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over the Trust’s administration and one or more United States persons are authorized to control all substantial decisions of the Trust, or (2) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used in this summary, the term “non-United States Holder” means a beneficial owner that is not a United States Holder and not a partnership for United States federal income tax purposes.

Interest Income and Original Issue Discount

Assuming the Debentures are respected as debt for United States federal income tax purposes, current distributions from the Trust (or the accrual of such amounts) generally will represent interest income that will be taxed at ordinary income tax rates, and such distributions will not be treated as dividends and, thus, will not qualify for the dividends-received deduction.

Generally, a Debenture will be issued with original issue discount (or “OID”) if its “stated redemption price at maturity” (the sum of all amounts payable on such Debenture other than “qualified stated interest”) exceeds its issue price by more than a de minimis amount. The “issue price” of a Debenture will equal the first price at which a substantial amount of Debentures are sold for money, excluding sales to underwriters, placement agents or wholesalers. “Qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

If the Debentures are issued with OID, a U.S. Holder will be required to include in taxable income for any particular taxable year the daily portion of the OID described in the preceding paragraph that accrues on the Debenture for each day during the taxable year on which such holder holds the Debenture, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes. Thus, a U.S. Holder will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable.

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. We believe that the likelihood of our exercising our option to defer payments is remote within the meaning of the regulations. Based on the foregoing, we believe that the Debentures will not be considered to be issued with OID at the time of their original issuance. Accordingly, each United States Holder of Trust Preferred Securities should include in gross income that holder’s allocable share of stated interest on the Debentures at the time the interest is paid or accrued in accordance with that holder’s method of tax accounting. However, the IRS has not defined the meaning of the term “remote” as used in the applicable Treasury Regulations in any binding ruling or interpretation, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

Under the applicable Treasury Regulations, if as of the issue date the option to defer any payment of interest was determined not to be “remote,” or if we exercised that option, the Debentures would be treated as issued with OID at the time of issuance or at the time of that exercise, as the case may be, and all stated interest on the Debentures would thereafter be treated as OID as long as the Debentures remained outstanding. As discussed above, a United States Holder would be required to include any such OID in income on an economic accrual basis, regardless of that United States Holder’s method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, the holder would be required to include OID in gross income even though neither we nor the Trust would make actual payments on the Debentures, or on the Trust Preferred Securities, as the case may be, during a deferral period.

Receipt of Debentures upon Liquidation of the Trust

We may liquidate the Trust at any time, in which case the Debentures will be distributed to holders in exchange for the Trust Preferred Securities, as described under “Description of the Debentures — Optional Liquidation of Trust and Distribution of Debentures to Holders.” Under current law, that distribution, for United States federal income tax purposes, generally would be treated as a non-taxable event to each United States Holder, and each United States Holder generally would receive an aggregate tax basis in the Debentures equal to that holder’s aggregate tax basis in its Trust Preferred Securities. A United States Holder’s holding period in the Debentures received in liquidation of the Trust generally should include the period during which the Trust Preferred Securities were held by that holder.

Sales of Trust Preferred Securities; Redemption of Debentures

A United States Holder will be considered to have disposed of all or part of its ratable share of the Debentures if it sells or otherwise disposes of Trust Preferred Securities or if we redeem the Debentures and distribute the proceeds in redemption of the Trust Preferred Securities. That United States Holder will recognize gain or loss equal to the difference between its adjusted tax basis in the Trust Preferred Securities and the amount realized on the sale, redemption or other disposition of those Trust Preferred Securities. Assuming that we do not exercise our option to defer payments of interest on the Debentures and that the Debentures are not deemed to be issued with OID, a United States Holder’s adjusted tax basis in the Trust Preferred Securities generally will be its initial purchase price. If the Debentures are deemed to be issued with OID, a United States Holder’s tax basis in the Trust Preferred Securities generally will be its initial purchase price, increased by OID previously included in that United States Holder’s gross income to the date of disposition and decreased by distributions or other payments (other than payments of qualified stated interest) received on the Trust Preferred Securities since and including the date that the Debentures were deemed to be issued with OID. That gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to that United States Holder’s ratable share of the Debentures required to be included in income, and generally will be long-term capital gain or loss if the Trust Preferred Securities have been held for more than one year.

If we exercise our option to defer payment of interest on the Debentures, the Trust Preferred Securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying Debentures. In the event of that deferral, a United States Holder who disposes of its Trust Preferred Securities generally would be required to include in income as ordinary income accrued but unpaid interest on the Debentures outstanding as of the date of disposition and to add such amount to its adjusted tax basis in its ratable share of the underlying Debentures deemed disposed. To the extent the selling price is less than the holder’s adjusted tax basis, that holder generally would recognize a capital loss.

Information Reporting and Backup Withholding

Generally, payments made on the Trust Preferred Securities will be subject to information reporting. In addition, a non-corporate United States Holder may be subject to a backup withholding tax on those payments if it fails to provide its accurate taxpayer identification number to the paying agent in the manner required, is notified by the IRS that it has failed to report all interest and dividends required to be shown on its federal income tax return, or otherwise fails to comply with applicable backup withholding tax rules. Non-corporate United States Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of the Trust Preferred Securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

Assuming that the Debentures will be respected as indebtedness of PrivateBancorp, under current United States federal income tax law, no withholding of United States federal income tax will apply to a payment on a Trust Preferred Security to a non-United States Holder under the “Portfolio Interest Exemption,” provided that:

•	the non-United States Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-United States Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•	the non-United States Holder satisfies the statement requirement by providing to the paying agent, in accordance with specified procedures, a statement to the effect that it is not a United States person (generally through the provision of a properly executed Form W-8BEN).

If a non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments on the Trust Preferred Securities (including payments in respect of OID, if any, on the Trust Preferred Securities) made to a non-United States Holder should be subject to a 30 percent United States federal withholding tax, unless that holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) stating that the payment on the Trust Preferred Securities is not subject to such withholding tax because it is effectively connected with that holder’s conduct of a trade or business in the United States.

If a non-United States Holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the non-United States Holder maintains a permanent establishment within the United States) and the interest on the Trust Preferred Securities is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, is attributable to that permanent establishment), the non- United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if it were a United States Holder. In addition, a non-United States Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30 percent (or, if certain tax treaties apply, those lower rates as provided) branch profits tax.

If, contrary to the opinion of our special tax counsel, Debentures held by the Trust were recharacterized as equity of PrivateBancorp, payments on the Trust Preferred Securities to a non-United States Holder would generally be subject to U.S. withholding tax imposed at a rate of 30% or such lower rate as might be provided for by an applicable income tax treaty unless the payments are effectively connected with the holder’s conduct of a trade or business in the United States (and the holder properly certifies this fact), in which case rules similar to the rules described in the preceding paragraph would apply to such payments.

Any gain realized on the sale or other disposition of a Trust Preferred Security generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States Holder within the United States); or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding will not apply to a distribution on a Trust Preferred Security to a non-United States Holder, or to proceeds from the disposition of a Trust Preferred Security by a non-United States Holder, in each case, if the holder (i) certifies under penalties of perjury that it is a non-United States Holder and neither we nor our paying agent has actual knowledge to the contrary or (ii) otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In general, if a Trust Preferred Security is not held through a qualified intermediary, the amount of payments made on that Trust Preferred Security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF TRUST PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies or other arrangement that is subject to Title I of ERISA (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Trust Preferred Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit plans, as well as individual retirement accounts and other arrangements to which Section 4975 of the Code applies (also “plans”), from engaging in transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to such plan, unless an exemption applies. PrivateBancorp may be considered a party in interest or disqualified person with respect to a plan to the extent PrivateBancorp or any of its affiliates are engaged in providing services to such plans. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such parties in interest and disqualified persons, unless exemptive relief is available under an applicable statutory or administrative exemption. In addition, the fiduciary of a plan that engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA, or Section 4975 of the Code, but these plans may be subject to other laws not described herein that contain fiduciary and prohibited transaction provisions similar to those under Title I of ERISA and Section 4975 of the Code or laws which otherwise seek to apply to the Trust Preferred Securities or the Trust as a result of such a plan investing in the Trust Preferred Securities (“Similar Laws”).

Under a regulation, 29 CFR 2510.3-101, (the “plan assets regulation”) issued by the U.S. Department of Labor and modified by Section 3(42) of ERISA, the assets of the Trust would be deemed to be “plan assets” of a Plan for purposes of ERISA and Section 4975 of the Code if a plan makes an “equity” investment in the Trust and no exception were applicable under the plan assets regulation. An “equity interest” is defined under the plan assets regulation as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in the Trust.

Under an exception contained in the plan assets regulation, the assets of the Trust would not be deemed to be “plan assets” of investing plans if the Trust Preferred Securities issued by the Trust are “publicly offered securities” — that is, they are widely held (i.e., owned by more than 100 investors independent of the Trust and of each other), freely transferable, and either (i) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) sold as part of an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and then timely registered under the Exchange Act.

Although no assurance can be given in this regard, PrivateBancorp expects that the Trust Preferred Securities will meet the criteria of “publicly offered securities” described above. The underwriters of the Trust Preferred Securities expect that the Trust Preferred Securities will be held by at least 100 independent investors at the conclusion of the offering and that the Trust Preferred Securities will be freely transferable. The Trust Preferred Securities will be sold as part of an offering under an effective registration statement under the Securities Act, and then will be timely registered under the Exchange Act.

All of the common securities will be purchased and held by PrivateBancorp. Even if the assets of the Trust are not deemed to be “plan assets” of plans investing in the Trust, specified transactions involving the Trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code regarding an investing plan. For example, if PrivateBancorp were a party in interest with respect to an investing plan, either directly or by reason of the activities of one or more of its affiliates, the sale of the Trust Preferred Securities by the Trust to the plan could be prohibited by Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trust Preferred Securities. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, as amended, for specified transactions determined by independent qualified professional asset managers.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring the Trust Preferred Securities on behalf of or with “plan assets” of any plan or governmental, church or foreign plan consult with their counsel regarding the potential consequences of the investment and the availability of exemptive relief.

Any acquiror or holder of the Trust Preferred Securities or any interest in the Trust Preferred Securities will be deemed to have represented by its acquisition and holding that either:

•	it is not a plan or governmental, church or foreign plan subject to ERISA, Section 4975 of the Code or any Similar Laws, nor is it a plan asset entity, and it is not acquiring such securities on behalf of or with “plan assets” of any such plan or governmental, church or foreign plan; or

•	its acquisition and holding of Trust Preferred Securities qualifies (based on advice of counsel) for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable statutory or administrative exemption with respect to such acquisition or holding.

Acquirors and holders of Trust Preferred Securities have the exclusive responsibility for ensuring that their acquisition and holding of the Trust Preferred Securities comply with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA or the Code (or any applicable Similar Law).

UNDERWRITING

PrivateBancorp, Inc., PrivateBancorp Capital Trust IV and the underwriters named below will enter into an underwriting agreement with respect to the Trust Preferred Securities being offered. Stifel, Nicolaus & Company, Incorporated, RBC Capital Markets Corporation and Robert W. Baird & Co. Incorporated are the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, which will be filed by us as an exhibit to a Current Report on Form 8-K, each underwriter has severally agreed to purchase from us the number of Trust Preferred Securities set forth opposite its name in the following table:

Number of Trust
Underwriters	Preferred Securities

Stifel, Nicolaus & Company, Incorporated	1,337,500
RBC Capital Markets Corporation	1,337,500
Robert W. Baird & Co. Incorporated	1,175,000
Raymond James & Associates, Inc.	650,000
William Blair & Company, L.L.C.	250,000
Keefe, Bruyette & Woods, Inc.	250,000
Total	5,000,000

The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of Trust Preferred Securities, but it is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters’ several obligations to purchase Trust Preferred Securities depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents and legal opinions to the underwriters.

The underwriters are committed to purchase and pay for all of the Trust Preferred Securities being offered by this prospectus supplement and the accompanying prospectus, if any such Trust Preferred Securities are taken. However, the underwriters are not obligated to take or pay for the Trust Preferred Shares covered by the underwriters’ over-allotment option described below, unless and until they exercise this option.

The Trust Preferred Securities are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

At our request, the underwriters have reserved up to 5% of the Trust Preferred Securities being offered by this prospectus supplement for sale to our directors and employees at the initial public offering price set forth on the cover page of this prospectus supplement. These persons must commit to purchase from an underwriter or selected dealer at the same time as the general public. The number of Trust Preferred Securities available for sale to the general public will be reduced to the extent these persons purchase the reserved Trust Preferred Securities.

Electronic Prospectus Delivery

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically. The representatives for the several underwriters, may agree to allocate a number of Trust Preferred Securities to underwriters for sale to their online brokerage account holders. The representatives will allocate Trust Preferred Securities to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any of these web sites and any other information contained on a web site maintained by an underwriter or syndicate member is not part of this prospectus.

Nasdaq Global Select Market Listing

We have applied to list the Trust Preferred Securities on the Nasdaq Global Select Market under the symbol “PVTBP.” We expect the Trust Preferred Securities to be approved for listing and eligible for trading on Nasdaq upon initial delivery of the Trust Preferred Securities.

Over-Allotment Option

We have granted to the underwriters an over-allotment option, exercisable no later than 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 750,000 additional Trust Preferred Securities at the public offering price, less the underwriting discount and commission set forth on the cover page of this prospectus supplement.

To the extent that the underwriters exercise their over-allotment option, the underwriters will become obligated, so long as the conditions of the underwriting agreement are satisfied, to purchase the additional Trust Preferred Securities in proportion to their respective initial purchase amounts. We will be obligated to sell these Trust Preferred Securities to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the Trust Preferred Securities offered by this prospectus supplement.

Commissions and Expenses

In view of the fact that the proceeds from the sale of the Trust Preferred Securities and Trust common securities will be used to purchase the Debentures, the underwriting agreement provides that we will pay as compensation for the underwriters’ arranging the investment therein of such proceeds, $0.7875 per Trust Preferred Security. The following table summarizes the underwriting commission to be paid by PrivateBancorp to the underwriters and the proceeds we will receive before other expenses related to this offering:

		Total, Without	Total, With
	Per Trust Preferred	Over-Allotment	Over-Allotment
	Security	Exercise	Exercise

Initial public offering price	$25.00	$125,000,000	$143,750,000
Underwriting commission to be paid by PrivateBancorp	$0.7875	$3,937,500	$4,528,125

Proceeds to PrivateBancorp, Inc.	$24.2125	$121,062,500	$139,221,875

The underwriters propose to offer the Trust Preferred Securities directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $0.50 per Trust Preferred Security, of which a concession of not more than $0.45 per Trust Preferred Security may be re-allowed to other dealers. After the public offering of the Trust Preferred Securities, the underwriters may change the offering price and other selling terms.

We estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, is approximately $600,000.

Indemnity

We have agreed to indemnify the underwriters and persons who control the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase Trust Preferred Securities shares so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of Trust Preferred Securities in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of Trust Preferred Securities over-allotted by the underwriters is not greater than the number of Trust Preferred Securities that they may purchase in the over-allotment option. In a naked short position, the number of Trust Preferred Securities involved is greater than the number of Trust Preferred Securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing Trust Preferred Securities in the open market.

•	Syndicate covering transactions involve purchases of Trust Preferred Securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Trust Preferred Securities to close out the short position, the underwriters will consider, among other things, the price of Trust Preferred Securities available for purchase in the open market as compared with the price at which they may purchase Trust Preferred Securities through exercise of the over-allotment option. If the underwriters sell more Trust Preferred Securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, that position can be closed out only by buying Trust Preferred Securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the Trust Preferred Securities in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Trust Preferred Securities originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Trust Preferred Securities or preventing or retarding a decline in the market price of the Trust Preferred Securities. As a result, the price of the Trust Preferred Securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the Trust Preferred Securities. These transactions may be effected on the Nasdaq Global Select Market in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Considerations

It is expected that delivery of the Trust Preferred Securities will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date hereof. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Trust Preferred Securities on any date prior to the third business day before delivery will be required, by virtue of the fact that the Trust Preferred Securities initially will settle on the fifth business day following the day of pricing (“T+5”), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Because the Financial Industry Regulatory Authority (FINRA) may view the offering of the Trust Preferred Securities as a “direct participation program”, the offering is being made in compliance with Conduct Rule 2810 of FINRA. Under Rule 2810, none of the named underwriters is permitted to sell Trust Preferred

Securities in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and expenses.

In compliance with FINRA guidelines, underwriting compensation to any person participating in the distribution may not exceed 10% of the amount offered in each offering under this prospectus supplement.

VALIDITY OF SECURITIES

The validity of the Trust Preferred Securities will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel for the Trust. The validity of the Debentures and the guarantee will be passed upon for us by Vedder Price P.C., Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriters by Katten Muchin Rosenman LLP, Chicago, Illinois. Vedder Price P.C. and Katten Muchin Rosenman LLP will rely as to certain matters of Delaware law upon the opinion of Richards, Layton & Finger, P.A.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information for the three-month periods ended March 31, 2008 and March 31, 2007, incorporated by reference in this Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 2, 2008, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on our web site at www.pvtb.com, and at the office of The Nasdaq Stock Market. For further information on obtaining copies of our public filings at The Nasdaq Stock Market, you should call 212-656-5060.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 0-25887);

•	our proxy statement in connection with our 2008 annual meeting of stockholders filed with the SEC on April 4, 2008 (except for the Compensation Committee Report and the Audit Committee Report contained therein);

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2008 (File No. 0-25887);

•	our Current Reports on Form 8-K filed with the SEC on January 28, 2008, February 29, 2008, March 19, 2008, April 28, 2008, May 1, 2008, May 12, 2008 and May 15, 2008 (File Nos. 0-25887).

We also incorporate by reference any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of any offering covered by this prospectus and any applicable prospectus supplement.

We have also filed a registration statement (Nos. 333-150767 and 333-150767-01) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the Trust Preferred Securities. The registration statement may contain additional information that may be important to you.

The Trust has no separate financial statements. The statements would not be material to holders of the Trust Preferred Securities because the Trust has no independent operations.

Any statement contained in a document incorporated by reference in the prospectus or this prospectus supplement shall be deemed to be modified or superseded for purposes of the prospectus and this prospectus supplement to the extent that a statement contained in this prospectus and prospectus supplement, or in any other document filed later that is also incorporated in the prospectus and this prospectus supplement by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this the prospectus and this prospectus supplement except as so modified or superseded. The information relating to us contained in the prospectus and this prospectus supplement should be read together with the information contained in any other prospectus supplement and in the documents incorporated in the prospectus, this prospectus supplement and any other prospectus supplement by reference.

We will provide, without charge to each person, including any beneficial owner, to whom this the prospectus and this prospectus supplement is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus and this prospectus supplement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Christopher J. Zinski, Esq., General Counsel, at 70 West Madison, Suite 900, Chicago, Illinois 60602, (312) 683-7100.

PROSPECTUS

Debt Securities
Junior Subordinated Debt Securities
Preferred Stock
Common Stock
Purchase Contracts
Units
Warrants
Depositary Shares
Guarantees

PrivateBancorp Capital Trust IV

Trust Preferred Securities

We may offer and sell from time to time in one or more offerings the securities listed above, and PrivateBancorp Capital Trust IV may offer and sell from time to time in one or more offerings trust preferred securities. In addition, certain selling securityholders may offer and sell from time to time our securities that they own. We will provide the specific terms of the securities to be offered in supplements to this prospectus and will identify, if applicable, any selling securityholders. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “PVTB.”

Investing in our securities involves risks. See the section entitled “Risk Factors” contained in the applicable prospectus supplement.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and PrivateBancorp Capital Trust IV filed with the Securities and Exchange Commission (the “SEC”) under which we or any selling securityholder identified in the future may sell securities in one or more offerings, and PrivateBancorp Capital Trust IV may sell trust preferred securities (which may be guaranteed by us) in one or more offerings to the public. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about PrivateBancorp, Inc., PrivateBancorp Capital Trust IV and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission’s Internet site at www.sec.gov, or at its offices mentioned under the heading “Where You Can Find More Information.”

As used in this prospectus, the terms “PrivateBancorp,” “PrivateBank,” “we,” “our,” and “us” refer to PrivateBancorp, Inc. and our consolidated subsidiaries, unless the context indicates otherwise, and the term “the trust” refers to PrivateBancorp Capital Trust IV, a Delaware statutory trust and issuer of trust preferred securities.

This prospectus includes our trademarks and other tradenames identified herein. All other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

You should rely only on the information contained in this prospectus and the applicable prospectus supplement or incorporated by reference in this prospectus and in any applicable prospectus supplement. We have not authorized anyone to provide you with information that is different. This prospectus and any applicable prospectus supplement may only be used where it is legal to sell these securities. The information in this prospectus and in any applicable prospectus supplement may only be accurate on the date of this document.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, any related prospectus supplement and in information incorporated by reference into this prospectus and any related prospectus supplement that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements include statements relating to our projected growth, anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events and our business and growth strategies, including anticipated internal growth and plans to open new offices, and to pursue additional potential development or acquisition of banks, wealth management entities, or fee-related businesses.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors including, among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section of the related prospectus supplement, and in the documents that are incorporated by reference into this prospectus and the related prospectus supplement. Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. We are not undertaking an obligation to update these forward-looking statements, even though our situation may change in the future, except as required under federal securities law. We qualify all of our forward-looking statements by these cautionary statements.

PRIVATEBANCORP, INC.

PrivateBancorp, Inc., through our PrivateBank subsidiaries, provides distinctive, highly personalized financial services to a growing array of successful middle market privately held and public businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors. The PrivateBank uses a banking model to develop lifetime relationship with its clients. Through a growing team of highly qualified managing directors, The PrivateBank delivers a sophisticated suite of tailored credit and non-credit solutions, including lending, treasury management, investment products, capital markets products and wealth management and trust services, to meet its clients’ commercial and personal needs. Since its inception in 1989, The PrivateBank has expanded into multiple geographic markets in the Midwest and Southeastern United States through the creation of new banks and banking offices and the acquisition of existing banks. In the fourth quarter of 2007, we announced the implementation of our new Strategic Growth Plan (the “Plan”), designed to take advantage of the disruption in the Chicago middle market commercial banking market caused by the announcement of the sale of LaSalle Bank, N.A. to Bank of America, N.A., and, as a result, seize an opportunity to expand our lines of business, product offerings and reach within our current markets as well as in select new markets. As a part of implementing the Plan, we recruited our new CEO and President, Larry D. Richman, and hired a significant number of talented, experienced middle market commercial bankers and other personnel, thereby substantially increasing the size and scope of our organization. As of March 31, 2008, we had 22 offices located in the Atlanta, Chicago, Cleveland, Denver, Des Moines, Detroit, Kansas City, Milwaukee, Minneapolis, and St. Louis metropolitan areas. As of March 31, 2008, we had consolidated total assets of $6.0 billion, deposits of $5.0 billion and stockholders’ equity of $493.2 million.

Our principal executive offices are located at 70 West Madison, Suite 900, Chicago, Illinois 60602, and our telephone number is (312) 683-7100. We maintain a website located at www.pvtb.com.

Information contained or referenced on our website is not incorporated by reference into and does not form a part of this prospectus or any accompanying prospectus supplement.

USE OF PROCEEDS

Except as specified in any prospectus supplement that accompanies this prospectus, the net proceeds from the sale of securities to which this prospectus relates will be used for working capital and other general corporate purposes. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by any selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for PrivateBancorp, which includes our subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

•	net income plus all applicable income taxes plus fixed charges, by

•	fixed charges.

Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below, and the portion of net rental expense deemed to be equivalent to interest on long-term debt. Interest expense, other than on deposits, includes interest on long-term debt, FHLB advances, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed.

	Three Months Ended	Year Ended December 31,
	March 31, 2008	2007		2006		2005		2004		2003

Ratio of earnings to fixed charges
Including interest on deposits	*	1.08	x	1.39	x	1.57	x	1.88	x	1.80x
Excluding interest on deposits	*	1.57	x	4.12	x	3.62	x	5.07	x	4.78x

*	The earnings for the three months ended March 31, 2008 were inadequate to cover total fixed charges. The coverage deficiency for the period was $15.3 million.

SELLING SECURITYHOLDERS

If securities covered by this prospectus are to be offered and sold by selling securityholders, the applicable prospectus supplement will name the selling securityholders, the amount and type of securities being offered, and any other material terms we are required to disclose regarding the offering and the securities being sold by each selling securityholder.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is qualified, in all respects, to applicable Delaware law and provisions of our amended and restated certificate of incorporation, as amended, our amended and restated by-laws and the certificate of designations of our Series A Junior Nonvoting Preferred Stock. These documents are incorporated by reference in this prospectus. See “Where You Can Find More Information.”

Common Stock

We are authorized to issue 39,000,000 shares of common stock, without par value, of which 28,310,760 shares were outstanding on March 31, 2008. As of March 31, 2008, 3,921,688 shares of our common stock were reserved for issuance upon the exercise or settlement of outstanding equity-based awards and 1,428,074 shares were reserved for issuance upon conversion of our outstanding Series A Junior Nonvoting Preferred Stock. In addition, to the extent our stock price exceeds $45.05 per share, we may be required to issue additional shares of our common stock in the event any of our 3 5/8% Contingent Convertible Senior Notes due 2027 are converted into shares of our common stock. Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Dividends.  The holders of our common stock are entitled to receive and share equally in such dividends, if any, declared by our board of directors out of funds legally available therefor. We may pay dividends if, as and when declared by our board of directors. The payment of dividends is subject to limitations imposed by the Delaware General Corporation Law, or DGCL, and applicable banking laws and regulations. If we issue additional series of preferred stock in the future, the holders thereof may have a priority over the holders of the common stock with respect to dividends. No dividends shall be paid or declared on any particular series of preferred stock unless dividends shall be paid or declared pro rata on all outstanding shares of preferred stock in each other series which ranks equally as to dividends with such particular series.

Voting Rights.  The holders of our common stock possess voting rights in us. Stockholders elect our board of directors and act on such other matters as are required to be presented to them under the DGCL, requirements of the Nasdaq Stock Market or our amended and restated certificate of incorporation, or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share on all matters to be voted upon by our stockholders and does not have any right to cumulate votes in the election of directors or otherwise. Accordingly, holders of more than 50% of the outstanding shares of our common stock are able to elect all of the directors to be elected each year. Certain matters require a two-thirds stockholder vote under our amended and restated certificate of incorporation.

Liquidation.  In the event of our liquidation or dissolution, the holders of shares of common stock are entitled to share ratably in any of our assets retained after payment in full to creditors and, if any preferred stock is then issued and outstanding, after payment to holders of such preferred stock but only to the extent of any liquidation preference. Holders of our outstanding Series A Junior Nonvoting Preferred Stock currently have, and if additional series of preferred stock are issued, the holders thereof may have, a priority over the holders of our common stock in the event of any liquidation or dissolution.

Preemptive Rights and Redemption.  Under our amended and restated certificate of incorporation, the terms of our common stock do not entitle holders to preemptive rights with respect to any shares that we may issue in the future, and our common stock is not subject to mandatory redemption by us. However, certain affiliates of GTCR Golder Rauner II, L.L.C., or GTCR, that hold shares of our common stock are contractually entitled to preemptive rights in certain circumstances. See “Series A Junior Nonvoting Preferred Stock — Preemptive Rights.”

Undesignated Preferred Stock

Our board of directors is authorized, pursuant to our amended and restated certificate of incorporation, to issue up to 1,000,000 shares of preferred stock, without par value, in one or more series with respect to which our board of directors, without stockholder approval, may determine voting, conversion and other rights, which could adversely affect the rights of the holders of our common stock. Except for 1,428.074 shares of preferred stock designated Series A Junior Nonvoting Preferred Stock outstanding as of March 31, 2008, no shares of our authorized preferred stock are issued or outstanding. Other than the holders of our Series A Junior Nonvoting Preferred Stock with respect to such shares of Series A Junior Nonvoting Preferred Stock, stockholders do not have preemptive rights to subscribe for shares of preferred stock. See “Series A Junior Nonvoting Preferred Stock” for a description of these securities.

The rights of the holders of our common stock would generally be subject to the prior rights of the preferred stock that may be issued in the future with respect to dividends, liquidation preferences and other matters. The dividend rights, dividend rates, conversion rights, conversion prices, voting rights, redemption rights and terms (including sinking fund provisions, if any), the redemption price or prices and the liquidation preferences of any future series of the authorized preferred stock and the numbers of such shares of preferred stock in each series will be established by our board of directors as such shares are to be issued. It is not possible to state the actual effect of currently undesignated preferred stock on the rights of holders of common stock until the board of directors determines the rights of the holders of a series of the preferred stock. However, such effects might include (i) restrictions on our ability to pay dividends on our common stock; (ii) dilution of the voting power of our common stock to the extent that the preferred stock were given voting rights; (iii) dilution of the equity interest and voting power of our common stock if the preferred stock were convertible into common stock; and (iv) restrictions upon any distribution of assets to the holders of common stock upon liquidation or dissolution until the satisfaction of any liquidation preference granted to holders of the preferred stock.

Furthermore, our board of directors could direct us to issue, in one or more transactions, shares of preferred stock or additional shares of common stock or rights to purchase such shares (subject to the limits imposed by applicable laws and the rules of any stock exchange to the extent that such rules are or may become applicable to, or may be observed by, us) in amounts which could make more difficult and, therefore, less likely, a takeover, proxy contest, change in our management or any other extraordinary corporate transaction which might be opposed by the incumbent board of directors. Any issuance of preferred stock or of common stock could have the effect of diluting the earnings per share, book value per share and voting power of common stock held by our stockholders.

Should we undertake a public offering of one or more new series of preferred stock, a description specific to that series of preferred stock will be set forth in the applicable prospectus supplement.

Series A Junior Nonvoting Preferred Stock

We have designated 1,428.074 shares of our preferred stock as “Series A Junior Nonvoting Preferred Stock,” which we refer to herein as our “Series A Stock,” all of which were outstanding as of March 31, 2008. Each share of our Series A Stock has the same relative rights as, and is identical in all respects with, each other share of Series A Stock.

Dividends.  The holders of our Series A Stock are entitled to receive and share equally in such cash dividends, if any, declared by our board of directors in respect of our common stock based on the number of shares into which the Series A Junior Nonvoting Preferred Stock is convertible from funds legally available therefor.

Voting Rights.  The holders of our Series A Stock are not entitled to vote on any matter except as may be required by law. Any amendment or modification of the certificate of designations establishing the Series A Stock requires the prior written consent of the holders of a majority of the Series A Stock.

Conversion.  Holders of our Series A Stock may convert their shares into common stock if (i) it is permitted under applicable federal banking laws and regulations or (ii) the holder is transferring the holders’ shares of Series A Stock (or common stock issued upon conversion of Series A Stock) in connection with a “Widely Dispersed Offering.” The term “Widely Dispersed Offering” means (a) a widely distributed public offering, (b) a public offering, private placement or other sale in which no one party acquires the right to purchase in excess of 2% of our voting shares, (c) in the case of shares of Series A Stock held by certain affiliates of GTCR, distributions to such holder’s partners and their affiliates, or (d) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely distributed public offering on the holder’s behalf. Subject to the foregoing restrictions as well as adjustments to account for stock splits, stock combinations and dividends payable in common stock, if any, that may occur in the future, each share of Series A Stock is convertible into 1,000 shares of common stock.

Liquidation.  In the event of our liquidation or dissolution, the holders of our Series A Stock would be entitled to receive out of our assets available for distribution to our stockholders and before any payment to holders of any of our stock ranking junior to the Series A Stock, including our common stock, an amount per share equal to the greater of (a) $0.01 plus an amount equal to any declared but unpaid dividends on the Series A Stock, and (b) the amount that a holder of one share of Series A Stock would be entitled to receive if such share were converted into common stock immediately prior to our liquidation or dissolution plus any declared but unpaid dividends.

Preemptive Rights.  The terms of the Series A Stock do not provide for preemptive rights. However, so long as certain holders of our outstanding Series A Stock affiliated with GTCR collectively own five percent or more of our outstanding common stock (assuming conversion), they are entitled to preemptive rights with respect to any shares of common stock (or securities convertible into, exchangeable for or equivalent to common stock) that we may offer and issue in the future, other than generally for offerings and issuances under our equity benefit and compensation plans and in connection with certain strategic transactions, such as acquisitions.

Redemption.  Our Series A Stock is not subject to mandatory redemption.

DESCRIPTION OF OTHER SECURITIES

We will set forth in a prospectus supplement, as applicable, a description of our debt securities, which may include senior or subordinated debt securities, our junior subordinated debt securities, purchase contracts, units, warrants, depositary shares, and guarantees or any other security that we may offer under this prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of our securities will be passed upon for us by Vedder Price P.C., Chicago, Illinois, and Richards Layton & Finger, P.A., special counsel to the trust, will pass upon certain legal matters for the trust.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information for the three-month periods ended March 31, 2008 and March 31, 2007, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 2, 2008, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, except for any information superseded by information in this prospectus or the applicable prospectus supplement. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 0-25887);

•	our proxy statement in connection with our 2008 annual meeting of stockholders filed with the SEC on April 4, 2008 (except for the Compensation Committee Report and the Audit Committee Report contained therein);

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2008 (File No. 0-25887); and

•	our Current Reports on Form 8-K filed with the SEC on January 28, 2008, February 29, 2008, March 19, 2008, April 28, 2008 and May 1, 2008 (File Nos. 0-25887).

We also incorporate by reference any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of any offering covered by this prospectus and any applicable prospectus supplement.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any applicable prospectus supplement, or in any other document filed later that is also incorporated in this prospectus or any applicable prospectus supplement by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information relating to us contained in this prospectus should be read together with the information contained in any prospectus supplement and in the documents incorporated in this prospectus and any prospectus supplement by reference.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Dennis L. Klaeser, Chief Financial Officer, at 70 West Madison, Suite 900, Chicago, Illinois 60602, (312) 683-7100.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 to which this prospectus relates. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and in the exhibits attached or incorporated by reference in the registration statement. For further information about us and our securities, you should refer to the registration statement and to any applicable supplement(s) to this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, N.E., Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. Our SEC filings are also available on our website at www.pvtb.com and at the office of the Nasdaq Stock Market. For further information on obtaining copies of our public filings at the Nasdaq Stock Market, you should call (212) 656-5060.

Debt Securities
Junior Subordinated Debt Securities
Preferred Stock
Common Stock
Purchase Contracts
Units
Warrants
Depositary Shares
Guarantees

PrivateBancorp Capital Trust IV

Trust Preferred Securities

PROSPECTUS

May 9, 2008